                                     Filed Pursuant to Rule 424(b)(3)
                                     Registration Nos. 333-44421 & 333-44421-01


INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT AND PROSPECTIVE PURCHASERS ARE REFERRED TO THE RELATED FINAL PROSPECTUS SUPPLEMENT FOR DEFINITIVE INFORMATION ON ANY MATTER CONTAINED HEREIN. NEITHER THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS SUPPLEMENT (Subject to Completion, Dated February 10, 1998)

(To Prospectus dated January 30, 1998)

                               10,000,000 Shares

                                K N Energy, Inc.
                                                                            LOGO
                                  COMMON STOCK
                            ------------------------
ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY.
  OF THE 10,000,000 SHARES OF COMMON STOCK BEING OFFERED, 8,500,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS
 AND 1,500,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND
  CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." THE COMPANY'S COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "KNE." ON
  FEBRUARY 9, 1998 THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NEW
                  YORK STOCK EXCHANGE WAS $51 1/16 PER SHARE.
                            ------------------------

     On January 30, 1998, the Company acquired all of the outstanding capital stock of MidCon Corp. from Occidental Petroleum Corporation for $2.1 billion in cash and a short-term note in the aggregate principal amount of $1.39 billion. The Company will use the net proceeds from the sale of the Common Stock offered hereby to repay a portion of the indebtedness incurred in connection with such acquisition. Concurrently with this offering, the Company is offering senior notes of varying maturities. The closings of this offering and the debt offerings are not conditioned upon each other.
                            ------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE S-11 FOR CERTAIN INFORMATION RELEVANT TO AN
                         INVESTMENT IN THE SECURITIES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
  SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                              PRICE $     A SHARE
                            ------------------------

                                                              UNDERWRITING
                                        PRICE TO              DISCOUNTS AND              PROCEEDS TO
                                        PUBLIC                COMMISSIONS(1)              COMPANY(2)
                                        ------------------------------------------------------------------
Per Share.............................  $                     $                     $
Total (3).............................  $                     $                     $

------------
    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

    (2) Before deducting offering expenses payable by the Company estimated at
        $    million.

    (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,500,000 additional shares of Common Stock at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
        commissions and proceeds to company will be $        , $        and
        $        , respectively. See "Underwriters."
                            ------------------------

    The shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock will be made on or about
  , 1998 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY DEAN WITTER
                MERRILL LYNCH & CO.
                                 PETRIE PARKMAN & CO.
                                             SALOMON SMITH BARNEY
                    , 1998

     CERTAIN PERSONS PARTICIPATING IN THE EQUITY OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE EQUITY OFFERING, AND MAY BID FOR, AND PURCHASE THE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT WITH THE ACCOMPANYING PROSPECTUS NOR ANY OFFER OR SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........................................................   S-4
Risk Factors..........................................................................  S-11
Use of Proceeds.......................................................................  S-15
The Acquisition and the Financing Plan................................................  S-16
Common Stock Price Range and Dividends................................................  S-19
Capitalization........................................................................  S-20
Unaudited Pro Forma Consolidated Financial Statements.................................  S-22
Selected Historical Financial Information for K N Energy..............................  S-29
Selected Historical Financial Information for MidCon..................................  S-31
The Combined Company..................................................................  S-33
K N Energy, Inc.......................................................................  S-37
MidCon Corp...........................................................................  S-41
Regulation............................................................................  S-45
Certain United States Tax Consequences to Non-U.S. Holders............................  S-50
Underwriters..........................................................................  S-52
Experts...............................................................................  S-55
Legal Matters.........................................................................  S-55
Index to Financial Statements.........................................................   F-1

PROSPECTUS
Available Information.................................................................     3
Incorporation of Certain Documents by Reference.......................................     4
K N Energy, Inc. .....................................................................     4
The Trust.............................................................................     4
Use of Proceeds.......................................................................     6
Ratios of Earnings to Fixed Charges...................................................     6
Description of the Preferred Securities...............................................     7
Description of the Trust Debentures...................................................     7
Description of the Guarantee..........................................................    13
Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee...    15
Description of the Debt Securities....................................................    16
Description of Capital Stock..........................................................    28
Description of Stock Purchase Contracts and Stock Purchase Units......................    31
Book-Entry Issuance...................................................................    32
Plan of Distribution..................................................................    33
Legal Matters.........................................................................    35
Experts...............................................................................    35

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated by reference herein or therein. As used in this Prospectus Supplement and the accompanying Prospectus "the Company," "K N" and "K N Energy" refer to K N Energy, Inc., together with its consolidated subsidiaries (including MidCon), unless the context otherwise requires. As used in this Prospectus Supplement, "MidCon" refers to MidCon Corp., together with its consolidated subsidiaries, unless the context otherwise requires. All volumes of natural gas referred to herein are stated at a pressure base of 14.73 pounds per square inch absolute and at 60 degrees Fahrenheit and, in most instances, are rounded to the nearest major multiple. The term "Mcf" means thousand cubic feet, the term "MMcf" means million cubic feet, the term "Bcf" means billion cubic feet and the term "Tcf" means trillion cubic feet. The term "MMBtus" means million British thermal units ("Btus"). "NGLs" refers to natural gas liquids, which consist of ethane, propane, butane, iso-butane and natural gasoline. The term "Bbls" means barrels. Unless otherwise indicated, all information in this Prospectus Supplement assumes no exercise of the U.S. Underwriters' over-allotment option. Prospective investors should carefully consider the matters discussed under the caption "Risk Factors."

                                  INTRODUCTION

     On January 30, 1998, K N Energy acquired all of the outstanding capital stock of MidCon from Occidental Petroleum Corporation ("Occidental") (the "Acquisition") for $2.1 billion in cash and a short-term note in the aggregate principal amount of $1.39 billion (the "Substitute Note"), which was collateralized at the closing by letters of credit issued under a $4.5 billion Bank Facility (as defined herein). As a result of the Acquisition, MidCon became a wholly-owned subsidiary of K N Energy. The total amount of funds required by K N to complete the Acquisition, pay related fees and expenses and repay borrowings under the Company's existing credit facility was approximately $2,499 million and was financed with borrowings made under the Bank Facility. The Company will use the net proceeds from this offering of shares of Common Stock (the "Equity Offering") and its proposed concurrent offering of senior notes of varying maturities in an aggregate principal amount of up to $2.35 billion (the "Debt Offerings" and, together with the Equity Offering, the "Offerings") to refinance borrowings under the Bank Facility in connection with the Acquisition and to purchase U.S. government securities to replace a portion of the letters of credit that collateralize the Substitute Note. The Company intends to purchase additional U.S. government securities to replace completely the letters of credit and to further refinance borrowings under the Bank Facility in the first half of 1998 through the sale of preferred capital securities and mandatorily convertible preferred capital trust securities of subsidiary trusts (the "Additional Offerings," and together with the Offerings and the Company's borrowings under the Bank Facility in connection with the Acquisition, the "Financing Plan"). The closings of the Equity Offering and the Debt Offerings are not conditioned upon each other.

                                 THE COMPANIES

K N ENERGY

     K N Energy is an integrated energy services provider whose operations include the gathering, processing, transportation and storage of natural gas and the marketing of natural gas and NGLs. As of September 30, 1997, the Company operated over 12,300 miles of interstate and intrastate pipelines and over 8,600 miles of gathering and processing pipeline that connect major supply areas with major consuming areas in the Western and Mid-Continent United States. The Company also owned or operated at such date 18 natural gas processing plants with total processing capacity of approximately 1.7 Bcf per day, including the Bushton complex in the Hugoton Basin, one of the largest natural gas extraction facilities in the United States, and 7 storage facilities with 827 MMcf per day of withdrawal capacity. As of September 30, 1997, the Company's regulated retail natural gas business served over 200,000 customers in Colorado, Nebraska and Wyoming (excluding customers served by the Company's Kansas natural gas distribution assets). The Company also markets innovative products and services, such as the Simple Choice(sm) ("Simple Choice") menu of products and call center services designed for residential consumers, utilities, and small businesses through its 50% owned EN-able(sm), LLC ("EN-able") affiliate.

     The Company's principal offices are located at 370 Van Gordon Street, Lakewood, CO 80228, and its telephone number is (303) 989-1740.

MIDCON CORP.

     MidCon is engaged in the purchase, gathering, processing, transmission, storage and sale of natural gas to utilities, municipalities and industrial and commercial users. MidCon operates over 13,000 miles of natural gas pipelines which are strategically located in the center of the North American pipeline grid. These pipeline assets include two major interconnected transmission pipelines terminating in the Chicago area: one originating in West Texas and the other in the Gulf Coast areas of Texas and Louisiana, as well as a major intrastate pipeline located in Texas. In 1996, MidCon delivered an average of over 6.2 Bcf per day of natural gas. MidCon is one of the largest and lowest cost transporters of natural gas to the Chicago market and in 1996 delivered an average of 2.2 Bcf per day of natural gas to the Chicago metropolitan area, representing 60% of the total natural gas delivered to that market during the same period. MidCon is also one of the nation's largest storage operators with approximately 600 Bcf of total natural gas storage capacity near its major markets, over 200 Bcf of working gas and up to 4.4 Bcf per day of peak deliverability from its facilities as of September 30, 1997. MidCon also purchases electricity from electric utilities, and other electric power producers and marketers and resells the electricity to wholesale and end-use customers.

THE COMBINED COMPANY

     As a result of the Acquisition, K N Energy is one of the largest integrated natural gas companies in the United States. On a pro forma basis as of September 30, 1997, the Company owned and/or operated approximately 25,800 miles of interstate, intrastate and offshore natural gas transmission pipeline, approximately 11,100 miles of gathering pipeline, approximately 7,100 miles of local distribution pipeline (excluding K N's Kansas natural gas distribution assets) and 16 storage facilities with storage capacity of more than 230 Bcf of working gas. On a pro forma basis, the Company also is one of the largest transporters and marketers of natural gas in the United States with average sales volumes of approximately 3.7 Bcf of natural gas per day and average transportation volumes of approximately 5.1 Bcf of natural gas per day. On a pro forma basis as of September 30, 1997, the Company had $8.2 billion in assets, and pro forma for the year ended December 31, 1996, the Company had operating revenues of $4.0 billion, operating income of $399.5 million and net income of $71.0 million.

     In addition to significantly increasing the Company's size and scope of operations as well as its geographic presence, management believes the Acquisition also provides K N with a strong platform for future growth. The Company now has pipeline assets in 15 states and access to several of the largest natural gas markets in the United States, including Chicago, Houston, Kansas City and Denver. In addition, the Company has access to natural gas supplies in the major natural gas supply basins in the United States, including those in the Mid-Continent, West Texas, Rocky Mountain and Gulf Coast regions. As a result of the Acquisition, the Company is also one of the nation's largest owners and operators of natural gas storage assets in both supply and market areas. Management believes these assets are strategically located and will allow the Company to become a major supplier of storage service, particularly in the Chicago market. Management believes that the Acquisition also significantly broadens the Company's retail presence in both the residential and small business market segments.

BUSINESS STRATEGY

     The Company's objective is to enhance its assets and operations along all segments of the natural gas "value stream" by increasing access to supplies of natural gas for the Company's upstream gathering and processing facilities, delivering that supply through K N's midstream transmission pipelines and marketing that supply to a broad range of downstream end users, including utility, residential, commercial, agricultural and industrial customers. The Company believes that it has developed several competitive strengths that will enable it to continue to successfully implement this strategy, including: (i) extensive natural gas infrastructure from the wellhead to the burner tip, (ii) access to natural gas supplies in several of the largest domestic natural gas producing areas, (iii) access to natural gas markets in some of the largest natural gas consuming areas in the Midwest, Texas and the Rocky Mountains, (iv) a management team which combines an entrepreneurial spirit with significant experience in the natural gas industry, (v) a strong track record of quickly and successfully integrating acquisitions and (vi) a commitment to providing superior customer service. Management believes the Acquisition is consistent with the Company's strategy. The key elements of the Company's strategy include the following:

     Optimize operation of the Company's assets. Over the past several years, K N has been able to generate significant value through the improved operation of its assets. With the Acquisition, the Company has identified several opportunities for the optimization of operations through the integration and consolidation of MidCon's assets with those of K N. By connecting pipelines to proximate gathering facilities, relocating processing facilities and reconfiguring certain operations, the Company believes it can increase throughputs, lower costs and thereby significantly improve the operating results of these assets. Specifically, K N plans to integrate and consolidate its gathering, processing and intrastate pipelines in West Texas with MidCon's assets in the region. K N also plans to build an interconnect between the Amarillo Line of MidCon's Natural Gas Pipeline Company of America ("NGPL") pipeline and K N's Bushton natural gas processing plant. In addition, the Company believes that the combination of K N's supply area storage with MidCon's market area storage provides additional opportunities for the Company to arbitrage regional and seasonal natural gas price differentials.

     Aggressively pursue new markets. K N will continue to pursue opportunities to gain additional market share along the MidCon and K N pipeline systems. K N is currently executing this strategy by expanding its marketing presence in the Denver metropolitan area through construction of the Front Runner Pipeline, and in Kansas City through the construction of an additional lateral pipeline. Both of these cities represent markets that the Company believes have been historically underserved by gas pipelines and that are easily reached through extensions of K N's current pipelines. The Company believes that, given MidCon's pipeline system and its low-cost position, the Acquisition also provides significant additional opportunities to continue to access new markets and significantly increase the Company's market share.

     Leverage regulated assets by developing complementary unregulated businesses. K N seeks to build or acquire unregulated businesses that complement its core regulated assets. A key component of K N's growth has been its ability to evolve from a 99% regulated entity in 1990 to a 45% regulated entity at September 30, 1997 based on operating income. As an example of this strategy, K N has successfully taken advantage of several unregulated gathering, processing and marketing opportunities in the Rocky Mountains and Midwest in conjunction with the development and operation of its regulated Pony Express Pipeline. Management believes that MidCon's assets, which are largely regulated, present additional opportunities for K N to continue to pursue this strategy. For the year ended December 31, 1996, approximately 70% of the Company's pro forma operating income was derived from regulated assets, compared with approximately 45% for K N's historical business on a stand-alone basis. The Company's goal is to increase the operating income derived from unregulated assets to approximately 50% over time. The Company also believes it can improve the profitability of certain of MidCon's gathering assets through a spin-down of such assets from a regulated affiliate to unregulated affiliates. By transferring these assets to unregulated affiliates, the Company believes it will be able to achieve increased operational flexibility, lower costs and take advantage of opportunities to increase system throughput.

     Pursue strategic acquisitions, alliances, joint ventures and partnerships. K N will continue to pursue acquisitions and strategic alliances that create new business opportunities and enhance its existing operations. The Company maintains a highly disciplined approach to acquisitions in order to identify investments that logically expand K N's business into contiguous markets, help increase economies of scale and provide opportunities to leverage regulated businesses by developing complementary unregulated businesses. The Company has established a number of strategic alliances, joint ventures and partnerships to reach its goals. For example, the Wildhorse Energy Partners, LLC ("Wildhorse") gathering and marketing joint venture with Tom Brown, Inc. ("TBI"), pursuant to which TBI has dedicated all of its uncommitted Rocky Mountain gas production, has enhanced the Company's access to gas supply. The Company also formed a partnership to develop the TransColorado pipeline and provide increased market access for isolated Rocky Mountain gas. In 1997, the Company and PacifiCorp Holdings, Inc. formed EN-able, a joint venture to exploit retail opportunities presented by deregulation of the retail electric and gas utility industries. The Company believes that the Acquisition provides not only a significant platform from which to pursue additional complementary acquisitions, but also greatly enhances the value of K N as a potential partner.

  Maintain and enhance the Company's position as a low-cost provider. The Company is a low-cost provider of natural gas gathering, processing and transportation services and is constantly seeking opportunities to reduce costs further without compromising safety or sacrificing customer service. Recent operational changes consistent with this strategy include re-routing gas from high cost plants into the more efficient Bushton system and the exchange of underperforming assets in Texas for transmission assets needed to transport new gathering volumes and which enhanced the performance of other K N assets. NGPL is currently one of the lowest cost transporters of gas in the Mid-Continent region and as a result, management believes that the Company is now in an even stronger position to preserve or increase market share than its higher-cost competitors, particularly in the event that additional gas comes into the Chicago market from Canada. In addition, the increased access to additional supply sources from MidCon's pipelines should support K N's low-cost position. The Company also expects to realize annual operating and administrative savings beginning in 1998 primarily due to the consolidation of operations and activities that are duplicative with those of MidCon and improved utilization of assets.

  Expand the Company's retail presence. In order to take advantage of the rapidly changing competitive landscape in the utility industry, the Company has developed value-added products and services to offer to its customers beyond the traditional energy commodity. As part of this strategy, K N developed Simple Choice which offers consumers, through their local utilities, a bundled package of energy, communications and entertainment products serviced through one call and itemized on one bill. The Simple Choice package of services is marketed to other utilities through the Company's EN-able joint venture with PacifiCorp Holdings, Inc. By licensing Simple Choice to other gas, electric and water utilities, EN-able creates partnerships that allow utility partners to play a broader role in providing a range of products and services to the home, and allows EN-able to build a larger retail presence in the marketplace more quickly than it could on its own. EN-able also provides back-office support to its utility partners, including infrastructure support for customer care and billing functions and marketing channels. Management believes MidCon's retail marketing operations, which are conducted through mc(2) Inc. ("mc(2)") and which market gas and electricity principally to commercial and industrial customers, complement the operations of EN-able.

RECENT DEVELOPMENTS

     K N Energy. On February 4, 1998, K N Energy announced that for the year ended December 31, 1997, it had consolidated net income of $77.5 million, or $2.45 per share of Common Stock on a diluted basis, on operating revenues of $2.15 billion, compared to net income of $63.8 million, or $2.14 per share on a diluted basis, on operating revenues of $1.44 billion for the year ended December 31, 1996.

     MidCon. For the year ended December 31, 1997, MidCon reported a consolidated net loss of $4.5 million on operating revenues of $3.05 billion, compared to consolidated net income of $116.5 million on operating revenues of $2.57 billion for the year ended December 31, 1996. Results for 1997 were negatively impacted by interest expense of $110.5 million related to a note for $1.39 billion issued to Occidental by MidCon's employee stock ownership plan and $126.4 million of interest expense related to a $1.6 billion dividend note payable to Occidental. See "The Acquisition and the Financing Plan".

                              THE EQUITY OFFERING

Common Stock offered:
     United States offering...................  8,500,000 shares
     International offering...................  1,500,000 shares
                                                -------------
          Total...............................  10,000,000 shares(1)
Common Stock outstanding after the Equity
  Offering....................................  42,154,512 shares(1)(2)
NYSE Symbol...................................  KNE
Use of Proceeds...............................  The net proceeds from the Equity Offering will be used to refinance borrowings under
                                                  the Bank Facility incurred in connection
                                                  with the Acquisition. See "The Acquisition
                                                  and the Financing Plan" and "Use of
                                                  Proceeds."
Dividend Policy...............................  The Company currently pays a regular quarterly cash dividend of $.28 per share or
                                                  $1.12 per year. See "Common Stock Price
                                                  Range and Dividends."
Debt Offerings................................  The Company is concurrently offering to the public up to $2.35 billion aggregate
                                                  principal amount of senior notes, the
                                                  proceeds of which will be used to refinance
                                                  borrowings under the Bank Facility incurred
                                                  in connection with the Acquisition and to
                                                  purchase U.S. government securities to
                                                  collateralize the Substitute Note and
                                                  replace a portion of the letters of credit
                                                  currently collateralizing the Substitute
                                                  Note. The closings of the Equity Offering
                                                  and the Debt Offerings are not conditioned
                                                  upon each other.

------------------------------

(1) Assumes the U.S. Underwriters' over-allotment option is not exercised. See "Underwriters."

(2) Based on 32,154,512 shares of Common Stock outstanding as of February 4, 1998. Excludes, at February 4, 1998, approximately 928,700 shares of Common Stock issuable pursuant to immediately exercisable stock options.

                                  RISK FACTORS

     Prospective investors should carefully consider all the information set forth and incorporated by reference herein and in the accompanying Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" before purchasing any of the shares of Common Stock offered hereby.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following table presents summary historical statement of operations data for each of K N Energy and MidCon for the year ended December 31, 1996 and for the nine month period ended September 30, 1997 and pro forma summary financial information for K N Energy for the year ended December 31, 1996 and the nine month period ended September 30, 1997 assuming that the Acquisition and the Offerings occurred at the beginning of each such period. The historical information for both K N and MidCon for the year ended December 31, 1996 has been derived from audited financial statements. Additionally, the historical income statement information for the nine months ended September 30, 1997 and the historical balance sheet data as of September 30, 1997 have been derived from unaudited financial statements of K N Energy and MidCon. The unaudited pro forma balance sheet information for September 30, 1997 is presented as if the Acquisition and the Offerings had occurred on that date. The unaudited pro forma statement of operations data are not necessarily indicative of the financial results that would have occurred had the Acquisition and the Offerings been consummated on the dates indicated, nor are they necessarily indicative of future financial results. The information set forth below should be read in conjunction with the historical financial statements of each of K N Energy and MidCon and the notes thereto and the "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this Prospectus Supplement.

                                                                                       NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31, 1996                    SEPTEMBER 30, 1997
                                 ---------------------------------------   -----------------------------------------
                                        HISTORICAL                                 HISTORICAL
                                 ------------------------                  --------------------------
                                    K N          MIDCON       PRO FORMA        K N          MIDCON        PRO FORMA
                                 ----------    ----------    -----------   -----------    -----------    -----------
                                                             (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating revenues..........   $1,443,174    $2,574,211    $4,017,385    $ 1,362,457    $2,063,058     $3,425,515
  Operating costs and
    expenses..................    1,308,373     2,313,319     3,617,931      1,266,238     1,896,844      3,162,049
                                 ----------    ----------    ----------     ----------    ----------     ----------
  Operating income............      134,801       260,892       399,454         96,219       166,214        263,466
  Other income and
    (deductions):
    Interest expense..........      (35,933)      (79,626)     (318,856)       (30,991)     (181,601)      (217,756)
    Minority interests........       (2,946)           --        (2,946)        (5,681)           --         (5,681)
    Other, net................        3,794        11,903        42,291         14,979        18,555         55,569
                                 ----------    ----------    ----------     ----------    ----------     ----------
  Income before income
    taxes.....................       99,716       193,169       119,943         74,526         3,168         95,598
  Income taxes................       35,897        76,684        48,968         25,488            87         32,608
                                 ----------    ----------    ----------     ----------    ----------     ----------
  Net income..................       63,819       116,485        70,975         49,038         3,081         62,990
  Preferred stock dividends...          398            --           398            263            --            263
                                 ----------    ----------    ----------     ----------    ----------     ----------
  Earnings available for
    common shares.............   $   63,421    $  116,485    $   70,577    $    48,775    $    3,081     $   62,727
                                 ==========    ==========    ==========     ==========    ==========     ==========
  Earnings per common share...   $     2.14            --    $     1.78    $      1.55            --     $     1.52
  Number of shares used in
    computing earnings per
    common share..............       29,624            --        39,624         31,397            --         41,397
  Dividends per common
    share.....................   $     1.05            --    $     1.05    $      0.81            --     $     0.81
OTHER FINANCIAL DATA:
  EBITDA(1)...................   $  186,861    $  450,306    $  663,761    $   146,618    $  295,693     $  467,009
  Capital expenditures and
    acquisitions..............      273,994       146,883                      316,238        56,578
  Depreciation and
    amortization..............       51,212       177,511       224,962         41,101       110,924        153,655

                                                  AS OF SEPTEMBER 30, 1997
                                           ---------------------------------------
                                                  HISTORICAL
                                           -------------------------
                                              K N          MIDCON       PRO FORMA
                                           ----------    -----------    ----------
                                           (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..............  $   18,819    $    6,278     $   18,819
  Investment in U.S. government
    securities...........................          --            --        319,804(2)
  Current assets.........................     351,998       969,042      1,331,114
  Total assets...........................   1,852,457     6,510,513      8,180,076
  Current liabilities....................     580,795       887,361      2,238,030
  ESOP debt..............................          --     1,386,026             --
  Total long-term debt...................     410,498     1,600,000      2,760,498
  K N-obligated mandatorily redeemable
    preferred capital trust securities of
    subsidiary trust holding solely
    debentures of K N....................     100,000            --        100,000
  Minority interests in equity of
    subsidiaries.........................      31,160         7,456         38,616
  Preferred stock........................       7,000            --          7,000
  Common stockholders' equity............     564,809       700,884      1,044,809

                                                  AS OF SEPTEMBER 30, 1997
                                           ---------------------------------------
                                              K N         MIDCON(3)      COMBINED
                                           ----------    -----------    ----------
OPERATING DATA:
  Miles of pipeline
    Interstate...........................       6,970        10,049         17,019
    Intrastate...........................       5,418         2,617          8,035
    Offshore.............................          --           702            702
    Gathering and processing.............       8,691         2,379         11,070
    Distribution(4)......................       8,665            --          8,665
  Gas processing plants
    Number of plants.....................          18             4             22
    Total processing capacity (MMcf per
      day)...............................       1,675           750          2,425
  Natural gas storage facilities
    Number of storage facilities.........           7             9             16
    Total withdrawal capacity (MMcf per
      day)...............................         827         4,400          5,227

---------------
(1) EBITDA represents net income plus income taxes, interest expense, depreciation, and amortization expense. EBITDA is not presented as an indicator of the Company's operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies.

(2) Represents the purchase of U.S. government securities which, combined with letters of credit issued under the Bank Facility, will satisfy K N's obligation to collateralize the Substitute Note.

(3) Does not include 2,600 miles of leased pipelines from MidCon Texas.

(4) Includes K N's Kansas natural gas distribution assets which will be sold upon receipt of regulatory approval.

                                  RISK FACTORS

     Prospective purchasers of the shares of Common Stock should carefully review the information contained elsewhere in this Prospectus Supplement or in the accompanying Prospectus or incorporated by reference herein or therein and should particularly consider the following matters.

ACQUISITION OF MIDCON; INTEGRATION OF BUSINESSES OF K N ENERGY AND MIDCON

     The Acquisition has significantly increased the size of K N's operations. This significant increase in size substantially increases the demands placed upon the Company's management, including demands resulting from the need to integrate operations of MidCon with those of K N. The Company believes that a key benefit to be realized from the Acquisition will be the integration of its and MidCon's assets. There can be no assurance, however, that K N Energy will not encounter difficulties in integrating MidCon's operations with its own or that the expected benefits will be realized from such integration. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations; integrating different strategies and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that K N Energy and MidCon will be able to integrate effectively or in a timely manner. Nor can there be any assurance that, even if integrated, the Company's product and service offerings will be successful. Among the factors considered by K N Energy in connection with the Acquisition were the opportunities for synergies expected to be achieved from the Acquisition. However, there can be no assurance that K N Energy will achieve the desired levels of synergies and related revenue growth and cost savings when anticipated or at all. Failure to achieve the desired levels of synergies could have a material adverse effect on the business, results of operations, liquidity and financial condition of K N Energy.

     In connection with the Acquisition, the Company became obligated with respect to MidCon's liabilities including, without limitation, liabilities with respect to environmental matters, liabilities (including liabilities with respect to retiree welfare benefits) under MidCon's employee benefits plans and the obligations of Occidental's insurance subsidiary with respect to insurance policies previously issued to MidCon. Pursuant to the stock purchase agreement for the Acquisition (the "Agreement"), Occidental has indemnified the Company with respect to some of these liabilities, including all liabilities with respect to MidCon's employee stock ownership plan. However, there can be no assurance that any of these liabilities will not adversely affect the Company's results of operations or financial condition. The representations and warranties contained in the Agreement generally survive the closing of the Acquisition for one year. There can be no assurance that liabilities will not arise that are not covered by Occidental's indemnity of K N or that such liabilities may not arise following such one-year period. See "The Acquisition and the Financing Plan."

EFFECT OF SUBSTANTIAL LEVERAGE

     K N Energy incurred substantial additional indebtedness in connection with the Acquisition. After giving effect to the Acquisition and the Offerings, as of September 30, 1997, K N Energy would have had total debt of $4,261 million and stockholders' equity (including the 8.56% Series B Capital Trust Securities of K N Capital Trust I) of $1,152 million, resulting in a total debt to total capital ratio of 78.7% (77.4% net of government securities held as collateral). In addition, depending on prevailing financial, economic and market conditions K N Energy may be unable to consummate the Additional Offerings necessary to replace the letters of credit and refinance the remainder of the borrowings under the Bank Facility in accordance with the Financing Plan. Accordingly, the amount of outstanding indebtedness may be greater than contemplated under the Financing Plan and stockholders' equity may be lower than contemplated under the Financing Plan. Failure to refinance substantially all of the borrowings and extensions of credit under the Bank Facility within 364 days of the closing of the Acquisition will result in an event of default under the Bank Facility and could result in acceleration of the indebtedness under the Bank Facility. See "Capitalization" and "The Acquisition and the Financing Plan -- The Financing Plan." K N Energy may also incur additional indebtedness in the future, including in connection with other acquisitions, although its ability to do so will be restricted by the Bank Facility. See "The Acquisition and the Financing Plan -- Description of Bank Facility."

     K N Energy's leverage may have important consequences to holders of the shares of Common Stock, including: (i) limiting K N Energy's ability to obtain additional financing to fund future working capital requirements, capital expenditures, debt service requirements, acquisitions or other general corporate requirements; (ii) requiring a substantial portion of K N Energy's cash flow from operations to be dedicated to payment of principal and interest on its indebtedness, thereby reducing the funds available for operations and future business opportunities; (iii) placing K N Energy at a competitive disadvantage to companies with which it competes that may be less leveraged; and (iv) increasing K N Energy's vulnerability to adverse economic and industry conditions. In addition, since certain of K N Energy's borrowings may be at variable rates of interest, K N Energy will be vulnerable to increases in interest rates, which could have a material adverse effect on K N Energy's results of operations, liquidity and financial condition. K N Energy's ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. There can be no assurance that K N Energy's business will continue to generate cash flow from operations in the future sufficient to service its debt and make necessary capital expenditures. If unable to generate such cash flow, K N Energy may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms or without substantial additional expense to K N Energy. These and other factors could have a material adverse effect on the results of operations, liquidity and financial condition of K N Energy.

     The Bank Facility imposes financial and other restrictions on K N Energy and also requires K N Energy to make payments in respect of the collateralization of the Substitute Note, interest and outstanding principal, including from the proceeds of certain issuances of capital stock or indebtedness. See "The Acquisition and the Financing Plan -- Description of Bank Facility." Covenants contained in the Bank Facility and relating to certain other indebtedness of K N limit, among other things, the incurrence of funded indebtedness by K N and its subsidiaries and, in the event of a downgrade in the ratings of K N's long-term senior unsecured debt, impose minimum EBITDA/interest and net worth requirements. There can be no assurance that the requirements of the Bank Facility or such other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt under the Bank Facility or such other indebtedness and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that K N Energy would be able to refinance or otherwise repay such indebtedness.

RISKS RELATING TO ACQUISITION STRATEGY

     A substantial portion of the Company's growth over the last several years has been attributable to acquisitions. A principal component of the Company's strategy is to continue to acquire assets or businesses that are logical extensions of its existing assets or businesses in order to increase the efficiency of its existing assets. See "The Combined Company -- Business Strategy." The Company's ability to achieve its goals will be dependent upon a number of factors, including the Company's ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired businesses, increase its gas throughput into new markets and obtain financing to support its growth. There can be no assurance that the Company will be successful in implementing its acquisition strategy or that such strategy will improve operating results.

COMPETITION

     The Company competes with other pipeline companies, marketers and brokers of varying size, resources and experience as well as with producers who are able to market gas directly to wholesale and end-use markets. Factors influencing the competitive environment include (i) regulatory changes that provide greater access to markets by gas producers and marketers, (ii) the ability of certain markets to switch to alternative fuels at favorable prices, and (iii) increased pipeline and gas storage capacity in the United States. In addition, natural gas competes with fuel oil, coal, propane and electricity as an energy source in the areas served by the Company's interstate pipeline system and retail natural gas business. The Company expects that such competition will increase as a result of the continued implementation of FERC Order 636 and state retail unbundling initiatives. In addition, the Company's gas gathering, processing and marketing operations depend in large part on the ability of the Company to assess and respond to changing market conditions in negotiating gas purchase and sale agreements and to obtain satisfactory margins between the purchase price of its natural gas supply and the sales price for such residual gas volumes and the NGLs processed.

     As FERC Order 636 continues to be implemented, increased competition for market share has led to the announcement of new pipeline projects for increased capacity. Given the major supplies of gas in the Rocky Mountains, San Juan Basin and Western Canada, and the relatively high natural gas prices in the Midwest and Northeast, the major projects have focused on constructing new pipelines which transport gas from Western Canada to the Midwest (including Northern Border, Alliance and Transvoyageur), and new pipelines which redirect gas from the Midwest to the Northeast and Eastern Canada (including Independence/Market Link (in which MidCon has an interest), Millenium, Eastern Express, Spectrum/Excelsior, Tristate and Vector). While proposals for the projects mentioned above have been announced or filed with regulatory authorities, it is unlikely that all of them will ultimately be completed. Nevertheless, given its strategic location at the center of the North American pipeline grid, Chicago is likely to develop into a major natural gas trading hub for the rapidly growing demand markets in the Midwest and Northeast. To the extent additional pipeline capacity into Chicago is constructed, the Company's financial position and results of operations could be adversely affected. The Company intends to try to mitigate any negative impact over time with additional market growth and expansion of capacity to move volumes east of Chicago to the heavily populated northeastern corridor of the United States.

FLUCTUATING COMMODITY PRICES

     The products of K N's natural gas processing operations, including NGLs, residue gas and related by-products, are commodities. As such, their prices are often subject to material changes in response to relatively minor changes in supply and demand, general economic conditions and other market conditions over which K N has no control. Other market conditions affecting the Company's natural gas processing business include the availability and prices of alternative energy and feedstock sources, government regulation, industry-wide inventory levels, the seasons, the weather and the impact of energy conservation efforts.

     A decrease in the difference between NGL and natural gas prices results in lower unit margins on natural gas volumes processed, and may result in lower volumes processed, or lower recoveries of certain NGLs (primarily ethane) at certain plants. Generally, the prices contained in natural gas processing supply contracts are tied to a current or index price and, therefore, adjust with changes in overall market conditions. In addition, K N is contractually able to mitigate the effect of contracting processing margins by reducing recoveries until the margin between NGL and natural gas prices improves. A prolonged contraction of the margin between NGLs and natural gas could materially adversely affect the financial condition and results of K N's natural gas processing operations.

REGULATION; PENDING REGULATORY PROCEEDINGS

     K N Energy and MidCon are both regulated by the Federal Energy Regulatory Commission (the "FERC") in accordance with the Natural Gas Act of 1938, as amended (the "Natural Gas Act") and the Natural Gas Policy Act of 1978, as amended (the "Natural Gas Policy Act"). The FERC regulates the interstate transportation of natural gas, including, among other things, rates and charges allowed natural gas companies, construction, extensions and abandonments of facilities and service, rates of depreciation and amortization and accounting systems. As a result of the Acquisition, approximately 70% of the operating income of K N will be derived from regulated assets. Although the Company has in the past successfully converted to unregulated status certain existing gathering and processing assets and intends to take similar action with respect to certain assets of MidCon, there can be no assurance that the Company will receive the requisite approvals to "spin down" such assets, or once converted to unregulated status, that the FERC will not attempt to reassert jurisdiction over such assets. See "Regulation -- Federal and State Regulation."

     In addition, K N Energy and MidCon are currently parties to various regulatory and rate proceedings relating to the establishment of rates for service, terms and conditions of service, authorizations to own and construct new facilities as well as complaints from customers relating to the implementation of each company's tariff governing authorized services. There have also been proceedings from time to time relating to cost recovery issues arising out of contract expirations, gas supply realignment and other transition issues. Both companies regularly attempt to reach comprehensive settlements with the parties in pending cases which would resolve the issues in a given matter. Both companies to date have been successful in resolving major rate and certificate cases arising out of significant restructuring of the regulated industries. It is contemplated that each company will continue to pursue a business strategy which will pursue settlement of regulatory proceedings where settlement is prudent. While negotiated settlement of such disputes is encouraged by the FERC and state regulatory bodies, such settlements remain subject to the FERC or state regulatory review and approval. Whether the FERC or state regulators will approve such settlements in the form filed or whether a particular regulatory proceeding will be otherwise resolved in a manner satisfactory to the Company cannot be predicted with certainty, and the business of the Company could be adversely affected thereby. For a description of certain regulatory proceedings in which K N Energy and MidCon are currently involved, see "Regulation -- Federal and State Regulation."

     The Company's operations and properties, including those of MidCon acquired in the Acquisition, are also subject to extensive and evolving Federal, state and local laws and regulations governing the release or discharge of regulated materials into the environment or otherwise relating to environmental or safety protection. Numerous governmental departments issue rules and regulations to implement and enforce such laws which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. These laws and regulations can also impose liability for remedial costs on the owner or operator of properties or the generators of waste materials, regardless of fault. Moreover, the trends toward stricter standards in environmental legislation and regulation are expected to continue. The Company expects to incur certain costs to comply with environmental laws and regulations. See "Regulation -- Environmental Regulation."

     While the Company is not aware of any environmental liabilities or conditions that would have a material adverse effect on the business, results of operations or financial condition of the Company, there is an inherent risk of the incurrence of environmental or safety costs and liabilities in the business of the Company due to its handling of natural gas and other regulated substances and there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions, will not cause the Company to incur significant costs.

RISKS RELATED TO SALE OF ADDITIONAL COMMON STOCK

     Cabot Specialty Chemicals, Inc. ("Cabot") owns approximately 3,000,000 shares of Common Stock. Pursuant to a registration rights agreement with K N, Cabot has registration rights for such shares and has registered 792,232 of such shares for resale under an effective shelf registration statement. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of shares of Common Stock in the public market or the perception that such sales might occur could adversely affect the market price of the shares of Common Stock. In the event of any future issuance of equity securities, the interests of holders of Common Stock, including the shares of Common Stock offered hereby, could be diluted.

FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the captions "Prospectus Supplement Summary," "Risk Factors," "Unaudited Pro Forma Consolidated Financial Statements," "The Combined Company," "K N Energy, Inc.," "MidCon Corp." and elsewhere in this Prospectus Supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Although the Company believes that these statements are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements contained herein include, among other factors, the pace of deregulation of retail natural gas and electricity markets in the United States, other federal and state regulatory developments, the timing and extent of changes in commodity prices for oil, gas, NGLs, electricity and interest rates, the extent of the Company's success in acquiring natural gas facilities, the ability of the Company to successfully integrate MidCon and other acquisition candidates into its operations, the timing and success of efforts to develop power, pipeline and other projects, political developments in foreign countries and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds of the Equity Offering are estimated to be approximately
$     million (or $     million if the U.S. Underwriters' over-allotment option
is exercised). K N intends to use such net proceeds to refinance a portion of the indebtedness incurred under the Bank Facility in connection with the Acquisition. As of February 1, 1998 the Acquisition borrowings bore interest at 6.14%. All of the borrowings and extensions of credit under the Bank Facility mature on January 29, 1999 other than borrowings under the $400 Million Facility (as defined herein) which matures on January 30, 2003. See "The Acquisition and the Financing Plan."

                     THE ACQUISITION AND THE FINANCING PLAN

THE ACQUISITION

     Pursuant to the Agreement, on January 30, 1998, the Company paid approximately $2.1 billion in cash and issued the Substitute Note in an aggregate principal amount of approximately $1.39 billion to Occidental to acquire the outstanding shares of capital stock of MidCon (the "MidCon Shares") and a note in a like aggregate principal amount issued to Occidental by MidCon's employee stock ownership plan (the "ESOP Note"). In connection with the planned termination of MidCon's employee stock ownership plan following the Acquisition, the ESOP Note was cancelled. The Substitute Note is required to be paid in full on January 4, 1999 and bears interest at a rate equal to 5.798%. The Company is required to collateralize the Substitute Note plus an amount equal to 105 days of accrued interest with U.S. government securities or one or more letters of credit, or a combination thereof. Such amounts were initially collateralized with letters of credit which the Company intends to replace with U.S. government securities purchased with the proceeds of the Debt Offerings and the Additional Offerings. See "Use of Proceeds" and "-- The Financing Plan."

     The Agreement contains representations and warranties of each of Occidental and the Company, which survive the closing for one year (except as to certain tax matters, which survive for two years), and customary covenants. In connection with its acquisition of the MidCon Shares, the Company became obligated with respect to MidCon's liabilities, including, without limitation, liabilities with respect to environmental matters, liabilities under MidCon's benefit plans for active and retired employees and the obligations of Occidental's insurance subsidiary with respect to insurance policies previously issued to MidCon. Each party has agreed to indemnify the other party for certain losses or liabilities incurred as a result of a breach of representation or warranty or covenant and, in the case of Occidental, to indemnify the Company for certain losses or liabilities arising out of MidCon's employee stock ownership plan.

     As a result of various regulatory requirements, prior to the consummation of the Acquisition, MidCon dividended all of the issued and outstanding capital stock of MidCon Power Services Corp. ("MidCon Power"), a wholly-owned subsidiary of MidCon, to Occidental. K N and Occidental have entered into a separate stock transfer agreement for the acquisition of all the issued and outstanding capital stock of MidCon Power by K N. The acquisition of the MidCon Power capital stock by K N is contingent upon the FERC approving the transaction.

THE FINANCING PLAN

     The total amount of funds required by K N Energy to complete the Acquisition, including payment of related transaction costs, was approximately $2,499 million, which was financed through borrowings under Credit Agreements, dated as of January 30, 1998 (the "Bank Facility"), among the Company, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and a syndicate of other lenders. The Bank Facility replaced the Company's Amended and Restated Credit Agreement, dated as of March 7, 1997, among the Company, Morgan Guaranty and a syndicate of other lenders (the "1997 Credit Agreement"). In addition, the Company issued the Substitute Note which, pursuant to the Agreement, was collateralized by letters of credit issued under the Bank Facility. The Company intends to refinance borrowings under the Bank Facility and purchase U.S. government securities to replace a portion of the letters of credit issued under the Bank Facility through the Offerings. The Company intends to purchase additional U.S. government securities to collateralize the Substitute Note and replace the letters of credit and further refinance borrowings under the Bank Facility through the issuance of approximately $400 million of mandatorily convertible preferred capital trust securities of a subsidiary trust and approximately $300 million of preferred capital trust securities of another subsidiary trust during the first half of 1998. The Company is required to refinance $4.1 billion of borrowings and the extension of credit under several letters of credit under the Bank Facility within 364 days following the consummation of the Acquisition.

     At the closing of the Acquisition, the financing was provided as follows:

                                                                              AMOUNT
                                                                           -------------
                                                                           (IN MILLIONS)
        SOURCES OF FUNDS:
          Borrowings under the Bank Facility.............................    $ 2,492.7
          Cash on hand at MidCon.........................................          6.3
                                                                                ------
                  Total sources of funds.................................    $ 2,499.0
                                                                                ======
        USES OF FUNDS:
          Cash consideration to Occidental...............................    $ 2,104.0
          Repay borrowings under 1997 Credit Agreement...................        285.0
          Estimated transaction costs....................................         60.0
          Working capital adjustment.....................................         50.0
                                                                                ------
                  Total uses of funds....................................    $ 2,499.0
                                                                                ======

     The Company intends to refinance indebtedness incurred under the Bank Facility in connection with the Acquisition and to purchase government securities to replace the letters of credit under the Bank Facility collateralizing the Substitute Note prior to maturity with the proceeds of the Offerings and the following Additional Offerings and other borrowings. There can be no assurance that the Company will be able to complete any or all of the Debt Offerings or the Additional Offerings. See "Risk Factors -- Effect of Substantial Leverage."

                                                                              AMOUNT
                                                                           -------------
                                                                           (IN MILLIONS)
        SOURCES OF FUNDS:
          Proceeds from the Equity Offering..............................    $   500.0
          Proceeds from the Debt Offerings...............................      2,350.0
          Additional Offerings
             Proceeds from capital securities............................        300.0
             Proceeds from mandatorily convertible preferred capital
               trust securities..........................................        400.0
                                                                              --------
                  Total sources of funds.................................    $ 3,550.0
                                                                              ========
        USES OF FUNDS:
          Repayment of borrowings under Bank Facility....................    $ 2,016.0
          Purchase of U.S. government securities as collateral for the
             Substitute Note.............................................      1,481.5
          Estimated fees and expenses....................................         52.5
                                                                              --------
                  Total uses of funds....................................    $ 3,550.0
                                                                              ========

DESCRIPTION OF BANK FACILITY

     The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms of the Bank Facility.

     The Bank Facility provides for indebtedness in an aggregate principal amount not to exceed $4.5 billion, which consists of the following credit facilities: (a) an approximately $1.39 billion letter of credit facility providing for the issuance of letters of credit for the benefit of Occidental to support the Substitute Note (the "L/C Facility"); (b) a $2.1 billion revolving credit facility providing for revolving loans to the Company in an aggregate principal amount not to exceed $2.1 billion (the "$2.1 Billion Facility"); (c) a $400 million revolving credit facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company in an aggregate principal amount at any time not to exceed $400 million (of which not more than $100 million may be represented by letters of credit) (the "$400 Million Facility"); and

(d) a $600 million revolving credit facility providing for revolving loans to the Company in an aggregate principal amount at any time not to exceed $600 million (the "$600 Million Facility"). The L/C Facility and the $2.1 Billion Facility may be used solely in connection with the Acquisition. The $400 Million Facility and the $600 Million Facility may be used for general corporate purposes and replace the 1997 Credit Agreement.

     The L/C Facility, the $2.1 Billion Facility and the $600 Million Facility have maturities of 364 days. The $400 Million Facility has a maturity of five years. The $2.1 Billion Facility has been drawn in its entirety and all monies borrowed thereunder were used to finance a portion of the Acquisition. The Company intends to refinance indebtedness incurred and extensions of credit under the Bank Facility in connection with the Acquisition through the Offerings and the Additional Offerings. See "-- The Financing Plan" and "Capitalization."

     At the Company's option, revolving credit commitments may be permanently reduced, in whole or in part, at any time in minimum amounts of $10 million or any larger multiples of $1 million. At the Company's option, the interest rates per annum applicable to the Bank Facility will be either LIBOR, Adjusted CD or Base Rate and, in the case of both the $400 Million Facility and the $600 Million Facility, Money Market Absolute and Money Market LIBOR (each as defined in the Bank Facility) plus, in the case of LIBOR and Adjusted CD, an agreed upon margin based on credit ratings assigned to the long-term senior unsecured debt of the Company by Moody's Investors Service, Inc. ("Moody's") and Standard and Poor's Ratings Services ("S&P") and, in the case of Money Market LIBOR, a margin over or under LIBOR determined for the applicable interest period. As used herein, the term "Base Rate" means the higher of Morgan Guaranty's prime rate or the federal funds rate plus 0.50%.

     Letter of credit fees are based on the credit ratings described in the immediately preceding paragraph. The Company is also required to pay a per annum utilization fee equal to 12.5 basis points on all borrowings if 50% or more of such facility is outstanding at the time of such borrowing.

     The Bank Facility covenants include, without limitation, a limit on total consolidated subsidiary debt to 10% of the Company's total consolidated debt, a limitation on total consolidated debt to 87% percent of total capitalization at the closing of the Acquisition (67% after the consummation of the Offerings and the Additional Offerings), a limitation on consolidated debt of any material subsidiary to 65% of the consolidated total capitalization of such material subsidiary, a restriction on liens on the assets of the Company or its subsidiaries and a minimum EBITDA to interest requirement.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     The Common Stock is traded on the NYSE under the symbol "KNE." The following table sets forth, for each of the quarterly periods indicated, the high and low sale prices of the Common Stock as reported on the NYSE and the cash dividend per share paid on the Common Stock.

                                                           COMMON STOCK
                                                              PRICE
                                                           ------------     CASH DIVIDEND
                                                           HIGH     LOW       PER SHARE
                                                           ----     ---     -------------
        Year ended December 31, 1996
          First Quarter..................................  $31  3/4 $27         $ .26
          Second Quarter.................................   34  3/8  30 5/8       .26
          Third Quarter..................................   36  5/8  31 3/4       .26
          Fourth Quarter.................................   41  1/4  35           .27
        Year ended December 31, 1997
          First Quarter..................................  $41  3/4 $36 1/8       .27
          Second Quarter.................................   43  1/8  36 7/8       .27
          Third Quarter..................................   47 15/16  39          .27
          Fourth Quarter.................................   54       41           .28
        Year ended December 31, 1998
          First Quarter (through February 9, 1998).......  $55  1/8 $50

     A recently reported sale price per share for the Company's Common Stock on the NYSE is set forth on the cover page of this Prospectus Supplement. At February 9, 1998, there were approximately 9,404 holders of record of the Company's Common Stock.

     The Company currently pays a regular quarterly cash dividend of $.28 per share, or $1.12 per year. The declaration of future dividends is within the discretion of the Board of Directors of the Company and will depend upon, among other things, business conditions, earnings and the financial condition of the Company. Future indentures and loan facilities, if any, obtained by the Company may prohibit or restrict the ability of the Company to pay dividends and make distributions to its stockholders.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of K N at September 30, 1997(i) on a historical basis, (ii) as adjusted for (a) the Offerings and application of the proceeds therefrom and (b) the acquisition of MidCon, including the incurrence of borrowings under the Bank Facility in connection with the Acquisition and (iii) as adjusted for the completion of K N's plans for refinancing the indebtedness under the Bank Facility through the Additional Offerings. See "The Acquisition and the Financing Plan". The adjustments made for the implementation of K N's Financing Plan assume the ability to complete the Offerings and the Additional Offerings under the terms and pricing as described below, which K N believes to be reasonable in light of its knowledge of current market conditions and its expected credit profile at the anticipated dates of the Offerings and the Additional Offerings. There can be no assurance that the Company will be able to complete any or all of the Offerings and the Additional Offerings, or that the proceeds from the Offerings and the Additional Offerings will be as currently contemplated. The closings of the Equity Offering and the Debt Offerings are not conditioned upon each other. This table should be read in conjunction with the consolidated financial statements of K N and MidCon and the "Unaudited Pro Forma Consolidated Financial Statements" and the notes thereto included elsewhere herein.

                                                                          SEPTEMBER 30, 1997
                                                                             (UNAUDITED)
                                            ------------------------------------------------------------------------------
                                                             ADJUSTMENTS      AS ADJUSTED
                                                               FOR THE          FOR THE       ADJUSTMENTS      AS ADJUSTED
                                                              OFFERINGS        OFFERINGS        FOR THE          FOR THE
                                                 K N           AND THE          AND THE       ADDITIONAL       ADDITIONAL
                                             HISTORICAL      ACQUISITION      ACQUISITION      OFFERINGS        OFFERINGS
                                            -------------    -----------      ------------    -----------      -----------
                                                                            (IN THOUSANDS)
Securities held as collateral for
  Substitute Note..........................           --     $  319,804 (1)    $  319,804     $1,161,663 (5)   $1,481,467
                                                                               ==========                      ==========
Short-term debt:
  Current maturities of long-term debt.....  $    19,055                       $   19,055                      $   19,055
  Borrowings under 1997 Credit Agreement...      285,000       (285,000) (2)           --                              --
  Borrowings under Bank Facility...........           --      2,207,696 (2)            --        476,663 (5)      476,663
                                                                285,000 (2)
                                                             (2,012,696) (1)
                                                               (480,000) (3)
  Substitute Note due January 1, 1999......           --      1,481,467 (4)     1,481,467                       1,481,467
                                              ----------                       ----------                      ----------
        Total short-term debt..............  $   304,055                       $1,500,522                      $1,977,185
                                              ==========                       ==========                      ==========
Long-term debt.............................  $   410,498      2,350,000 (1)    $2,760,498                      $2,760,498

K N-obligated mandatorily redeemable
  preferred capital trust securities of
  subsidiary trusts holding solely
  debentures of K N(6).....................      100,000                          100,000        300,000 (5)      400,000

K N-obligated mandatorily convertible
  preferred capital trust securities of
  subsidiary trust holding solely
  debentures of K N(6).....................           --                               --        388,000 (5)      388,000

Stockholders' equity:
  Preferred stock (200,000 Class A shares
    authorized, 70,000 outstanding and
    2,000,000 Class B shares authorized,
    none outstanding)......................        7,000                            7,000                           7,000
  Common stock (50,000,000 shares
    authorized, 31,446,326
    outstanding)(7)........................      157,232         50,000 (3)       207,232                         207,232
  Additional paid-in capital...............      252,030        430,000 (3)       682,030                         682,030
  Retained earnings........................      166,099                          166,099                         166,099
  Deferred compensation....................       (9,667)                          (9,667)                         (9,667)
  Treasury stock...........................         (885)                            (885)                           (885)
                                              ----------                       ----------                      ----------
    Total stockholders' equity.............      571,809                        1,051,809                       1,051,809
                                              ----------                       ----------                      ----------
        Total capitalization...............  $ 1,082,307                       $3,912,307                      $4,600,307
                                              ==========                       ==========                      ==========

---------------

(1) Gives effect to the issuance of $2.35 billion of long-term debt securities and application of the net proceeds of $2.3325 billion to (i) retire acquisition debt of $2.013 billion and (ii) purchase $319.8 million of U.S. government securities to be held as collateral for the Substitute Note, reducing the use of the L/C Facility in a like amount.

(2) Gives effect to acquisition debt totalling approximately $2.5 billion, including $285 million which was used to repay amounts borrowed under the 1997 Credit Agreement.

(3) Gives effect to the issuance of the 10,000,000 shares of Common Stock offered hereby at an assumed public offering price of $50 per share and the application of the net proceeds of $480 million to the reduction of acquisition debt.

(4) Pursuant to the Agreement, the Company issued the Substitute Note to Occidental for the total principal amount due on the ESOP Note of $1,399 million plus accrued interest to the date of closing. The accrued interest totaled approximately $8.8 million at the closing of the Acquisition and approximately $83 million at September 30, 1997. The Substitute Note matures on January 1, 1999 and has been initially collateralized by letters of credit issued under the L/C Facility. It is currently the Company's intention to collateralize the Substitute Note with U.S. government securities. See Notes (1) and (5).

(5) Gives effect to the issuance of $300 million of mandatorily redeemable preferred capital trust securities and $400 million of mandatorily convertible preferred capital trust securities and application of the net proceeds of $297 million and $388 million, respectively, together with $476.7 million of incremental borrowings under the Bank Facility to purchase $1.162 billion of U.S. government securities as collateral for the Substitute Note.

(6) The sole assets of the trusts are or will be debentures of K N. Upon prepayment of such debentures, the related capital securities will be mandatorily redeemable.

(7) In February 1998, K N Energy's board of directors approved an increase in the number of authorized shares of Common Stock to 150,000,000. Such increase is subject to shareholder approval.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements give effect to the Acquisition and to the Offerings. There can be no assurance that the Offerings will be completed as anticipated or that the net proceeds will be the amount as assumed in the accompanying unaudited pro forma financial statements. The unaudited pro forma condensed balance sheet as of September 30, 1997 is presented as if the Acquisition and the Offerings had occurred on that date. The unaudited pro forma condensed statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997 assume that the Acquisition and the Offerings occurred at the beginning of each such period. The Acquisition will be recorded as a purchase for accounting purposes and, accordingly, the assets acquired and liabilities assumed will be recorded at their estimated respective fair market values.

     The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements of K N and MidCon included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of K N incorporated herein by reference. See Consolidated Financial Statements included elsewhere herein and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The unaudited pro forma condensed statements of income are not necessarily indicative of the financial results that would have occurred had the Acquisition been consummated on the dates indicated, nor are they necessarily indicative of future financial results. Results for the interim periods are not necessarily indicative of results to be expected for a full year.

     The pro forma adjustments are based on preliminary assumptions and estimates made by K N's management and do not reflect adjustments for anticipated operating efficiencies and cost savings which K N expects to achieve as a result of the Acquisition. The actual allocation of the consideration paid by K N for MidCon may differ from that reflected in the unaudited pro forma combined condensed financial statements after a more extensive review of the fair market values of the assets acquired and liabilities assumed has been completed. Amounts allocated will be based upon the estimated fair values at the closing date of the Acquisition, which amounts could vary significantly from the amounts at September 30, 1997.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                         ASSETS
                                                                      HISTORICAL                     PRO FORMA
                                                               -------------------------    ----------------------------
                                                               K N ENERGY      MIDCON       ADJUSTMENTS       COMBINED
                                                               ----------    -----------    -----------      -----------
Current Assets:
  Cash and Cash Equivalents..................................  $  18,819     $     6,278    $   (6,278) (a)  $    18,819
  Investment in U.S. Government Securities...................         --              --       319,804 (b)       319,804
  Restricted Deposits........................................      6,448          30,678                          37,126
  Accounts Receivable........................................    192,523         448,916                         641,439
  Materials and Supplies.....................................     14,998          11,320                          26,318
  Gas in Underground Storage.................................     23,660          73,312                          96,972
  Prepaid Gas................................................      9,572              --                           9,572
  Other Prepaid Expenses.....................................     14,983           3,771                          18,754
  Net Properties to Be Dividended, Net of Tax................         --         303,452      (303,452) (c)           --
  Gas Imbalances and Other...................................     70,995          91,315                         162,310
                                                               ----------    -----------    -----------      -----------
                                                                 351,998         969,042        10,074         1,331,114
Investments..................................................     75,197          53,498                         128,695
Property, Plant and Equipment, at Cost.......................  1,861,679       7,049,437      (179,078) (d)    8,732,038
Accumulated Depreciation and Amortization....................   (542,905)     (1,617,826)                     (2,160,731)
                                                               ----------    -----------    -----------      -----------
Net Property, Plant and Equipment............................  1,318,774       5,431,611      (179,078)        6,571,307
Long-Term Receivable -- Occidental Petroleum.................         --          31,390       (31,390) (e)           --
Deferred Charges and Other Assets............................    106,488          24,972        17,500 (b)       148,960
                                                               ----------    -----------    -----------      -----------
        Total Assets.........................................  $1,852,457    $ 6,510,513    $ (182,894)      $ 8,180,076
                                                               ==========     ==========    ===========       ==========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long-Term Debt.......................  $  19,055              --            --       $    19,055
  Notes Payable..............................................    285,000              --    $2,207,696 (a)            --
                                                                                            (2,012,696) (b)
                                                                                              (480,000) (g)
                                                                                              (285,000) (h)
                                                                                               285,000 (h)
  Substitute Note............................................         --              --     1,481,467 (f)     1,481,467
  Accounts Payable...........................................    173,070     $   290,660                         463,730
  Accrued Expenses...........................................     25,952              --        10,000 (d)        35,952
  Accrued Taxes..............................................     26,673              --                          26,673
  Dividend Payable...........................................         --         303,452      (303,452) (c)           --
  Current portion of ESOP Debt...............................         --          12,574       (12,574) (i)           --
  Gas Imbalances and Other...................................     51,045         197,808       (37,700) (j)      211,153
  Interest Payable to Affiliates.............................         --          82,867       (82,867) (f)           --
                                                               ----------    -----------    -----------      -----------
                                                                 580,795         887,361       769,874         2,238,030
Deferred Liabilities, Credits and Reserves:
  Deferred Income Taxes......................................    131,567       1,690,440       (64,468) (d)    1,726,149
                                                                                               (31,390) (e)
  Other......................................................     26,628         238,346                         264,974
                                                               ----------    -----------    -----------      -----------
                                                                 158,195       1,928,786       (95,858)        1,991,123
ESOP Debt....................................................         --       1,386,026    (1,386,026) (i)
Long-Term Debt...............................................    410,498       1,600,000    (1,600,000) (k)    2,760,498
                                                                                             2,350,000 (b)
K N-Obligated Mandatorily Redeemable Preferred Capital
Trust Securities of Subsidiary Trust Holding Solely
  Debentures of K N..........................................    100,000              --                         100,000
Minority Interests in Equity of Subsidiaries.................     31,160           7,456                          38,616
Stockholders' Equity:
  Preferred Stock............................................      7,000              --                           7,000
  Common Stock...............................................    157,232              14           (14) (l)      207,232
                                                                                                50,000 (g)
  Additional Paid-in Capital.................................    252,030       1,970,375    (1,970,375) (l)      682,030
                                                                                               430,000 (g)
  Retained Earnings..........................................    166,099          89,497       (89,497) (l)      166,099
  Unearned ESOP Shares.......................................         --      (1,359,002)    1,359,002 (l)            --
  Deferred Compensation......................................     (9,667)             --                          (9,667)
  Treasury Stock.............................................       (885)             --                            (885)
                                                               ----------    -----------    -----------      -----------
      Total Common Stockholders' Equity......................    564,809         700,884      (220,884)        1,044,809
                                                               ----------    -----------    -----------      -----------
      Total Stockholders' Equity.............................    571,809         700,884      (220,884)        1,051,809
                                                               ----------    -----------    -----------      -----------
        Total Liabilities and Stockholders' Equity...........  $1,852,457    $ 6,510,513    $ (182,894)      $ 8,180,076
                                                               ==========     ==========    ===========       ==========

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL                     PRO FORMA
                                            -------------------------     --------------------------
                                            K N ENERGY       MIDCON       ADJUSTMENTS      COMBINED
                                            ----------     ----------     -----------     ----------
Operating Revenues......................... $1,443,174     $2,574,211                     $4,017,385
                                            ----------     ----------                     ----------
Operating Costs and Expenses:
  Gas Purchases and Other Costs of Sales...  1,062,062      1,981,235                      3,043,297
  Operations and Maintenance...............    175,778        108,347                        284,125
  Depreciation and Amortization............     51,212        177,511      $  (3,761)(m)     224,962
  Taxes, Other Than Income Taxes...........     19,321         46,226                         65,547
                                            ----------     ----------     -----------     ----------
          Total Operating Costs and
            Expenses.......................  1,308,373      2,313,319         (3,761)      3,617,931
                                            ----------     ----------     -----------     ----------
Operating Income...........................    134,801        260,892          3,761         399,454
                                            ----------     ----------     -----------     ----------
Other Income and (Deductions):
  Interest Expense.........................    (35,933)       (79,626)      (203,297)(n)    (318,856)
  Minority Interests.......................     (2,946)            --                         (2,946)
  Other, Net...............................      3,794         11,903         10,387(o)       42,291
                                                                              16,207(b)
                                            ----------     ----------     -----------     ----------
          Total Other Income and
            (Deductions)...................    (35,085)       (67,723)      (176,703)       (279,511)
                                            ----------     ----------     -----------     ----------
Income Before Income Taxes.................     99,716        193,169       (172,942)        119,943
Income Taxes...............................     35,897         76,684        (63,613)(p)      48,968
                                            ----------     ----------     -----------     ----------
Net Income.................................     63,819        116,485       (109,329)         70,975
Less -- Preferred Stock Dividends..........        398             --                            398
                                            ----------     ----------     -----------     ----------
Earnings Available For Common Stock........ $   63,421     $  116,485      $(109,329)     $   70,577
                                             =========      =========      =========       =========
Earnings Per Common Share.................. $     2.14                                    $     1.78
Number of Shares Used in Computing Earnings
  Per Common Share.........................     29,624                        10,000(g)       39,624
Dividends Per Common Share................. $     1.05                                    $     1.05*

---------------
* Represents K N's historical dividends per common share.

     See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                       NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL                     PRO FORMA
                                            -------------------------     --------------------------
                                            K N ENERGY       MIDCON       ADJUSTMENTS      COMBINED
                                            ----------     ----------     -----------     ----------
Operating Revenues......................... $1,362,457     $2,063,058                     $3,425,515
                                            ----------     ----------                     ----------
Operating Costs and Expenses:
  Gas Purchases and Other Costs of Sales...  1,060,884      1,684,980                      2,745,864
  Operations and Maintenance...............    146,109         77,853      $  (2,663)(i)     221,299
  Depreciation and Amortization............     41,101        110,924          1,630(m)      153,655
  Taxes, Other Than Income Taxes...........     18,144         23,087                         41,231
                                            ----------     ----------     -----------     ----------
          Total Operating Costs and
            Expenses.......................  1,266,238      1,896,844         (1,033)      3,162,049
                                            ----------     ----------     -----------     ----------
Operating Income...........................     96,219        166,214          1,033         263,466
                                            ----------     ----------     -----------     ----------
Other Income and (Deductions):
  Interest Expense.........................    (30,991)      (181,601)         4,716(n)     (217,756)
                                                                              (9,880)(o)
  Minority Interests.......................     (5,681)            --                         (5,681)
  Other, Net...............................     14,979         18,555          9,881(o)       55,569
                                                                              12,154(b)
                                            ----------     ----------     -----------     ----------
          Total Other Income and
            (Deductions)...................    (21,693)      (163,046)        16,871        (167,868)
                                            ----------     ----------     -----------     ----------
Income Before Income Taxes.................     74,526          3,168         17,904          95,598
Income Taxes...............................     25,488             87          7,033(p)       32,608
                                            ----------     ----------     -----------     ----------
Net Income.................................     49,038          3,081         10,871          62,990
Less -- Preferred Stock Dividends..........        263             --                            263
                                            ----------     ----------     -----------     ----------
Earnings Available For Common Stock........ $   48,775     $    3,081      $  10,871      $   62,727
                                             =========      =========      =========       =========
Earnings Per Common Share.................. $     1.55                                    $     1.52
Number of Shares Used in Computing Earnings
  Per Common Share.........................     31,397                        10,000(g)       41,397
Dividends Per Common Share................. $     0.81                                    $     0.81*

---------------
* Represents K N's historical dividends per common share.

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

(a)  Acquisition debt is calculated based on the following assumptions:

                                                                               (THOUSANDS)
                                                                               ----------
       Cash Consideration Paid at Closing....................................  $2,103,974
       Transaction Costs.....................................................      60,000
       Working Capital Adjustment (estimated)................................      50,000
     Less:
       MidCon Cash Balance at September 30, 1997.............................      (6,278)
                                                                               ----------
               Total Acquisition Debt........................................  $2,207,696
                                                                                =========

     The acquisition debt, which will mature 364 days after draw-down, is shown as a current liability in the accompanying unaudited Pro Forma Condensed Balance Sheet, although it is currently K N's intention to refinance a significant portion of the acquisition debt through the issuance of debt and equity securities, see "The Acquisition and the Financing Plan."

(b) To record the Debt Offerings and application of the net proceeds of $2,332.5 million to (i) reduce short-term borrowings, including both borrowings under the Bank Facility utilized to effect the Acquisition and borrowings under the 1997 Credit Agreement, by $2,012.7 million and (ii) purchase $319.8 million of U.S. government securities to be held in partial satisfaction of K N's requirement to collateralize the Substitute Note, reducing utilization of the L/C Facility by a similar amount. See Notes (f) and (n). The Debt Offerings are expected to include notes with approximately 6 separate maturities with varying terms and, for purposes of preparing these pro forma financial statements, the weighted average interest rate for the entire issuance is expected to be approximately 7%. K N believes that the interest rate assumed is appropriate under current market conditions for a BBB- rated senior debt obligation, although it may differ from the rate actually obtained at the time the debt securities are sold. A change of 1% in the assumed interest rate would change pro forma interest expense for the year ended December 31, 1996 and the nine months ended September 30, 1997 by approximately $23.5 million and $17.6 million, respectively. The U.S. government securities held as collateral for the Substitute Note as provided in the Agreement, are assumed to earn interest at the rate of 5.25%.

(c) Gives pro forma effect to the January 1, 1998 dividend by MidCon to a subsidiary of Occidental Petroleum Corporation of MidCon's 49% interest in a limited partnership which owns MidCon Texas Pipeline Corp.

(d) The following preliminary allocation of purchase price to assets acquired and liabilities assumed reflects the assumption that current assets and current liabilities are carried at historical amounts which approximate their fair market value. The fair market value of property, plant and equipment includes a gas plant acquisition adjustment of approximately $3.8 billion which represents the excess of the estimated fair market value of MidCon's interstate pipeline assets over their recorded historical cost for regulatory purposes, which will be amortized over 35 years (approximately the estimated remaining life of MidCon's interstate pipeline assets).

                                                                              (THOUSANDS)
                                                                              -----------
     CALCULATION OF PURCHASE PRICE:
       Cash Consideration Paid at Closing...................................  $ 2,103,974
       Substitute Note Payable to Occidental................................    1,481,467
       Transaction Costs....................................................       60,000
       Working Capital Adjustment (estimated)...............................       50,000
                                                                              -----------
               Total........................................................  $ 3,695,441
                                                                               ==========
     PRELIMINARY ALLOCATION OF PURCHASE PRICE
       Cash and Cash Equivalents............................................  $     6,278
       Restricted Deposits..................................................       30,678
       Accounts Receivable..................................................      448,916
       Materials and Supplies...............................................       11,320
       Gas in Underground Storage...........................................       73,312
       Other Prepaid Expenses...............................................        3,771
       Gas Imbalances and Other.............................................       91,315
       Investments..........................................................       53,498

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                                                                              (THOUSANDS)
                                                                              -----------
       Deferred Charges and Other Assets....................................       24,972
       Property, Plant and Equipment, Net(*)................................    5,252,533
       Accounts Payable.....................................................     (290,660)
       Gas Imbalances and Other.............................................     (160,108)
       Deferred Income Taxes(**)............................................   (1,594,582)
       Other Non-Current Liabilities........................................     (238,346)
       Accrued Expenses.....................................................      (10,000)
       Minority Interest in Unconsolidated Subsidiaries.....................       (7,456)
                                                                              -----------
               Total........................................................  $ 3,695,441
                                                                               ==========

        (*) The fair market value assigned by K N, inclusive of the gas plant acquisition adjustment, is less than MidCon's historical book value (which included a gas plant acquisition adjustment of approximately $3.9 billion) by approximately $179.1 million.

       (**) The accumulated deferred income taxes associated with the assets being acquired and the liabilities being assumed (after K N's allocation of purchase price) are less than MidCon's historical accumulated deferred income taxes by approximately $64.5 million.

(e) To eliminate the receivable and corresponding deferred taxes associated with deferred intercompany gains which will be settled at closing.

(f) In accordance with the terms of the Agreement, K N issued the Substitute Note to Occidental for the total of the principal due on the ESOP Note ($1,398,600,000) plus interest accrued to date of closing on the ESOP Note ($82,867,000 as of September 30, 1997), totaling $1,481,467,000, bearing interest at 5.80% and maturing on January 4, 1999. K N collateralized the Substitute Note with letters of credit under the Bank Facility at the closing of the Acquisition. It is currently K N's intention to purchase government securities to replace the L/C Facility with the proceeds of the Debt Offerings and the Additional Offerings. See Note (b).

(g) Gives effect to the issuance of 10 million shares of Common Stock at an assumed public offering price of $50 per share and application of the net proceeds therefrom to the reduction of short-term borrowings.

(h) Reflects the utilization of additional borrowings under the Bank Facility to repay the borrowings outstanding under the 1997 Credit Agreement.

(i) Gives pro forma effect to the termination of MidCon's Employee Stock Ownership Plan instituted in November 1996, including cancellation of the related debt and removal of the associated administrative expenses.

(j) Represents the elimination of the deferred net gain recorded in conjunction with MidCon's postretirement benefit plan.

(k) Gives pro forma effect to the elimination of MidCon's long-term payable to Occidental recorded in conjunction with a November 30, 1996 dividend declaration of $1.6 billion.

(l)   Represents the elimination of the historical equity balances of MidCon.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(m) The pro forma adjustments to depreciation and amortization consist of the following:

                                                                               (THOUSANDS)
                                                                               -----------
     Year Ended December 31, 1996
       Elimination of MidCon's historical depreciation and amortization, exclusive of depreciation on MidCon Texas Pipeline Corp., see Note
          (c).................................................................  $ (153,833)
       K N's recomputed depreciation and amortization, see Note (d)...........     150,072
                                                                               -----------
               Total..........................................................  $   (3,761)
                                                                                 =========
     Nine Months Ended September 30, 1997
       Elimination of MidCon's historical depreciation and amortization.......  $ (110,924)
       K N's recomputed depreciation and amortization, see Note (d)...........     112,554
                                                                               -----------
               Total..........................................................  $    1,630
                                                                                 =========

(n)  The pro forma adjustments to interest expense consist of the following:

                                                                               (THOUSANDS)
                                                                               -----------
     Year Ended December 31, 1996
       Elimination of MidCon's historical interest expense on its ESOP Note...  $ (12,584)
       Elimination of MidCon's historical interest expense on its $1.6 billion
          payable to Occidental...............................................    (16,502)
       Interest Expense on the Debt Offerings at 7.0%, see Note (b)...........    164,500
       Interest Expense at 5.80% on the Substitute Note, see Note (f).........     81,091
       Interest savings associated with the repayment of $285 million
          outstanding under the 1997 Credit Agreement.........................    (19,950)
       Fee for letters of credit at 0.625% used to collateralize the
          Substitute Note, see Note (f).......................................      6,742
                                                                               -----------
               Total..........................................................  $ 203,297
                                                                                =========
     Nine Months Ended September 30, 1997
       Elimination of MidCon's historical interest expense on its ESOP Note...  $ (82,867)
       Elimination of MidCon's historical interest expense on its $1.6 billion
          payable to Occidental...............................................    (96,117)
       Interest Expense on the Debt Offerings at 7.0%, see Note (b)...........    123,375
       Interest Expense at 5.8% on the Substitute Note, see Note (f)..........     60,818
       Interest Expense on ESOP Administration................................        (19)
       Interest savings associated with the repayment of $285 million
          outstanding under the 1997 Credit Agreement.........................    (14,963)
       Fee for letters of credit at 0.625% used to collateralize the
          Substitute Note, see Note (f).......................................      5,057
                                                                               -----------
               Total..........................................................  $  (4,716)
                                                                                =========

(o) To eliminate facility fees (and, in the nine months ended September 30, 1997, interest income) associated with MidCon's participation in a sale of receivables facility, which participation terminated with closing of the Acquisition.

(p) Represents the tax effect at the effective rate (equal to (i) the statutory federal income tax rate plus (ii) the statutory state income tax rate, net of federal income tax benefit) for all pre-tax pro forma adjustments not representing permanent book/tax differences.

            SELECTED HISTORICAL FINANCIAL INFORMATION FOR K N ENERGY

     The following table sets forth selected financial data for K N for each of the five fiscal years in the period ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. This data should be read in conjunction with the historical financial statements and related notes of K N included elsewhere herein. Selected unaudited financial data of the nine months ended September 30, 1996 and 1997 include all adjustments (consisting only of normal recurring accruals, except as otherwise explicitly described) that K N considers necessary for a fair presentation of consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                           YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                       ----------------------------------------------------------------    ----------------------
                                         1992         1993          1994          1995          1996         1996         1997
                                       --------    ----------    ----------    ----------    ----------    --------    ----------
                                                               (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues
  Gathering, processing and
    marketing services..............   $507,756    $  730,895    $  838,474    $  854,462    $1,193,984    $788,719    $1,175,320
  Interstate transportation and
    storage services................    127,611        99,838        21,044        22,217        25,352      17,619        17,648
  Retail natural gas services.......    196,025       212,905       220,431       227,282       223,838     158,882       169,489
  Gas and oil production............      4,710         5,321        11,328         7,437            --          --            --
                                        -------     ---------     ---------     ---------     ---------     -------     ---------
        Total operating revenues....    836,102     1,048,959     1,091,277     1,111,398     1,443,174     965,220     1,362,457
Operating costs and expenses........    752,141       968,085     1,036,398       996,036     1,308,373     877,203     1,266,238
                                        -------     ---------     ---------     ---------     ---------     -------     ---------
Operating income....................     83,961        80,874        54,879       115,362       134,801      88,017        96,219
Other income and (deductions):
  Interest expense..................    (27,012)      (30,513)      (31,605)      (34,211)      (35,933)    (26,209)      (30,991)
  Minority interests................     (1,559)          292          (659)         (905)       (2,946)     (2,246)       (5,681)
  Other, net........................      1,020        (1,185)        2,206         1,326         3,794       3,012        14,979
                                        -------     ---------     ---------     ---------     ---------     -------     ---------
Income before income taxes..........     56,410        49,468        24,821        81,572        99,716      62,574        74,526
Income taxes........................     20,068        18,599         9,500        29,050        35,897      22,526        25,488
                                        -------     ---------     ---------     ---------     ---------     -------     ---------
Net income..........................     36,342        30,869        15,321        52,522        63,819      40,048        49,038
Preferred stock dividends...........      2,976           853           630           492           398         298           263
                                        -------     ---------     ---------     ---------     ---------     -------     ---------
Earnings available for common
  stock.............................   $ 33,366    $   30,016    $   14,691    $   52,030    $   63,421    $ 39,750    $   48,775
                                        =======     =========     =========     =========     =========     =======     =========
Number of shares used in computing
  earnings per common share.........     24,828        27,424        28,044        28,360        29,624      29,216        31,397
Earnings per common share...........   $   1.34    $     1.09    $     0.52    $     1.83    $     2.14    $   1.36    $     1.55
Dividends per common share..........       0.51          0.51          0.76          1.01          1.05        0.78          0.81
OTHER FINANCIAL DATA:
Net cash flows from operating
  activities........................   $ 51,021    $   67,943    $   91,212    $  129,580    $   80,829    $ 70,180    $  102,399
EBITDA(1)...........................    122,775       124,625       106,704       165,674       186,861     127,215       146,618
Capital expenditures and
  acquisitions......................     96,255       148,301       101,742       111,258       273,994     137,836       316,238
Depreciation, depletion and
  amortization......................     39,353        44,644        50,278        49,891        51,212      38,432        41,101
Ratio of earnings to fixed
  charges(2)........................       2.61x         2.41x         1.69x         3.07x         3.21x       2.88x         2.40x

                                                                      AS OF DECEMBER 31,                                AS OF
                                              ------------------------------------------------------------------    SEPTEMBER 30,
                                                 1992          1993          1994          1995          1996       -------------
                                              ----------    ----------    ----------    ----------    ----------        1997
                                                                                                                    -------------
                                                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................   $   23,554    $   14,353    $   20,613    $   14,254    $   10,339     $    18,819
Current assets.............................      250,880       312,856       279,314       306,799       454,824         351,998
Total assets...............................    1,007,411     1,169,275     1,172,384     1,257,457     1,629,720       1,852,457
Current liabilities........................      204,723       263,331       255,770       329,838       498,616         580,795
Long-term debt.............................      303,224       335,190       334,644       315,564       423,676         410,498
K N-obligated mandatorily redeemable
  preferred capital trust securities of
  subsidiary trust holding solely
  debentures of K N........................           --            --            --            --            --         100,000
Minority interests in equity of
  subsidiaries.............................       13,540        13,775        13,231        14,277        26,333          31,160
Preferred stock............................       26,310         7,000         7,000         7,000         7,000           7,000
Common stockholders' equity................      347,738       391,462       393,686       426,760       519,794         564,809

                                                                                                                    NINE MONTHS
                                                                                                                       ENDED
                                                                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                                      -----------------------------------------    --------------
                                                                      1992     1993     1994     1995     1996     1996     1997
                                                                      -----    -----    -----    -----    -----    -----    -----
OPERATING DATA:
Interstate natural gas transportation volumes (Bcf)................     126      131      135      156      159      122      127
Gathering, processing and marketing services
  Gas sales volumes (Bcf)..........................................     225      290      353      408      430      313      364
  Gathered volumes (Bcf)...........................................     137      222      287      306      326      243      290
  Natural gas liquid sales (MM Gal)................................     171      241      375      388      470      346      526
Retail natural gas services
  Gas sales volumes (Bcf)..........................................      41       42       41       39       35       25       29
  Transportation volumes (Bcf).....................................      12       15       19       27       35       25       26

                                                                                            AS OF
                                                                                        SEPTEMBER 30,
                                                                                             1997
                                                                                      ------------------
Miles of pipeline
  Interstate........................................................................         6,970
  Intrastate........................................................................         5,418
  Gathering and processing..........................................................         8,691
  Distribution(3)...................................................................         8,665
Gas processing plants
  Number of plants..................................................................            18
  Total processing capacity (MMcf per day)..........................................         1,675
Natural gas storage facilities
  Number of storage facilities......................................................             7
  Total withdrawal capacity (Bcf per day)...........................................           0.8

---------------

(1) EBITDA represents net income plus income taxes, interest expense, depreciation, and amortization expense. EBITDA is not presented as an indicator of the Company's operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies.

(2) Respecting the computation of the ratio of earnings to fixed charges see "Ratios of Earnings to Fixed Charges" in the accompanying Prospectus.

(3) Including K N's Kansas natural gas distribution assets the sale of which will close upon receipt of regulatory approval.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR MIDCON

     The following table sets forth selected financial data for MidCon for each of the five fiscal years in the period ended December 31, 1996 and the nine months ended September 30, 1996 and 1997. This data should be read in conjunction with the historical financial statements and related notes of MidCon included elsewhere herein. Selected unaudited financial data for the nine months ended September 30, 1996 and 1997 include all adjustments (consisting only of normal recurring accruals, except as otherwise explicitly described) that MidCon considers necessary for a fair presentation of consolidated operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                          YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                       --------------------------------------------------------------   -----------------------
                                          1992         1993         1994         1995         1996         1996         1997
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues
  Gas sales, transportation, storage
    and other operating revenues.....  $2,365,267   $2,403,185   $2,109,834   $2,038,444   $2,574,211   $1,776,703   $2,063,058
  Interest and other income..........     350,400      261,598       24,486       11,686        1,187        7,721        9,595
  Earnings of pipeline ventures......      14,165       10,760       13,100       18,155       12,716        9,899        9,965
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
        Total operating revenues.....   2,729,832    2,675,543    2,147,420    2,068,285    2,588,114    1,794,323    2,082,618
Costs and other deductions
  Cost of sales......................   1,746,380    1,787,552    1,561,331    1,473,370    1,981,235    1,338,188    1,684,980
  Selling, general, administrative
    and other operating expenses.....     146,376      103,883      109,556      167,235      108,347       83,959       77,853
  Depreciation.......................     273,448      274,551      191,672      193,112      177,511      131,676      110,924
  Taxes other than income taxes......      36,200       45,470       45,585       42,357       46,226       36,341       23,087
  Interest expense...................          --        2,103        8,101       23,286       79,626       43,379      181,601
  Other..............................      (2,394)       1,414        1,802        1,646        2,000        1,439        1,005
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income before income taxes...........  $  529,822   $  460,570   $  229,373   $  167,279   $  193,169   $  159,341   $    3,168
                                        =========    =========    =========    =========    =========    =========    =========
OTHER FINANCIAL DATA:
Net cash provided by operating
  activities.........................  $  282,319   $  306,205   $  454,383   $  167,305   $  267,073   $  372,756   $  132,178
EBITDA(1)............................     803,270      737,224      429,146      383,677      450,306      334,396      295,693
Capital expenditures.................     117,027       64,831       92,656      150,229      146,883      102,031       56,578
Depreciation.........................     273,448      274,551      191,672      193,112      177,511      131,676      110,924

                                                                                                                    AS OF
                                                                     AS OF DECEMBER 31,                         SEPTEMBER 30,
                                               --------------------------------------------------------------   -------------
                                                  1992         1993         1994         1995         1996          1997
                                               ----------   ----------   ----------   ----------   ----------   -------------
                                                                       (IN THOUSANDS)                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents....................  $    6,970   $    4,600   $    8,098   $   10,414   $    4,258    $     6,278
Current assets...............................   1,160,630      597,471      730,683      561,748    1,033,007        969,042
Total assets.................................   7,963,108    7,276,792    7,330,820    7,095,494    6,652,362      6,510,513
Current liabilities..........................     649,657      581,902      533,622      513,620      961,614        887,361
ESOP debt....................................          --           --           --           --    1,386,026      1,386,026
Long-term debt...............................     684,483       83,462       32,802      874,899    1,632,696      1,600,000
Minority interests in equity of
  subsidiaries...............................          --       12,985        5,870        5,349        8,076          7,456
Common stockholder's equity..................   3,981,540    4,228,001    4,372,210    3,328,038      692,641        700,884

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                                      -------------------------------------   -------------
                                                                      1992    1993    1994    1995    1996    1996     1997
                                                                      -----   -----   -----   -----   -----   ----     ----
OPERATING DATA:
NGPL
  Transportation volumes (Bcf)......................................  1,364   1,408   1,318   1,318   1,284   935      788
MidCon Texas
  Sales volumes (Bcf)...............................................    244     211     198     238     239   183      201
  Transportation volumes (Bcf)......................................    238     201     215     215     271   201      229
MidCon Gas Services
  Sales volumes (Bcf)...............................................    224     211     351     410     460   312      374
MidCon Gas Products
  Natural gas liquids sales volumes (MM Gal)........................    215     179     124     160     174   135      109

                                                                                      AS OF
                                                                                  SEPTEMBER 30,
                                                                                       1997
                                                                                ------------------
Miles of pipeline(2)
  Interstate..................................................................        10,049
  Intrastate..................................................................         2,617
  Offshore....................................................................           702
  Gathering and processing....................................................         2,379
Gas processing plants
  Number of plants............................................................             4
  Total processing capacity (MMcf per day)....................................           750
Natural gas storage facilities
  Number of storage facilities................................................             9
  Total withdrawal capacity (Bcf per day).....................................           4.4

---------------
(1) EBITDA represents net income plus income taxes, interest expense, depreciation, and amortization expense. EBITDA is not presented as an indicator of MidCon's operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies.

(2) Does not include 2,600 miles of leased pipelines from MidCon Texas.

                              THE COMBINED COMPANY

     As a result of the Acquisition, K N Energy is one of the largest integrated natural gas companies in the United States. On a pro forma basis as of September 30, 1997, the Company owned and/or operated approximately 25,800 miles of interstate, intrastate and offshore natural gas transmission pipeline, approximately 11,100 miles of gathering pipeline, approximately 7,100 miles of local distribution pipeline (excluding K N's Kansas natural gas distribution assets) and 16 storage facilities with storage capacity of more than 230 Bcf of working gas. On a pro forma basis, the Company is also one of the largest transporters and marketers of natural gas in the United States with average sales volumes of approximately 3.7 Bcf of natural gas per day and average transportation volumes of approximately 5.1 Bcf of natural gas per day. On a pro forma basis as of September 30, 1997, the Company had $8.2 billion in assets, and pro forma for the year ended December 31, 1996, the Company had operating revenues of $4.0 billion, operating income of $399.5 million and net income of $71.0 million.

     In addition to significantly increasing the Company's size and scope of operations as well as its geographic presence, management believes the Acquisition also provides K N with a strong platform for future growth. On a pro forma basis, the Company now has pipeline assets in 15 states and access to several of the largest natural gas markets in the United States, including Chicago, Houston, Kansas City and Denver. In addition, the combined company has access to natural gas supplies in the major natural gas supply basins in the United States, including those in the Mid-Continent, West Texas, Rocky Mountain and Gulf Coast regions. As a result of the Acquisition, the Company is also be one of the nation's largest owners and operators of natural gas storage assets in both supply and market areas. Management believes these assets are strategically located and will allow the Company to become a major supplier of storage service, particularly in the Chicago market. Management believes the Acquisition also significantly broadens the Company's retail presence in both the residential and small business market segments.

BUSINESS STRATEGY

     The Company's strategy is to enhance its assets and operations along all segments of the natural gas "value stream" by increasing access to supplies of natural gas for the Company's upstream gathering and processing facilities, delivering that supply through K N's midstream transmission pipelines and marketing that supply to a broad range of downstream end users, including utility, residential, commercial, agricultural and industrial customers. The Company believes that it has developed several competitive strengths that will enable it to continue to successfully implement this strategy, including: (i) extensive natural gas infrastructure from the wellhead to the burner tip, (ii) access to natural gas supplies in several of the largest domestic natural gas producing areas, (iii) access to natural gas markets in some of the largest natural gas consuming areas in the Midwest, Texas and the Rocky Mountains, (iv) a management team which combines an entrepreneurial spirit with significant experience in the natural gas industry, (v) a strong track record of quickly and successfully integrating acquisitions and (vi) a commitment to provide superior customer service. Management believes the Acquisition is consistent with the Company's strategy. The key elements of the Company's strategy include the following:

  Optimize operation of the Company's assets

     Over the past several years, K N has been able to generate significant value through the improved operation of its assets. With the Acquisition, the Company has identified several opportunities for the optimization of operations through the integration and consolidation of MidCon's assets with those of K N. By connecting pipelines to proximate gathering facilities, relocating processing facilities and reconfiguring certain operations, the Company believes it can increase throughput, lower costs and thereby significantly improve operating results of these assets. Specifically, K N plans to integrate and consolidate its gathering, processing and intrastate pipelines in West Texas with MidCon's assets in the region. K N also plans to build an interconnect between the Amarillo Line of MidCon's NGPL pipeline and K N's Bushton natural gas processing plant. In addition, the Company believes that the combination of K N's supply area storage with MidCon's market area storage provides additional opportunities for the Company to arbitrage regional and seasonal natural gas price differentials.

  Aggressively pursue new markets

     K N will continue to pursue opportunities to gain additional market share along the MidCon and K N pipeline systems. K N is currently executing this strategy by expanding its marketing presence in the Denver metropolitan area through construction of the Front Runner Pipeline, and in Kansas City through the construction of an additional lateral pipeline. Both of these cities represent markets that the Company believes have been historically underserved by gas pipelines and that are easily reached through extensions of K N's current pipelines. The Company believes that, given MidCon's pipeline system and its low-cost position, the Acquisition also provides significant additional opportunities to continue to access new markets and significantly increases the Company's market share.

  Leverage regulated assets by developing complementary unregulated businesses

     K N seeks to build or acquire unregulated businesses that complement its core regulated assets. A key component of K N's growth has been its ability to evolve from a 99% regulated entity in 1990 to a 45% regulated entity at September 30, 1997, based on operating income. As an example of this strategy, K N has successfully taken advantage of several unregulated gathering, processing and marketing opportunities in the Rocky Mountains and Midwest in conjunction with the development and operation of its regulated Pony Express Pipeline. Management believes that MidCon's assets, which are largely regulated, present additional opportunities for K N to continue to pursue this strategy. For the year ended December 31, 1996, approximately 70% of the Company's pro forma operating income was derived from regulated assets, compared with approximately 45% for K N's historical business on a stand-alone basis. The Company's goal is to increase the operating income derived from unregulated assets to approximately 50% over time. The Company also believes it can improve the profitability of certain of MidCon's gathering assets through a spin-down of such assets from a regulated affiliate to unregulated affiliates. By transferring these assets to unregulated affiliates, the Company believes it will be able to increase operational flexibility, lower costs, and take advantage of opportunities to increase system throughput.

  Pursue strategic acquisitions, alliances, joint ventures and partnerships

     K N will continue to pursue acquisitions and strategic alliances that create new business opportunities and enhance its existing operations. The Company maintains a highly disciplined approach to acquisitions in order to identify investments that logically expand K N's business into contiguous markets, help increase economies of scale or provide opportunities to leverage regulated businesses by developing complementary unregulated businesses. The Company has established a number of strategic alliances, joint ventures and partnerships to reach its goals. For example, the Wildhorse gathering and marketing joint venture with TBI, pursuant to which TBI has dedicated all of its uncommitted Rocky Mountain gas production, has enhanced the Company's access to gas supply. The Company also formed a partnership to develop the TransColorado pipeline and provide increased market access for isolated Rocky Mountain gas. In 1997, the Company and PacifiCorp Holdings, Inc. formed EN-able, a joint venture to exploit retail opportunities presented by deregulation of the retail electric and gas utility industries. The Company believes that the Acquisition provides not only a significant platform from which to pursue additional complementary acquisitions, but also greatly enhances the value of K N as a potential partner.

  Maintain and enhance the Company's position as a low-cost provider

     The Company is a low-cost provider of natural gas gathering, processing and transportation services and is constantly seeking opportunities to further reduce costs without compromising safety or sacrificing customer service. Recent operational changes consistent with this strategy include re-routing gas from high cost plants into the more efficient Bushton complex and the exchange of underperforming assets in Texas for transmission assets needed to transport new gathering volumes and which enhanced the performance of other K N assets. NGPL is currently one of the lowest cost transporters of gas in the Mid-Continent region and, as a result, management believes that the Company is now in an even stronger position to preserve or increase market share than its higher-cost competitors, particularly in the event that additional gas comes into the Chicago market from Canada. In addition, the increased access to additional supply sources from MidCon's pipelines should support K N's low-cost position. The Company expects to realize annual operating and administrative savings beginning in 1998 due primarily to the consolidation of operations and activities that are duplicative with those of MidCon and improved utilization of assets.

 Expand the Company's retail presence

     In order to take advantage of the rapidly changing competitive landscape in the utility industry, the Company has developed value-added products and services to offer to customers beyond the traditional energy commodity. As part of this strategy, K N developed Simple Choice which offers consumers, through their local utilities, a bundled package of energy, communications and entertainment products serviced through one call and itemized on one bill. The Simple Choice package of services is marketed to other utilities through the Company's EN-able joint venture with PacifiCorp Holdings, Inc. By licensing Simple Choice to other gas, electric and water utilities, EN-able creates partnerships that allow utility partners to play a broader role in providing a range of products and services to the home, and allows EN-able to build a larger retail presence in the marketplace more quickly than it could on its own. EN-able also provides back-office support to its utility partners, including infrastructure support for customer care and billing functions and marketing channels. Management believes MidCon's retail marketing operations, which are conducted through mc(2) and which market gas and electricity principally to commercial and industrial customers, complement the operations of EN-able.

INDUSTRY OVERVIEW

  Evolution of the Natural Gas Business

     Participants in the natural gas industry in the United States generally fall into three principal categories: production, transmission and distribution companies. Production companies explore for and develop natural gas reserves. Gathering, processing and transmission companies gather and process natural gas from the field and transport the gathered and processed gas to wholesale customers, including local distribution companies ("LDCs") and large industrial users, around the country through interstate and intrastate pipelines. LDCs purchase, transport, distribute and resell natural gas to end users, including residential, commercial or industrial gas customers.

     Beginning in the mid-1980's, the FERC exercised its broad regulatory authority and undertook the process of deregulating the natural gas industry. Traditionally, a pipeline company's numerous gas services to utilities and other end users, such as sales, local transportation and storage, had been tied together and offered to customers as a single "bundled" product at one price. The final deregulation order, FERC Order 636, which became effective at the end of 1993, required natural gas companies to "unbundle" these services and separately price each component, thus introducing market-driven competition within the natural gas transmission industry and allowing large volume customers to choose a natural gas supplier. See "Regulation". As a result of deregulation, natural gas companies have focused their efforts on increasing the quality and scope of their products and services in order to attract and retain customers as well as take advantage of higher margin business activities. In addition, there has been significant consolidation in the industry involving gas gathering, processing, transmission and marketing assets as companies have sought to increase the size and scope of their operations to achieve economies of scale and gain market share.

     While FERC Order 636 has primarily impacted large commercial and industrial customers, the process of deregulation has now turned toward the LDCs with state regulators beginning to require LDCs to also unbundle charges for their various services. In a fully deregulated environment, large and small customers will no longer be forced to buy their natural gas products and services from a utility and instead will be free to choose from a variety of energy suppliers based on, among other things, service, price and variety of other product offerings. In addition, access to wholesale and retail markets, economies of scale and product innovation will be critical factors for success.

  Natural Gas Supply and Demand Dynamics

     Since 1986, the market share for natural gas in the United States has steadily increased as its image as an economical, reliable and clean-burning fuel has improved. In addition, technological innovations such as 3-D seismic imaging, improved directional drilling equipment and techniques, and new deepwater production technologies have served to lower the cost of discovering and developing new reserves. Based on Energy Information Administration (the "EIA") statistics, between 1991 and 1996, consumption of natural gas in the United States increased from 19.0 Tcf to 22.0 Tcf, representing a compound annual growth rate of 3.0%. The EIA projects that the demand for natural gas will increase to 24.7 Tcf by the year 2000 and to 25.5 Tcf by the year 2002.

     In the United States, there are four major market sectors for the consumption of natural gas -- residential, commercial, industrial and electric utilities. Of these four sectors, based on EIA statistics, the industrial market is the single largest in terms of gas consumption accounting for approximately 40% of all U.S. gas consumption in 1996 followed by the residential, commercial and electric utility sectors with 24%, 14% and 12%, respectively, for the same period. It is generally expected that the industrial market will continue to remain the largest market. However, this expectation could change as a result of the outcome of electric utility deregulation which, if it drives the construction of additional gas-fired generating facilities, could significantly increase the demand for natural gas. While the overall demand for natural gas is expected to increase, given that space heating is the single largest use for gas across all market sectors, winter weather patterns will continue to be a key determinant of the changes in natural gas demand from year-to-year and the market will always be subject to some degree of volatility.

     Based on EIA statistics, in terms of regional demand, the Midwest and South Central regions are the highest consuming regions accounting for an annual average of 25.3% and 29.6%, respectively, of total annual consumption in the country. Since 1991, however, the Northeast and Southeast have been the fastest growing regional markets with compound annual growth rates of 4.9% and 4.5%, respectively. Within these regions, the industrial segment in the Northeast and the electric utility segment in the Southeast have the highest compound annual growth rates at 10.3% and 5.8%, respectively, during this time period. These growth rates have largely been driven by the construction of new cogeneration facilities in the Northeast and the increased gas and electric utility load resulting from population migration in the Southeast.

     In response to the growing demand for natural gas, activities related to the production of natural gas have also increased. Historically, the majority of the supply of natural gas in the United States has been sourced from the Gulf Coast, Mid-Continent, San Juan Basin and the Permian Basin and, to a lesser extent, Western Canada. In the next few years, it is expected that the increase in demand for natural gas will be met primarily by an increase in production from the Rocky Mountains, Western Canada and the deepwater Gulf of Mexico.

                                K N ENERGY, INC.

OVERVIEW

     K N Energy is an integrated energy services provider with operations that include the gathering, processing, transportation and storage of natural gas and the marketing of natural gas and NGLs. The Company's operations are organized into three segments: (i) gathering, processing and marketing services (including intrastate transmission and storage in Texas), (ii) interstate transportation and storage, and (iii) retail natural gas services. As described further below, certain of the Company's operations are regulated by various federal and state entities. For the nine months ended September 30, 1997, approximately 45% of the Company's operating income was derived from regulated assets.

GATHERING, PROCESSING AND MARKETING SERVICES

     The Company provides natural gas gathering, processing, storage, transportation, marketing, field services and supply services, to a variety of customers. Within this business segment, the Company owns and operates approximately 12,700 miles of pipeline in seven states and operates 18 gas processing plants in five states and natural gas storage facilities in West Texas and on the Gulf Coast. For the nine months ended September 30, 1997, this business segment accounted for approximately 55% of consolidated operating income.

     Revenues from the Company's gathering, processing, storage, transportation, marketing and supply activities are generated in four different ways. First, the Company performs a merchant function whereby the Company purchases gas at the wellhead, combines such gas with other supplies of gas, and markets the aggregated gas to consumers. Second, the Company gathers, transports and/or processes gas for producers or other third parties who retain title to the gas. Third, the Company processes gas into NGLs and markets NGLs. Fourth, the Company provides gas marketing and supply services, including certain storage services, to producers, various natural gas resellers and end users. The Company also arranges the purchase and transportation of producers' excess or uncommitted gas to end users, acts as shipper or agent for the end users, administers nominations and provides balancing assistance when needed.

     In conjunction with its merchant function, the Company engages in price risk management activities in the energy financial instruments market to hedge its price and basis risk exposure. The Company buys and sells gas and crude oil futures positions on the New York Mercantile Exchange and Kansas City Board of Trade and uses over-the-counter energy swaps and options for the purpose of reducing adverse price exposure to gas supply costs or specific market margins. Pursuant to its Board of Directors' approved guidelines, the Company engages in these activities only as a hedging mechanism against pre-existing or anticipated physical gas and condensate sales, gas purchases, system use, and storage in order to protect profit margins, and is prohibited from engaging in speculative trading.

  Gas Gathering and Processing

     The Company's gathering and processing subsidiaries operate pipeline systems in seven Mid-Continent and Rocky Mountains states. These subsidiaries perform various services for customers including, among others, gathering gas at the wellhead or other field aggregation points, transporting gas on an intrastate basis at negotiated rates, processing gas to extract NGLs, and marketing natural gas and NGLs.

     Based on average throughput, the Company's largest gathering operation is its Hugoton Basin system in Kansas which gathers approximately 540 MMcf per day, making K N the largest gatherer in this basin. The Hugoton Basin system interconnects with several gas processing plants in the area including K N's Bushton plant. The Company's Wattenberg System in northeastern Colorado, which includes gathering and transmission lines, has current throughput of approximately 180 MMcf per day. K N's West Texas System is located primarily in western Texas and the Texas Panhandle. This system, which includes gathering, intrastate transmission and storage pipelines, six gas processing plants, and one storage facility, has gathering throughput of approximately 100 MMcf per day. The Company also owns gathering facilities in the Powder River and Wind River Basins of Wyoming and the Piceance and Uinta Basins of western Colorado and eastern Utah with combined throughput of approximately 130 MMcf per day.

     In addition to the above systems, K N recently acquired two gathering systems in the Rocky Mountains which gather in aggregate approximately 360 MMcf per day. In December 1997, K N purchased a 60% interest in the Red Cedar Gathering System in the San Juan Basin of New Mexico. The Red Cedar system gathers approximated 340 MMcf per day of natural gas and is connected to the Company's jointly-owned Coyote Gulch processing plant and to the TransColorado pipeline. Also in December 1997, K N acquired Interenergy Corporation, a closely held provider of natural gas services in the Rocky Mountain area. The Interenergy assets include pipelines which gather approximately 20 MMcf per day, a gas processing plant in Wyoming and an interest in a gas processing plant in North Dakota.

     In 1996, Wildhorse, a joint venture between K N and TBI, purchased gathering and processing assets of Williams Field Services in western Colorado and eastern Utah. The acquisition of these assets provided Wildhorse access to existing TBI production, to approximately 240,000 acres of undeveloped leasehold held by TBI in the Piceance Basin, and to undeveloped third-party acreage throughout the Piceance and Uinta basins. The assets acquired included approximately 950 miles of natural gas gathering lines, two processing plants, a carbon dioxide treatment plant and a dew point control plant. During the nine months ending September 30, 1997, these facilities processed and treated more than 75 MMcf of natural gas per day.

     At September 30, 1997, the Company's gathering, processing and marketing segment operated 18 natural gas processing plants, including the Bushton complex, one of the largest NGLs extraction facilities in the United States. On a daily basis, these plants process approximately 1.4 Bcf of natural gas (and have capacity to process 1.7 Bcf of natural gas per day) and produce more than 2 million gallons of NGLs. NGLs are sold by the Company on a contractual basis to various NGL pipelines, end users and marketers at index-based prices.

  Marketing

     In 1997, the Company's natural gas marketing customers included local distribution companies, industrial, commercial and agricultural end users, electric utilities, Company affiliates, and other marketers located both on and off K N's pipeline systems. Natural gas is purchased by K N's gathering, processing and marketing business from various sources, including gas producers, gas processing plants and pipeline interconnections. For the nine months ended September 30, 1997, the Company's gathering, processing and marketing operations sold an average of approximately 1.3 Bcf of natural gas per day before intersegment eliminations. In addition, the recently-acquired Interenergy assets included a marketing operation which sold 342 MMcf of natural gas per day to approximately 650 customers in 1997.

     As is customary in the industry, most of the Company's gas purchase agreements are for periods of one year or less, and many are for periods of 60 days or less. Various agreements permit the purchaser or the supplier to renegotiate the purchase price or discontinue the purchase under certain circumstances. Purchase volume obligations under many of the agreements utilized by this business segment are generally "best efforts" and do not have traditional take-or-pay provisions. However, certain agreements require the Company to prepay for, or to receive, minimum quantities of natural gas.

     The Company owns a storage facility located in Gaines County, Texas, which had a working storage capacity of 16.4 Bcf of natural gas at September 30, 1997 and withdrawal capacity of 525 MMcf per day. This facility has traditionally been used to meet peak day requirements of the West Texas system. K N also has lease rights in the Stratton Ridge facility located in Brazoria County, Texas, including a peak day natural gas withdrawal capacity of 150 MMcf per day at September 30, 1997.

  K N Field Services

     K N Field Services, Inc. ("KNFS") provides field operations services to gas and oil industry customers who own production, gathering, processing and transportation assets. To the extent possible, KNFS uses the existing infrastructure and labor force employed in the Company's own systems to serve its clients. Among the services KNFS provides are well tending, site services, corrosion monitoring, compression operations and maintenance, safety training, gathering and pipeline operations and maintenance, measurement, pressure and flow monitoring, water hauling and line locating.

INTERSTATE TRANSPORTATION AND STORAGE SERVICES

     The Company's interstate pipeline system provides transportation and storage services to affiliates, third-party natural gas distribution utilities, and other shippers. For the nine months ended September 30, 1997, this business segment accounted for approximately 22% of consolidated operating income. As of September 30, 1997, the Company's interstate pipeline system consisted of approximately 6,900 miles of transmission lines and one storage field.

     The Company provides both firm and interruptible transportation and no-notice services to its customers. Under no-notice service, customers are able to meet their peak day requirements without making specific nominations as required by firm and interruptible transportation service tariffs. The local distribution companies and other shippers may release their unused firm transportation capacity rights to other shippers. It is the Company's experience that this released capacity has, to a large extent, replaced interruptible transportation on the Company's interstate pipeline system. Firm transportation customers pay a monthly reservation charge plus a commodity charge based on actual volumes transported. Interruptible transportation is billed on the basis of volumes shipped.

     In 1996, K N purchased a crude oil pipeline (renamed the Pony Express Pipeline) running from Lost Cabin in central Wyoming to Freeman, Missouri near Kansas City, and converted it to natural gas transport service. The line became operational in August 1997 and, under its current configuration, has a maximum capacity of 255 MMcf per day. The Pony Express Pipeline provides access to significant natural gas reserves principally from the Denver-Julesburg, Wind River and Powder River Basins and is a catalyst for the development of the market hub at Rockport, Colorado. As a complement to this pipeline, in November 1996 the Company acquired one 20-year contract and one 19-year contract to provide firm transportation capacity of 230 MMcf of natural gas per day to the Kansas City metropolitan area. This project reflects the Company's ongoing strategy to balance regulated pipeline projects with the corresponding potential for greater returns from other nonregulated business segments.

     The Company is a one-half joint venture partner in the TransColorado Gas Transmission Pipeline Co. ("TransColorado"). TransColorado's pipeline is expected to provide increased flexibility in accessing multiple natural gas basins in the Rocky Mountain region. Though only a portion of the pipeline is currently operational, when completed, the TransColorado Pipeline will extend 290 miles, from the Piceance Basin of Colorado to Blanco, New Mexico, and will have an initial capacity of 300 MMcf per day. The TransColorado Pipeline will operate as an interstate pipeline regulated by the FERC.

     The Company's interstate pipeline system provides storage services to its customers through its Huntsman Storage Field in Cheyenne County, Nebraska. The facility had a peak natural gas withdrawal capacity of 100 MMcf per day at September 30, 1997.

RETAIL NATURAL GAS SERVICES

     The Company provides retail natural gas services to residential, commercial, agricultural and industrial customers for space heating, crop irrigation, drying, and processing of agricultural products. The Company's EN-able joint venture also has a 24-hour Customer Service Center in Scottsbluff, Nebraska, which centralizes customer service calls, service start-up and billing calls, service dispatch and remittance operations for the three-state region. For the nine months ended September 30, 1997, this business segment accounted for approximately 22% of consolidated operating income.

  Regulated Retail Services

     The Company's retail natural gas business operated approximately 1,500 miles of intrastate natural gas transmission, gathering and storage facilities as of September 30, 1997. These intrastate pipeline systems serve industrial customers and much of the Company's retail natural gas business in Colorado and Wyoming. As of September 30, 1997, the Company's retail natural gas business served over 200,000 customers in Colorado, Nebraska and Wyoming through approximately 7,100 miles of distribution pipelines (excluding the Company's Kansas natural gas distribution assets which the Company entered into an agreement to sell in

December 1997, and which sale is expected to be consummated in the second quarter of 1998, following receipt of regulatory approval).

     The Company's underground storage facilities are used to provide natural gas for load balancing and peak system demand. Storage services for the Company's retail natural gas services segment are provided by three facilities owned in Wyoming, one facility in Colorado owned and operated by Wildhorse and a storage facility located in Nebraska and owned by the Company's interstate pipeline system. The peak day natural gas withdrawal capacity available for this segment at September 30, 1997 was 107 MMcf per day.

     The Company's retail operations in Nebraska, Wyoming and northeastern Colorado serve areas that are primarily rural and agriculturally based. In much of Nebraska, the winter heating load is balanced by irrigation requirements in summer months and grain drying in the fall. The economy in the western Colorado service territory continues to grow as a result of growth in mountain resort communities and development of retirement communities.

  Gas Purchases and Supply

     The Company's retail natural gas business relies on the Company's interstate pipeline system, the intrastate pipeline systems it operates, and third-party pipelines for transportation and storage services required to serve its markets. Its gas supply requirements are being met through a combination of purchases from wholly-owned marketing subsidiaries and third-party suppliers.

     The gas supply for the retail natural gas business segment comes primarily from basins in Kansas, Montana, Wyoming, Colorado, New Mexico and western Nebraska which include under-developed basins that represent significant proved reserves. The Company's gas supplies are strategically located with respect to existing and planned pipeline capacity, giving the Company access to gas for its retail customer base.

     Certain gas purchase contracts contain take-or-pay clauses which require that a certain purchase level be attained each contract year, or the Company must make a payment which is generally equal to the contract price multiplied by the deficient volume. All such payments are fully recoupable under the terms of the gas purchase contracts and the existing regulatory rules. To date, no buy-out or buy-down payments relating to take-or-pay contracts have been made by this business segment. See "-- Gathering, Processing and Marketing
Services -- Marketing."

  Unregulated Retail Services

     In September 1996, the Company, through its subsidiary K N Services, Inc. ("KNS"), began marketing its Simple Choice package of products and services. In addition to natural gas service, under Simple Choice, customers can order satellite TV, appliance protection, long-distance telephone service, wireless Internet access and other products and services with one call, paid for with one monthly payment, and backed by one service guarantee. Simple Choice was launched in Scottsbluff, Nebraska, where the Company also opened its first Simple Choice General Store. The Company plans to open additional stores in 1998 and is engaged in efforts to create Simple Choice partnerships and licensing agreements with other utilities.

     In early 1997, K N and PacifiCorp jointly formed EN-able to market the Simple Choice brand to K N's approximately 200,000 and PacifiCorp's approximately 1.5 million customers as well as to other utilities. An integral part of the Simple Choice package is outsourced billing and customer service for third-party utilities. To enhance this capability, early in 1997 KNS and PacifiCorp's subsidiary, PacifiCorp Holdings, Inc., acquired Orcom Systems, Inc., the software development company that designed the billing system which supports the Simple Choice brand of products and services.

                                  MIDCON CORP.

OVERVIEW

     MidCon is engaged in the purchase, gathering, processing, transmission, storage and sale of natural gas to utilities, municipalities and industrial and commercial users. MidCon also purchases electricity from electric utilities, and other electric power producers and marketers and resells the electricity to wholesale and end-use customers.

     MidCon's operations are conducted through its principal subsidiaries: NGPL, which owns and operates a major interstate pipeline transmission system and related assets; MidCon Texas Pipeline Operator, Inc. ("MidCon Texas"), which operates an intrastate pipeline system in Texas; MidCon Gas Services Corp. ("MidCon Gas"), which purchases and sells natural gas and arranges for the transportation and storage of such gas; MidCon Power Services Corp. ("MidCon Power"), which purchases electricity from electric utilities and other electric power producers and marketers, resells electricity to wholesale customers and arranges for the transmission of such power; mc(2) Inc. ("mc(2)"), which markets natural gas and electricity at the retail level; and MidCon Gas Products Corp. ("MidCon Gas Products"), which gathers and processes natural gas. In addition, MidCon also has equity investments in several other natural gas pipelines.

INTERSTATE AND INTRASTATE TRANSPORTATION SERVICES

     MidCon's pipeline subsidiaries operate over 13,000 miles of natural gas pipelines which are strategically located in the center of the North American pipeline grid. This pipeline network provides access not only to the major supply areas in the Gulf of Mexico, the Gulf Coast, the Permian Basin, the Mid-Continent, the Rocky Mountains and Western Canada, but also to the major consuming markets in the Midwest and along the Gulf Coast.

  Transportation and Sales

     NGPL owns and operates over 10,000 miles of pipeline, consisting of two major interconnected transmission pipelines terminating in the Chicago metropolitan area. One pipeline -- known as the "Amarillo Line" -- originates in the West Texas and New Mexico producing areas and is comprised of approximately 5,500 miles of mainline and various small-diameter pipelines. The other pipeline -- known as the "Gulf Coast Line" -- originates in the Gulf Coast areas of Texas and Louisiana and consists of approximately 4,900 miles of mainline and various small-diameter pipelines. These two main pipelines are connected at points in Texas and Oklahoma by NGPL's 240-mile Amarillo/Gulf Coast ("A/G") pipeline. In addition, a 105-mile pipeline runs from the Arkoma Basin gas producing area of eastern Oklahoma to the A/G pipeline. NGPL also owns a pipeline which extends from the Gulf Coast Line in Texas into southwestern Louisiana. The system is powered by 61 compressor stations in mainline and storage service having an aggregate of approximately 1.0 million horsepower. NGPL's system has over 1,700 points of interconnection with 31 interstate pipelines, 24 intrastate pipelines and 54 LDCs and end-users, thereby providing significant flexibility in the receipt and delivery of gas.

     MidCon Texas operates an intrastate pipeline system, located primarily in the Texas Gulf Coast area, which it leases from an Occidental affiliate under a 30-year lease which commenced on December 31, 1996. The system includes approximately 2,600 miles of pipelines, supply lines, sales laterals and related facilities and has 22 interconnects with other pipelines. A subsidiary of MidCon Gas owns a separate Texas intrastate pipeline system (the "Palo Duro System") that includes approximately 400 miles of pipeline and related facilities. The Palo Duro System is leased to a nonaffiliate.

     Pursuant to transportation agreements and FERC tariff provisions, NGPL offers both firm transportation service and interruptible transportation service. Under NGPL's tariff, firm transportation customers pay reservation charges each month, irrespective of volumes actually transported. Interruptible transportation customers pay a commodity charge based upon actual volumes transported. Reservation and commodity charges are both based upon geographical location, time of year and distance of the transportation service provided.

     NGPL's principal delivery market area encompasses the states of Illinois, Indiana and Iowa and portions of Wisconsin, Nebraska, Kansas, Missouri and Arkansas. NGPL is one of the largest transporters of natural gas to the Chicago market, and its cost of service is one of the lowest in the region. In 1996, NGPL delivered an average of 2.2 Bcf per day of natural gas, representing 60% of the total natural gas delivered to the Chicago metropolitan area during the same period. Given its strategic location at the center of the North American pipeline grid, Chicago is likely to continue to be a major natural gas trading hub for the rapidly growing demand markets in the Midwest and Northeast. Approximately 100% of NGPL's pipeline capacity to Chicago is committed under firm transportation services. As of November 1, 1997, approximately 22% of the total volume committed to be transported under NGPL's firm transportation contracts had remaining terms in excess of 3 years.

     In January 1997, NGPL and a subsidiary of NIPSCO Industries, Inc. ("NIPSCO") completed construction of a 100 MMcf per day pipeline interconnection in the Chicago metropolitan area between their respective pipeline systems, thus providing NGPL with additional access to markets east of Chicago.

     Unlike NGPL, MidCon Texas acts as a merchant provider of natural gas as well as a transporter. Texas is the largest producer of and the largest consuming market for natural gas in the United States. Principal customers of MidCon Texas include the electric and natural gas utilities that serve the Houston area and industrial customers located along the Houston Ship Channel and in the Beaumont/Port Arthur area. For 1997, MidCon Texas delivered an average of
1.6 Bcf per day of natural gas, representing approximately 16% of the total natural gas deliveries in Texas and about 35% of the total deliveries in the Houston market.

     Deliveries of gas by MidCon's pipelines include both volumes sold by the pipelines and their marketing affiliates and volumes owned by others which are transported. The following table sets forth the gas volumes sold to, or transported for, nonaffiliates by NGPL, MidCon Texas and MidCon Gas for each of the periods indicated:

                                                                               NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,          ENDED
                                                --------------------------    SEPTEMBER 30,
                                                 1994      1995      1996         1997
                                                ------    ------    ------    -------------
                                                         (IN BCF)
        NGPL
          Transportation......................   1,318     1,318     1,284          788
        MidCon Texas
          Sales...............................     198       238       239          201
          Transportation......................     215       215       271          229
        MidCon Gas Services
          Sales...............................     351       410       460          374

     Sales volumes shown in the foregoing table for MidCon Texas include sales deliveries by a marketing affiliate to nonaffiliates. The table does not include gas transported by NGPL for affiliates for sale to nonaffiliates of approximately 220 Bcf, 221 Bcf, 220 Bcf and 183 Bcf for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively. The table also does not show volumes of gas that have been auctioned by NGPL following the termination of its traditional gas sales service on December 1, 1993.

     NGPL also furnishes transportation service for others to and from many other locations on its pipeline system and, in recent years, has increased transportation deliveries to markets outside the Chicago metropolitan area. Competition for such service may be provided by one or more other pipelines, depending upon the nature of the transportation service required. Transportation rates, service options and available pipeline capacity and, in some cases, the availability of, and rates for, storage services are the key factors in determining NGPL's ability to compete for particular transportation business.

     In 1996, Trailblazer Pipeline Company ("Trailblazer"), a regulated natural gas transmission business funded by a general partnership in which a subsidiary of NGPL owns a one-third interest, signed 10-year agreements with six shippers for additional firm transportation service. To accommodate these additional service requirements, Trailblazer installed compression to increase pipeline capacity by approximately 75 MMcf per day. The new compression facilities went into service during the summer of 1997. Trailblazer's system runs from eastern Colorado to eastern Nebraska and transports gas produced in the Rocky Mountains. NGPL is the operator of the pipeline. Trailblazer moved approximately 194 Bcf of gas in 1996.

     Subsidiaries of MidCon also own interests in several regulated natural gas pipeline systems which are accounted for as equity investments. In the Gulf Coast area, these subsidiaries own 20% to 50% of three pipeline ventures that operate approximately 550 miles of pipeline in the Gulf of Mexico and NGPL owns interests, of varying percentages, in approximately 250 miles of jointly-owned supply laterals that also operate in the Gulf of Mexico. The joint ventures transport gas onshore from producers in the offshore Louisiana and Texas areas for various customers. Onshore, NGPL subsidiaries own interests of 18 and 33 1/3%, in Overthrust Pipeline Company and Trailblazer, respectively, that operate approximately 520 miles of pipelines in Wyoming, Colorado and Nebraska.

  Storage

     NGPL is one of the nation's largest storage operators with approximately 600 Bcf of total natural gas storage capacity, over 200 Bcf of working gas, and up to 4.4 Bcf per day of peak deliverability from its facilities which are strategically located near the markets MidCon services. NGPL owns and operates nine underground storage fields in four states to provide services to NGPL's customers and to support pipeline deliveries during the winter when demand for natural gas is higher.

     NGPL provides firm and interruptible gas storage service pursuant to storage agreements and FERC-approved tariffs. Firm storage customers pay a monthly demand charge irrespective of actual volumes stored. Interruptible storage customers pay a monthly commodity charge based upon actual volumes of gas stored.

     MidCon Texas also developed a salt dome storage facility located near Markham, Texas with a subsidiary of NIPSCO. The facility has two salt dome caverns and an estimated 8.3 Bcf of total capacity, 5.7 Bcf of working storage capacity and 500 MMcf per day of withdrawal capacity. The storage facility is leased by a partnership in which subsidiaries of MidCon and NIPSCO are equal partners. MidCon Texas has executed a 20-year sublease with the partnership under which it has rights to 50% of the facility's working gas capacity, 85% of its withdrawal capacity and approximately 70% of its injection capacity.

     These storage assets further complement the pipeline facilities and allow MidCon to optimize deliveries on its pipelines and meet peak delivery requirements in its principal markets.

GATHERING, PROCESSING AND MARKETING SERVICES

     MidCon, through its subsidiaries, is engaged in the gathering and processing of natural gas. These subsidiaries process natural gas in four facilities and own and operate four gathering systems located in Texas and New Mexico. During 1997, MidCon subsidiaries produced approximately 8.8 MBbls per day of natural gas liquids and gathered 160 MMcf per day of natural gas.

     MidCon Texas purchases its gas supplies from producers and, to a lesser extent, from other pipeline companies or their subsidiaries. MidCon Gas purchases gas supplies primarily from producers and other gas marketers. MidCon Gas maintains inventories of gas supplies in storage facilities of its affiliates and other pipeline companies. MidCon Gas uses futures contracts, options and swaps to hedge the impact of natural gas price fluctuations.

     MidCon Power was formed in 1995 to provide marketing services to the electric power industry and to prepare for anticipated opportunities as the electric power market begins to unbundle. MidCon Power began trading wholesale power in late 1995. In 1997, MidCon Power traded over 4.3 million megawatt hours.

RETAIL NATURAL GAS SERVICES

     MidCon formed mc(2) in February 1997 to extend its skills in marketing natural gas and electricity to retail customers including small industrial, commercial and, as regulation ultimately allows, residential end-users.

These customer groups constitute over one-half of the natural gas and two-thirds of the electricity consumed in the United States annually and MidCon believes that substantial opportunities exist for selling natural gas supply products that are simple, reliable and cost-competitive. In providing energy services, mc(2) works in a coordinated effort with MidCon Gas and MidCon Power, with these two entities acting as exclusive energy providers to mc(2).

     In February 1997 mc(2) initiated its service in the market area surrounding Chicago, an area where MidCon has a strong competitive position, and the New York City metropolitan market, an area where unbundling efforts and utility tariffs provide opportunities for profit. Mc(2) currently serves over 10,000 commercial natural gas customers in Illinois, Pennsylvania, New York and New Jersey and has begun marketing in Ohio. Several thousand customers were added in August 1997 when mc(2) acquired certain assets of Norstar Energy Limited Partnership ("Norstar"). The former Norstar customers account for annual sales of about 8 Bcf of natural gas.

     In September 1997, mc(2) began offering electric service to commercial customers by participating in Pennsylvania's statewide pilot program, one of the first of its kind in the nation. The plan allows up to 5% of each customer class at each utility to self-nominate a supplier other than the local electric utility. By aggressively focusing on two key markets during a two-week nomination window, mc(2) signed up over 400 businesses served by three utilities in Pittsburgh and Philadelphia.

                                   REGULATION

FEDERAL AND STATE REGULATION

     Both the performance of interstate transportation and storage services by natural gas companies, including interstate pipeline companies, and the rates charged for such services, are regulated by the FERC under the Natural Gas Act, and, to a lesser extent, the Natural Gas Policy Act.

     Legislative and regulatory changes began in 1978 with the passage of the Natural Gas Policy Act, pursuant to which the process of deregulation of gas sold at the wellhead was commenced. The restructuring of the natural gas industry continued with the adoption of (i) Order 380 in 1984, which eliminated purchasers' minimum bill obligations to the pipelines, thus making gas purchased from third parties, particularly on the spot market, more economically attractive relative to gas purchased from pipelines and (ii) Order 436 in 1985, which provided that interstate transportation of gas under blanket or self-implementing authority must be provided on an open-access, non-discriminatory basis. After Order 436 was partially overturned in federal court, the FERC issued Order 500 in August 1987 as an interim rule intended to readopt the basic thrust of the regulations promulgated by Order 436. Order 500 was amended by Orders 500 A through L. The FERC's stated purpose in issuing Orders 436 and 500, as amended, was to create a more competitive environment in the natural gas marketplace. This purpose continued with Order 497, issued in June 1988, which set forth new standards and guidelines imposing certain constraints on the interaction of interstate pipelines and their marketing affiliates and imposing certain disclosure requirements regarding that interaction.

     Order 636, issued in April 1992, as amended, was a continuation of the FERC's efforts to improve the competitive structure of the pipeline industry and maximize the consumer benefits of a competitive structure of the pipeline industry and a competitive wellhead gas market. In Order 636, the FERC required interstate pipelines that perform open access transportation under blanket certificates to "unbundle" or separate their traditional merchant sales services from their transportation and storage services and to provide comparable transportation and storage services with respect to all gas supplies whether purchased from the pipeline or from other merchants such as marketers or producers. The pipelines must now separately state the applicable rates for each unbundled service (i.e., for the gas commodity, transportation and storage).

     Specifically, Order 636 contains the following procedures to increase competition in the industry: (i) requiring the unbundling of sales services from other services, meaning that only a separately identified merchant division of the pipeline could sell gas at points of entry into the pipeline system; (ii) permitting holders of firm capacity to release all or a part of their capacity for resale by the pipeline either to the highest bidder or, under short-term or maximum rate releases, to shippers in a prepackaged release, with revenues in both instances credited to the releasing shipper; (iii) allowing shippers to use other receipt points and delivery points on the system, subject to the rights of other shippers to use those points as their primary receipt and delivery points;
(iv) the issuance of blanket sales certificates to interstate pipelines for unbundled services; (v) the continuation of pregranted abandonment of previously committed pipeline sales and transportation services, subject to certain rights of first refusal, which should make unused pipeline capacity available to other shippers and clear the way for excess transportation services to be reallocated to the marketplace; (vi) requiring that firm and interruptible transportation services be provided by the pipelines to all parties on a comparable basis; and
(vii) generally requiring that pipelines derive transportation rates using a straight-fixed-variable rate method which places all fixed costs in a fixed reservation fee that is payable without regard to usage, as opposed to the previously used modified fixed-variable method that allocated a part of the pipelines' fixed costs to the usage fee. The FERC's stated position is that the straight-fixed-variable method promotes the goal of a competitive national gas market by increasing the cost of unnecessarily holding firm capacity rather than releasing it, and is consistent with its directive to unbundle the pipelines' traditional merchant sales services. Order 636 has been affirmed in all material respects upon judicial review and the Company's own FERC order approving its unbundling plan is final and not subject to any pending judicial review.

     NGPL has been a party to a number of contracts that required NGPL to purchase natural gas at prices in excess of the prevailing market price. As a result of Order 636 prohibiting interstate pipelines from using their gas transportation and storage facilities to market gas to sales customers, NGPL no longer had a sales market for the gas it is required to purchase under these contracts. Order 636 went into effect on NGPL's system on

December 1, 1993. NGPL has agreed to pay substantial transition costs to reform these contracts with gas suppliers. Under settlement agreements reached by NGPL and its former sales customers, NGPL recovered from those customers over a four year period beginning December 1, 1993, a significant amount of the gas supply realignment (GSR) costs. The FERC has also permitted NGPL to implement a tariff mechanism to recover additional portions of its GSR costs in rates charged to transportation customers that were not party to the settlements. In July 1996, a Federal appellate court remanded Order 636 to the FERC for further explanation of aspects of its decision regarding recovery of GSR costs by interstate pipelines. Because of the settlements and FERC orders authorizing NGPL's GSR cost recovery mechanism, the remand is not expected to have any significant impact on NGPL. The FERC has allowed GSR rates to go into effect on December 1, 1997, subject to refund, to recover any shortfall in recoveries of GSR costs allocated to interruptible transportation. However, the FERC rejected NGPL's filing for rehearing that NGPL be allowed to recoup a portion of any shortfall on title transfers and interruptible transportation to pooling points.

  Gathering, Processing and Marketing Services

     Under the Natural Gas Act, facilities used for and operations involving the production and gathering of natural gas are exempt from FERC's jurisdiction, while facilities used for and operations involving interstate transmission are not exempt. However, the FERC's determination of what constitutes exempt gathering facilities as opposed to jurisdictional transmission facilities has evolved over time. Under current law, facilities which otherwise are classified as gathering may be subject to ancillary FERC rate and service jurisdiction when owned by an interstate pipeline company and used in connection with interstate transportation or jurisdictional sales.

     The FERC has historically distinguished between facilities owned by noninterstate pipeline companies, such as the Company's gathering facilities, on a fact-specific basis.

     The issue of state jurisdiction over gathering activities has previously been raised before the Colorado Public Utilities Commission, Kansas Corporation Commission, New Mexico Public Service Commission, Texas Railroad Commission and Wyoming Public Service Commission, as well as before state legislative bodies. The Company is closely monitoring developments in this area.

     As part of its corporate reorganization, the Company requested, was granted authority and in 1994 transferred substantially all of its gathering facilities to a wholly-owned subsidiary. The FERC determined that after the transfer the gathering facilities would be nonjurisdictional, but the FERC reserved the right to reassert jurisdiction if the Company was found to be operating the facilities in an anti-competitive manner or contrary to open access principles. The Company plans to transfer MidCon's gathering facilities to a wholly owned subsidiary in order to make such facilities nonjurisdictional. See "The Combined
Company -- Business Strategy."

     The operations of the Company's intrastate pipeline and marketing subsidiaries located primarily in Texas are affected by FERC rules and regulations issued pursuant to the Natural Gas Act and the Natural Gas Policy Act. Of particular importance are regulations which allow increased access to interstate transportation services, without the necessity of obtaining prior FERC authorization for each transaction. The most important element of the program is nondiscriminatory access, under which a regulated pipeline must agree, under certain conditions, to transport gas for any party requesting such service.

     The interstate gas marketing activities of the Company's various marketing and pipeline subsidiaries are conducted either as unregulated first sales or pursuant to blanket certificate authority granted by the FERC under the Natural Gas Act.

     Certain of the Company's (including MidCon Texas') intrastate pipeline services and assets are subject to regulation by the Texas Railroad Commission.

  Interstate Transportation and Storage Services

     Facilities for the transportation of natural gas in interstate commerce and for storage services in interstate commerce are subject to regulation by the FERC under the Natural Gas Act and the Natural Gas Policy Act. The acquisition of MidCon's interstate natural gas pipeline system results in a significant increase in the percentage of the Company's assets subject to regulation by the FERC. See "The Combined Company --

Business Strategy." The Company is also subject to the requirements of FERC Order Nos. 497, et seq. and 566, et. seq., the Marketing Affiliate Rules, which prohibit preferential treatment by an interstate pipeline of its marketing affiliates and govern in particular the provision of information by an interstate pipeline to its marketing affiliates.

     On December 1, 1992, NGPL filed with the FERC for a general rate increase to recover higher operating costs. The FERC permitted NGPL to put the new rates into effect on June 1, 1993, subject to refund. In November 1994, NGPL filed a proposed settlement of the rate case with the FERC. The settlement was approved by the FERC in January 1995. This settlement resulted in refunds being made to customers of approximately $128 million in 1995.

     On June 1, 1995, NGPL filed a general rate case with the FERC to establish new rates as well as new or revised services. The FERC permitted NGPL to place new rates into effect, subject to refund, on December 1, 1995. This date corresponded to the effective date of new transportation and storage agreements between NGPL and its principal local distribution customers. Major issues in the rate case included the terms and conditions of new services, throughput levels used in the design of rates, discounting adjustments, levels of depreciation rates and return on investment, and the levels used in the design of fuel rates. In May 1996, NGPL filed with the FERC an offer of settlement to resolve the remaining issues in the proceeding. On November 3, 1997, the FERC approved a settlement of this rate case substantially consistent with what NGPL proposed. This settlement of the rate case has had a favorable impact of approximately $9 million on operating margin for the ten months ended October 31, 1997. The FERC's order approving the settlement is final and not subject to rehearing or judicial review.

     In January 1997, Amoco Production Company and Amoco Energy Trading Corporation ("Amoco") filed a complaint against NGPL before the FERC contending that NGPL had improperly provided its affiliate, MidCon Gas, transportation service on preferential terms, seeking termination of currently effective contracts and the imposition of civil penalties. A subsequent FERC staff audit made proposed findings that NGPL has favored MidCon Gas, which NGPL has challenged. In July, Amoco and NGPL agreed to a settlement of this proceeding. Amoco has filed to withdraw its complaint subject to the FERC's procedures. Several intervenors have opposed the withdrawal of the complaint and NGPL has filed an answer to that opposition. By orders issued January 16, 1998, the FERC ruled that NGPL had violated certain of the FERC's regulations regarding its business relationships with its affiliate, MidCon Gas. Relying upon its authority under the Natural Gas Policy Act, the FERC provided notice to NGPL that, in addition to other remedial action, it proposes to assess civil penalties of $8,840,000. Such orders also required NGPL to take certain other actions, including making a new tariff filing, and imposed certain restrictions on the sharing of employees by NGPL and MidCon Gas. The FERC is proposing to suspend one-half of the penalty provided that for two years following the date of the order NGPL does not violate specified sections of the FERC's regulations. Pursuant to the provisions of the Natural Gas Policy Act and Natural Gas Act, NGPL has thirty days to seek rehearing of the order and its findings as well as provide the FERC with any factual or legal arguments that it believes may justify reduction or remission by the FERC of the amount of penalty proposed in the order. The Company is reviewing the orders and is considering whether, and to what extent, to avail itself of its rights to further contest the provisions. In addition, other parties to the proceeding may seek rehearing. The Company does not believe the ultimate resolution of these issues will have a material adverse affect on its operations and results.

     In January 1998, K N Interstate Pipeline Co. ("K N Interstate") filed a rate case requesting an increase in its rates which would result in additional annual revenues of $32.4 million. The Company anticipates that the FERC will accept the filing and suspend its effective date for the full five-month period permitted by the Natural Gas Act thus permitting the rates to go into effect subject to refund August 1, 1998. The Company also anticipates that there will be interventions by interested parties including its customers and that there will be additional proceedings before the FERC to resolve differences. As indicated under "Risk Factors -- Regulation; Pending Regulatory Proceedings," the Company will pursue a negotiated resolution of any differences but the Company cannot predict with certainty whether the regulatory proceedings will be resolved through a negotiated settlement or through administrative litigation. The Company's interstate pipeline business could be adversely affected by an unsatisfactory outcome.

  Retail Natural Gas Services

     Certain of the Company's intrastate pipelines, storage, distribution and/or retail sales in Colorado, Kansas, Texas and Wyoming are under the regulatory authority of each state's utility commission. In Nebraska, retail gas sales rates for residential and small commercial customers within a municipality are regulated by each municipality served.

     In certain of the incorporated communities in which the Company provides natural gas services at retail, the Company operates under franchises granted by the applicable municipal authorities. The duration of franchises varies. In unincorporated areas, the Company's natural gas utility services are not subject to municipal franchise. The Company has been issued various certificates of public convenience and necessity by the regulatory commissions in Colorado, Kansas and Wyoming authorizing it to provide natural gas utility services within certain incorporated and unincorporated areas of those states.

     Continuing regulatory change will provide energy consumers with increasing choices among their suppliers. The Company emerged as a leader in providing for customer choice by filing an application with the Wyoming Public Service Commission in 1995 to allow 10,500 residential and commercial customers to choose to purchase the gas from a qualified list of suppliers. The proposal provided that the Company would continue to provide all other utility services. In early 1996, the Wyoming Public Service Commission issued an order allowing the Company to bring competition to these 10,500 residential and commercial customers beginning in mid 1996. Choosing from a menu of three competing suppliers, approximately 80% of the Company's customers chose to remain with the Company. The experience gave the Company early and valuable experience in competing in an unbundled environment and led to the development of new products and services that add value to the natural gas commodity. The innovative program was one of the first in the nation that allowed essentially all customers the opportunity to exercise energy choice for natural gas. Similarly, the Company has made voluntary filings with municipal authorities in Nebraska to provide its retail customers with an opportunity to purchase gas from competing suppliers on an unregulated basis. The Company will continue to provide all other gas utility services. If municipal approvals are received, the program will be implemented in 1998.

ENVIRONMENTAL REGULATION

     The Company's operations and properties, including those of MidCon, are subject to extensive and evolving Federal, state and local laws and regulations governing the release or discharge of regulated materials into the environment or otherwise relating to environmental protection or human health and safety. Numerous governmental departments issue rules and regulations to implement and enforce such laws which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. These laws and regulations can also impose liability for remedial costs on the owner or operator of properties or the generators of waste materials, regardless of fault. Moreover, the recent trends toward stricter standards in environmental legislation and regulation are likely to continue.

     In May 1997, the Nebraska Department of Environmental Quality ("NDEQ") issued a violation notice to K N Interstate Gas Transmission Company ("KNI") regarding historical Prevention of Significant Deterioration permitting issues related to certain engines at the Big Springs, Nebraska, facility. KNI is in the process of obtaining the proper permits at this time, and is also engaged in discussions with NDEQ regarding settlement of the violation notice and a $500,000 fine currently proposed by the NDEQ. The costs associated with this matter are not expected to have a material adverse effect on the Company's business, financial position or results of operations.

     In connection with the Acquisition of MidCon, Occidental indemnified the Company against certain liabilities, including litigation and the failure of MidCon to be in compliance with applicable laws, in each case which would have a material adverse effect on MidCon, for one year following the closing date. To the extent that an environmental liability of MidCon is not covered by Occidental's indemnity obligation or, to the extent that matters arise following the termination of Occidental's indemnification obligation, the Company will be responsible for MidCon's environmental liabilities. The Company does not expect that such costs will have a material adverse impact on its business, financial position or results of operations.

     Based on current information and taking into account reserves established for environmental matters, the Company does not believe that compliance with Federal, state and local environmental laws and regulations will have a material adverse effect on the Company's business, financial position or results of operations. In addition, the clean-up programs in which the Company is engaged are not expected to interrupt or diminish the Company's operational ability to gather or transport natural gas. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause the Company to incur significant costs. A discussion of the environmental matters involving K N Energy can be found in the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Amendment No. 1 thereto, and K N Energy's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

           CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is a holder that is not (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is intended only as a descriptive summary and does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under such effectively connected income exemption. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations (the "Final Regulations"), a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 1998, will be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes.

     An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     The Company believes that it is currently a "U.S. real property holding corporation" for United States federal income tax purposes. So long as the Common Stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than five percent of the Common Stock will be subject to United States federal income tax on the disposition of the Common Stock.

FEDERAL ESTATE TAX

     Common Stock owned or treated as owned by an individual who is neither a citizen or a resident (as specifically defined for United States federal estate purposes) of the United States at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

     Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the Final Regulations, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met. Backup withholding and information reporting generally will apply to dividends paid to addresses within the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required by regulation certain identifying information.

     Payment of the proceeds of a sale of Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States, or, after December 31, 1998, if such broker is a foreign partnership, in which one or more U.S. persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or
(2) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITERS

     Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Petrie Parkman & Co., Inc. and Smith Barney Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Merrill Lynch International, Petrie Parkman & Co., Inc. and Smith Barney Inc. are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                   NUMBER OF
                                      NAME                                           SHARES
--------------------------------------------------------------------------------   ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.............................................
  Merrill Lynch, Pierce, Fenner & Smith Incorporated............................
  Petrie Parkman & Co., Inc. ...................................................
  Smith Barney Inc. ............................................................
                                                                                   -----------

     Subtotal...................................................................    8,500,000
                                                                                   -----------
International Underwriters:
  Morgan Stanley & Co. International Limited ...................................
  Merrill Lynch International...................................................
  Petrie Parkman & Co., Inc. ...................................................
  Smith Barney Inc. ............................................................
                                                                                   -----------

     Subtotal...................................................................    1,500,000
                                                                                   -----------
          Total.................................................................   10,000,000
                                                                                   ===========

     The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United

States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed.
The per share price of any Shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from, or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $ a share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $ a share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     Pursuant to the Underwriting Agreement, the Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 1,500,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Equity Offering by the U.S. Underwriters. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

     The Company and certain of its executive officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus Supplement, (i) register, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than pursuant to (x) existing stock option, employee benefit or dividend reinvestment plans, (y) future acquisitions, provided that, the recipients of such shares agree to be bound by similar restrictions, or (z) pursuant to the Additional Offerings) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause
(i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to the sale of the Shares to the Underwriters.

     In order to facilitate the Equity Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Equity Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Equity Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Underwriters have performed various investment banking services for the Company in the past and may do so from time to time in the future. Morgan Stanley & Co. Incorporated, Petrie Parkman & Co., Inc. and Salomon Brothers Inc (an affiliate of Smith Barney Inc., one of the Underwriters) each advised K N Energy with regard to the Acquisition for which they each received customary compensation. Merrill Lynch, Pierce, Fenner & Smith Incorporated served as an underwriter of the Company's public offering of debentures in October 1997. Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated were initial purchasers of the 8.56% Capital Trust Securities of K N Capital Trust I in April 1997, and received customary compensation therefor. Morgan Stanley & Co. Incorporated is also participating as an underwriter in the Debt Offerings.

                                    EXPERTS

     The consolidated financial statements of K N Energy, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus Supplement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of MidCon Corp. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus Supplement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock will be passed upon for K N Energy by Martha B. Wyrsch, General Counsel of the Company (who as of January 29, 1998 owned 2,553 shares of Common Stock and held options to purchase an additional 32,299 shares of Common Stock), Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York and Polsinelli, White, Vardeman & Shalton, Kansas City, Missouri. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Simpson Thacher & Bartlett and Davis Polk & Wardwell will rely on Polsinelli, White, Vardeman & Shalton as to matters of Kansas law.

                         INDEX TO FINANCIAL STATEMENTS

                                K N ENERGY, INC.
                                AND SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Consolidated Statements of Income for the Nine Months Ended September 30, 1997
      and 1996........................................................................    F-2
     Consolidated Balance Sheets as of September 30, 1997 and December 31, 1996.......    F-3
     Consolidated Statements of Cash Flows for the Nine Months Ended September 30,
      1997 and 1996...................................................................    F-5
     Notes to Consolidated Financial Statements.......................................    F-7
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996,
  1995 AND 1994
     Report of Independent Public Accountants -- Arthur Andersen LLP..................   F-10
     Consolidated Statements of Income for the Years Ended December 31, 1996, 1995 and
      1994............................................................................   F-11
     Consolidated Balance Sheets as of December 31, 1996 and 1995.....................   F-12
     Consolidated Statements of Common Stockholders' Equity for the Years Ended
      December 31, 1996, 1995 and 1994................................................   F-13
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995
      and 1994........................................................................   F-14
     Notes to Consolidated Financial Statements.......................................   F-15

                                  MIDCON CORP.
                                AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Consolidated Statements of Operations for the Nine Months Ended September 30,
      1997 and 1996...................................................................   F-37
     Consolidated Balance Sheet as of September 30, 1997 and December 31, 1996........   F-38
     Statements of Consolidated Cash Flows for the Nine Months Ended September 30,
      1997 and 1996...................................................................   F-39
     Consolidated Statements of Stockholder's Equity for the Years Ended December 31,
      1995 and 1996 and the Nine Months Ended September 30, 1997......................   F-40
     Notes to Consolidated Financial Statements.......................................   F-41
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996,
  1995 AND 1994
     Report of Independent Public Accountants -- Arthur Andersen LLP..................   F-49
     Consolidated Statements of Operations for the Years Ended December 31, 1996, 1995
      and 1994........................................................................   F-50
     Consolidated Balance Sheets as of December 31, 1996 and 1995.....................   F-51
     Statements of Common Stockholder's Equity for the Years Ended December 31, 1996,
      1995 and 1994...................................................................   F-52
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995
      and 1994........................................................................   F-53
     Notes to Consolidated Financial Statements for the Years Ended December 31, 1996,
      1995 and 1994...................................................................   F-54

                       K N ENERGY, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30
                                                                       -----------------------
                                                                          1997          1996
                                                                       ----------     --------
Operating Revenues:
Gathering, Processing and Marketing Services.........................  $1,175,320     $788,719
Interstate Transportation and Storage Services.......................      17,648       17,619
Retail Natural Gas Services..........................................     169,489      158,882
                                                                          -------       ------
Total Operating Revenues.............................................   1,362,457      965,220
                                                                          -------       ------
Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales...............................   1,060,884      693,006
Operations and Maintenance...........................................     146,109      130,316
Depreciation and Amortization........................................      41,101       38,432
Taxes, Other Than Income Taxes.......................................      18,144       15,449
                                                                          -------       ------
Total Operating Costs and Expenses...................................   1,266,238      877,203
                                                                          -------       ------
Operating Income.....................................................      96,219       88,017
                                                                          -------       ------
Other Income and (Deductions):
Interest Expense.....................................................     (30,991)     (26,209)
Minority Interests...................................................      (5,681)      (2,246)
Other, Net...........................................................      14,979        3,012
                                                                          -------       ------
Total Other Income and (Deductions)..................................     (21,693)     (25,443)
                                                                          -------       ------
Income Before Income Taxes...........................................      74,526       62,574
Income Taxes.........................................................      25,488       22,526
                                                                          -------       ------
Net Income...........................................................      49,038       40,048
Less -- Preferred Stock Dividends....................................         263          298
                                                                          -------       ------
Earnings Available For Common Stock..................................  $   48,775     $ 39,750
                                                                          =======       ======
Number of Shares Used in Computing Earnings Per Common Share.........      31,397       29,216
                                                                          =======       ======
Earnings Per Common Share............................................  $     1.55     $   1.36
                                                                          =======       ======
Dividends Per Common Share...........................................  $     0.81     $   0.78
                                                                          =======       ======

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                     SEPTEMBER 30,     DECEMBER 31
                                                                         1997              1996
                                                                     -------------     ------------
                                                                      (UNAUDITED)
ASSETS
Current Assets:
Cash and Cash Equivalents..........................................   $    25,267       $   17,005
Accounts Receivable................................................       192,523          304,942
Materials and Supplies.............................................        14,998            6,092
Gas in Underground Storage.........................................        23,660           43,511
Prepaid Gas........................................................         9,572           12,001
Other Prepaid Expenses.............................................        14,983           12,824
Gas Imbalances and Other...........................................        70,995           65,319
                                                                       ----------       ----------
                                                                          351,998          461,694
                                                                       ----------       ----------
Investments........................................................        75,197           50,538
                                                                       ----------       ----------
Property, Plant and Equipment, at Cost:
Gathering, Processing and Marketing Services.......................       856,637          683,569
Interstate Transportation and Storage Services.....................       583,475          447,557
Retail Natural Gas Services........................................       421,567          409,626
                                                                       ----------       ----------
                                                                        1,861,679        1,540,752
Less Accumulated Depreciation and Amortization.....................       542,905          518,451
                                                                       ----------       ----------
                                                                        1,318,774        1,022,301
                                                                       ----------       ----------
Deferred Charges and Other Assets..................................       106,488           95,187
                                                                       ----------       ----------
          Total Assets.............................................   $ 1,852,457       $1,629,720
                                                                       ==========       ==========

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                           1996
                                                                     SEPTEMBER 30,     ------------
                                                                         1997
                                                                     -------------
                                                                      (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-Term Debt...............................   $    19,055       $   26,971
Notes Payable......................................................       285,000          129,300
Accounts Payable...................................................       173,070          241,187
Accrued Expenses...................................................        25,952           34,696
Accrued Taxes......................................................        26,673           16,045
Gas Imbalances and Other...........................................        51,045           50,417
                                                                       ----------       ----------
                                                                          580,795          498,616
                                                                       ----------       ----------
Deferred Liabilities, Credits and Reserves:
Deferred Income Taxes..............................................       131,567          122,371
Other..............................................................        26,628           31,930
                                                                       ----------       ----------
                                                                          158,195          154,301
                                                                       ----------       ----------
Long-Term Debt.....................................................       410,498          423,676
                                                                       ----------       ----------
K N-Obligated Mandatorily Redeemable Preferred Capital Trust
  Securities of Subsidiary Trust Holding Solely Dentures of K N....       100,000               --
                                                                       ----------       ----------
Minority Interests in Equity of Subsidiaries.......................        31,160           26,333
                                                                       ----------       ----------
Stockholders' Equity:
Preferred Stock -- Authorized -- Class A, 200,000 Shares: Class B,
  2,000,000 Shares, Without Par Value Redeemable Solely at Option
  of Company at $105 Per Share -- Class A, $5.00 Cumulative Series;
  70,000 Shares....................................................         7,000            7,000
                                                                       ----------       ----------
Common Stock -- Authorized -- 50,000,000 Shares, Par Value $5 Per
  Share Outstanding -- 31,446,326 and 30,295,792 Shares,
  Respectively.....................................................       157,232          151,479
Additional Paid-in Capital.........................................       252,030          228,902
Retained Earnings..................................................       166,099          142,578
Deferred Compensation..............................................        (9,667)          (2,908)
Treasury Stock, at Cost -- 24,942 and 7,216 Shares, Respectively...          (885)            (257)
                                                                       ----------       ----------
Total Common Stockholders' Equity..................................       564,809          519,794
                                                                       ----------       ----------
Total Stockholders' Equity.........................................       571,809          526,794
                                                                       ----------       ----------
          Total Liabilities and Stockholders' Equity...............   $ 1,852,457       $1,629,720
                                                                       ==========       ==========

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.............................................................  $ 49,038     $ 40,048
Adjustments to Reconcile Net Income to Net Cash Flows From Operating
  Activities:
  Depreciation and Amortization........................................    41,101       38,432
  Deferred Income Taxes................................................     8,781        7,823
  Deferred Purchased Gas Costs.........................................   (14,736)       1,939
  Provisions for Losses on Accounts Receivable.........................       808          284
  Changes in Gas in Underground Storage................................     5,409       (3,359)
  Changes in Other Working Capital Items...............................    30,418       15,591
  Changes in Deferred Revenues.........................................   (11,699)     (16,898)
  Other, Net...........................................................    (6,721)     (13,680)
                                                                         --------     --------
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES........................   102,399       70,180
                                                                         --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures...................................................  (213,320)     (73,602)
Acquisitions...........................................................  (102,918)     (64,234)
Investments............................................................   (10,796)      (3,320)
Proceeds From Sales of Assets..........................................     9,938        5,016
                                                                         --------     --------
NET CASH FLOWS USED IN INVESTING ACTIVITIES............................  (317,096)    (136,140)
                                                                         --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-Term Debt (Net)..................................................   155,700      (73,000)
Long-Term Debt Issued..................................................        --      125,000
Long-Term Debt Retired.................................................   (21,136)     (13,935)
Capital Trust Pass-through Securities Issued...........................   100,000           --
Common Stock Issued....................................................    15,802       52,685
Treasury Stock Issued..................................................       974        4,858
Treasury Stock Acquired................................................    (1,602)      (5,997)
Cash Dividends -- Common...............................................   (25,254)     (22,594)
                 -- Preferred..........................................      (263)        (298)
Minority Interests Contributions.......................................        --           21
Minority Interests Distributions.......................................        --       (2,339)
Securities Issuance Costs..............................................    (1,262)        (938)
                                                                         --------     --------
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES........................   222,959       63,463
                                                                         --------     --------
Net Increase (Decrease) in Cash and Cash Equivalents...................     8,262       (2,497)
Cash and Cash Equivalents at Beginning of Year.........................    17,005       22,571
                                                                         --------     --------
Cash and Cash Equivalents at End of Period.............................  $ 25,267     $ 20,074
                                                                         ========     ========

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
CHANGES IN OTHER WORKING CAPITAL ITEMS SUMMARY (Net of Effects from
  Acquisitions):
Accounts Receivable....................................................  $113,822     $ 55,219
Materials and Supplies.................................................    (3,331)       2,533
Other Current Assets...................................................    (5,406)     (26,980)
Accounts Payable.......................................................   (68,117)     (42,978)
Other Current Liabilities..............................................    (6,550)      27,797
                                                                         --------     --------
                                                                         $ 30,418     $ 15,591
                                                                         ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
  Interest (Net of Amount Capitalized).................................  $ 35,050     $ 25,939
                                                                         ========     ========
  Income Taxes.........................................................  $ 15,496     $  8,955
                                                                         ========     ========

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     In the opinion of management, all adjustments necessary for a fair statement of the results for the unaudited interim periods have been made. These adjustments consist only of normal recurring accruals.

     Certain prior year amounts have been reclassified to conform with the 1997 presentation.

2. ACQUISITIONS

     (A) Bushton

     In March 1997, K N completed its purchase of several Enron Corporation subsidiaries that owned or operated the Bushton natural gas processing facility located in Ellsworth County, Kansas, and other Hugoton Basin gathering assets located in Kansas and Oklahoma. The Bushton facility processes approximately 825 MMcf of natural gas and produces approximately 1.2 million gallons of natural gas liquids ("NGLs") and approximately 1.7 MMcf of crude helium per day. The gathering assets gather approximately 475 MMcf per day of natural gas through approximately 2,200 miles of pipeline. The Company assumed operation of these facilities effective April 1, 1997.

     A wholly owned subsidiary of K N leases the processing facilities at Bushton under operating leases requiring semiannual payments averaging $23.1 million per annum for the remaining term of the leases. Under the terms of these leases, the lessee has the option of terminating the leases and/or buying the assets at any time after November 2003, and extending the leases beyond May 2012, the scheduled termination date. In addition, the lessee may purchase the processing facilities upon termination of the leases.

     (B) Interenergy

     On August 25, 1997, K N signed a binding agreement to acquire Interenergy Corporation ("Interenergy"), a diversified energy company involved with natural gas gathering, processing and marketing in the Rocky Mountain and mid-continent states. K N will exchange K N common stock and assume Interenergy's debt in a transaction to be accounted for as a purchase. Interenergy's assets to be acquired include approximately 615 miles of natural gas gathering pipeline and two natural gas liquids processing facilities -- one in Wyoming and one 50 percent jointly owned in North Dakota. Interenergy's gathering capacity is 53 million cubic feet of natural gas per day, with plant capacity totaling 35 million cubic feet per day. Interenergy has its headquarters in Denver and employs 65 people.

3. SALE OF KANSAS DISTRIBUTION PROPERTIES

     On October 1, 1997, K N entered into a letter of intent to sell its retail natural gas distribution properties in Kansas to Midwest Energy, Inc., a customer-owned cooperative based in Hays, Kansas. K N will sell its natural gas distribution systems in 58 Kansas communities, serving approximately 30,000 residential, commercial and industrial customers. The transaction, expected to close by year end, is subject to final approval by both companies, in addition to all applicable state and federal regulatory authorities.

4. PONY EXPRESS PIPELINE

     In 1996, K N purchased a 900-mile crude oil pipeline owned by Amoco Pipeline Company for conversion to natural gas service. In May 1996, one of K N's regulated interstate pipeline subsidiaries, K N Interstate Gas Transmission Co. ("KNI"), filed with the Federal Energy Regulatory Commission ("FERC") requesting authority to purchase from K N the portion of the line, renamed the Pony Express Pipeline, from Lost Cabin, Wyoming in central Wyoming to Freeman, Missouri near Kansas City. KNI also requested authority to convert the pipeline to natural gas service, install compression and construct additional pipeline facilities. On May 30, 1997, the FERC issued an order granting KNI's requested authority to proceed with the project. The

                       K N ENERGY, INC. AND SUBSIDIARIES
pipeline began free flow operations in August 1997, and full service at its designated capacity of 255 MMcf per day is expected by early December 1997.

5. FINANCING

     On October 27, 1997, the Company sold $150 million of 6.67% debentures maturing on November 1, 2027. The debentures are callable by the Company any time after November 1, 2004 and are redeemable at the option of the registered holders on November 1, 2004. The Company used the net proceeds from the sale to reduce short-term indebtedness.

     On April 24, 1997, the Company sold $100 million of 8.56% Capital Trust Pass-through Securities (the "Capital Securities") maturing on April 15, 2027. The sale was effected through a wholly owned business trust named K N Capital Trust I (the "Trust"). The Company used the net proceeds from the sale to reduce short-term indebtedness. The financial statements of the Trust are consolidated into the Company's consolidated financial statements, with the Capital Securities treated as a minority interest and shown in the Company's consolidated balance sheet as "K N-Obligated Mandatorily Redeemable Capital Trust Pass-through Securities of Subsidiary Trust."

6. COMMON STOCK ISSUANCE

     On June 11, 1997, Cabot Corporation exercised warrants held by it and purchased, in an unregistered offering, 642,232 shares of K N's Common Stock which were issued to Cabot Specialty Chemicals, Inc., in exchange for Cabot's payment of $11.3 million.

7. JOINT VENTURE

     In January 1997, K N and PacifiCorp formed a joint venture named EN-able, L.L.C. ("EN-able") that provides a broad portfolio of branded products and services that local utilities can offer to their customers under the Simple Choice(SM) brand. All Simple Choice(SM) products and services are supported through a customer service center in Scottsbluff, Nebraska owned and operated by EN-able. Subsidiaries of K N and PacifiCorp each own 50 percent of EN-able.

8. ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT YET EFFECTIVE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This new statement is effective December 15, 1997; early adoption is not permitted. SFAS 128 provides computation, presentation and disclosure requirements for earnings per share. When adopted, the Company will restate reported earnings per share for all prior periods presented. Had this standard been effective for the periods presented herein, the following earnings per share would have been reported:

                                                                             NINE MONTHS
                                                                                ENDED
                                                                            SEPTEMBER 30
                                                                           ---------------
                                                                           1997      1996
                                                                           -----     -----
    Basic Earnings Per Share...........................................    $1.58     $1.38
    Diluted Earnings Per Share.........................................    $1.55     $1.36

9. RISK MANAGEMENT

     The Company uses two types of risk management instruments -- energy financial instruments and interest rate swaps -- which are discussed below. The Company is exposed to credit-related losses in the event

                       K N ENERGY, INC. AND SUBSIDIARIES
of nonperformance by counterparties to these financial instruments, but does not expect any counterparties to fail to meet their obligations given their existing credit ratings.

     The fair value of these risk management instruments reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses on open contracts. Market quotes are available for substantially all instruments used by the Company.

     (A) Energy Financial Instruments

     The Company uses energy financial instruments to minimize its risk of price changes in the spot and fixed price natural gas and NGLs markets. Energy risk management products include commodity futures and options contracts, fixed price swaps and basis swaps. Pursuant to its Board of Directors' approved guidelines, the Company is to engage in these activities only as a hedging mechanism against pre-existing or anticipated physical gas and condensate sales, gas purchases, system use, and storage in order to protect profit margins, and is prohibited from engaging in speculative trading. The activities of the risk management group are monitored by the Company's Risk Management Committee which is charged with the review and enforcement of the Board of Directors' risk management guidelines. All energy futures, swaps and options are recorded at fair value. Gains and losses on hedging positions are deferred and recognized as gas purchases expenses in the periods the underlying physical transactions occur.

     The differences between the current market value and the original physical contracts' value, associated with hedging activities, are reflected, depending on maturity, as deferred charges or credits and other current assets or liabilities in the accompanying consolidated balance sheets. These deferrals will be offset by the corresponding underlying physical transactions.

     In the event energy financial instruments do not meet the criteria for hedge accounting, the deferred gains or losses associated with the corresponding financial instruments would be included in the results of operations in the current period.

     In the event energy financial instruments are terminated prior to the period of physical delivery of the items being hedged, the gains or losses on the energy financial instruments at the time of termination remain deferred until the period of physical delivery unless both the energy financial instruments and the items being hedged result in a loss. If this occurs, the loss is recorded immediately.

     (B) Interest Rate Swaps

     The Company has entered into various interest rate swap and cap agreements for the purpose of managing interest rate exposure. Settlement amounts payable or receivable under these agreements are recorded as interest expense or income in the accounting period they are incurred.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To K N Energy, Inc.:

     We have audited the accompanying consolidated balance sheets of K N Energy, Inc. (a Kansas corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of K N Energy, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado
February 4, 1997

                       K N ENERGY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEARS ENDED DECEMBER 31
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES:
Gathering, Processing and Marketing Services...........  $1,193,984     $  854,462     $  838,474
Interstate Transportation and Storage Services.........      25,352         22,217         21,044
Retail Natural Gas Services............................     223,838        227,282        220,431
Gas and Oil Production.................................          --          7,437         11,328
                                                            -------        -------        -------
Total Operating Revenues...............................   1,443,174      1,111,398      1,091,277
                                                            -------        -------        -------
OPERATING COSTS AND EXPENSES:
Gas Purchases and Other Costs of Sales.................   1,062,062        752,129        777,634
Operations and Maintenance.............................     175,778        174,181        165,516
Depreciation, Depletion and Amortization...............      51,212         49,891         50,278
Taxes, Other Than Income Taxes.........................      19,321         19,835         17,025
Merger and Restructuring Costs.........................          --             --         25,945
                                                            -------        -------        -------
Total Operating Costs and Expenses.....................   1,308,373        996,036      1,036,398
                                                            -------        -------        -------
OPERATING INCOME.......................................     134,801        115,362         54,879
                                                            -------        -------        -------
OTHER INCOME AND (DEDUCTIONS):
Interest Expense.......................................     (35,933)       (34,211)       (31,605)
Minority Interests.....................................      (2,946)          (905)          (659)
Other, Net.............................................       3,794          1,326          2,206
                                                            -------        -------        -------
Total Other Income and (Deductions)....................     (35,085)       (33,790)       (30,058)
                                                            -------        -------        -------
INCOME BEFORE INCOME TAXES.............................      99,716         81,572         24,821
Income Taxes...........................................      35,897         29,050          9,500
                                                            -------        -------        -------
NET INCOME.............................................      63,819         52,522         15,321
Less -- Preferred Stock Dividends......................         398            492            630
                                                            -------        -------        -------
EARNINGS AVAILABLE FOR COMMON STOCK....................  $   63,421     $   52,030     $   14,691
                                                            =======        =======        =======
EARNINGS PER COMMON SHARE..............................  $     2.14     $     1.83     $     0.52
                                                            =======        =======        =======

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31
                                                                                -------------------------
                                                                                   1996           1995
                                                                                ----------     ----------
                                                                                     (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents...................................................  $   17,005     $   22,571
  Accounts Receivable.........................................................     298,072        214,963
  Materials and Supplies......................................................       6,092         10,515
  Gas in Underground Storage..................................................      43,511         13,534
  Prepaid Gas.................................................................      12,001          7,800
  Other Prepaid Expenses......................................................      12,824         13,536
  Gas Imbalances and Other....................................................      65,319         23,880
                                                                                ----------     ----------
                                                                                   454,824        306,799
                                                                                ----------     ----------
INVESTMENTS:
  Investment in Tom Brown, Inc................................................      44,331             --
  Investment in Gas and Oil Properties, Net...................................          --         36,451
  Other.......................................................................       6,207         15,784
                                                                                ----------     ----------
                                                                                    50,538         52,235
                                                                                ----------     ----------
PROPERTY, PLANT AND EQUIPMENT, NET............................................   1,029,171        859,203
                                                                                ----------     ----------
DEFERRED CHARGES AND OTHER ASSETS.............................................      95,187         39,220
                                                                                ----------     ----------
TOTAL ASSETS..................................................................  $1,629,720     $1,257,457
                                                                                ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current Maturities of Long-Term Debt........................................  $   26,971     $   28,197
  Notes Payable...............................................................     129,300         88,000
  Accounts Payable............................................................     241,187        157,340
  Accrued Taxes...............................................................      16,045          5,423
  Gas Imbalances and Other....................................................      85,113         50,878
                                                                                ----------     ----------
                                                                                   498,616        329,838
                                                                                ----------     ----------
DEFERRED LIABILITIES, CREDITS AND RESERVES:
  Deferred Income Taxes.......................................................     122,371        112,267
  Deferred Revenues...........................................................       6,940         20,823
  Other.......................................................................      24,990         30,356
                                                                                ----------     ----------
                                                                                   154,301        163,446
                                                                                ----------     ----------
LONG-TERM DEBT................................................................     423,676        315,564
                                                                                ----------     ----------
MINORITY INTERESTS IN EQUITY OF SUBSIDIARIES..................................      26,333         14,277
                                                                                ----------     ----------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 1, 5 AND 14) PREFERRED STOCK
  SUBJECT TO MANDATORY REDEMPTION.............................................          --            572
                                                                                ----------     ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock.............................................................       7,000          7,000
                                                                                ----------     ----------
  Common Stock:
    Authorized -- 50,000,000 Shares, Par Value $5 Per Share
    Outstanding -- 30,295,792 and 28,097,749 Shares, Respectively.............     151,479        140,489
  Additional Paid-in Capital..................................................     228,902        176,910
  Retained Earnings...........................................................     142,578        109,895
  Deferred Compensation.......................................................      (2,908)          (222)
  Treasury Stock, at Cost -- 7,216 and 10,739 Shares, Respectively............        (257)          (312)
                                                                                ----------     ----------
  Total Common Stockholders' Equity...........................................     519,794        426,760
                                                                                ----------     ----------
  Total Stockholders' Equity..................................................     526,794        433,760
                                                                                ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................  $1,629,720     $1,257,457
                                                                                ==========     ==========

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                          COMMON STOCK        ADDITIONAL               DEFERRED     TREASURY STOCK
                                     ----------------------    PAID-IN     RETAINED    COMPEN-    ------------------
                                       SHARES       AMOUNT     CAPITAL     EARNINGS    SATION      SHARES     AMOUNT
                                     -----------   --------   ----------   --------    -------    --------    ------
                                                                 (DOLLARS IN THOUSANDS)
BALANCE, DECEMBER 31, 1993.........   27,200,967   $136,005    $164,427    $ 92,187    $(1,157)         --    $   --
Net Income.........................                                          15,321
Cash Dividends --
  Common, $0.76 Per Share..........                                         (20,846)
  Preferred........................                                            (630)
Treasury Stock Acquired............                                                                (91,601)   (2,065)
Employee Stock Options.............       59,492        298         466
Employee Benefit Plans.............      136,922        685       2,858                             27,805       633
Dividend Reinvestment and Stock
  Purchase Plans...................      181,069        905       2,676                             19,379       444
Exercise of Common Stock
  Warrants.........................       19,081         95         111
Issuance of Common Shares as
  Executive Compensation...........       20,000        100         394                  (322)
Amortization of
  Deferred Compensation............                                                     1,101
                                      ----------   --------    --------    --------    -------    --------    -------
BALANCE, DECEMBER 31, 1994.........   27,617,531    138,088     170,932      86,032      (378)     (44,417)     (988)
Net Income.........................                                          52,522
Cash Dividends --
  Common, $1.01 Per Share..........                                         (28,167)
  Preferred........................                                            (492)
Treasury Stock Acquired............                                                                (72,500)   (1,959)
Employee Stock Options.............      354,901      1,774       4,006
Employee Benefit Plans.............       20,738        104         394                                 80         2
Dividend Reinvestment and Stock
  Purchase Plans...................       97,979        490       1,444                            106,098     2,633
Issuance of Common Shares as
  Executive Compensation...........        6,600         33         134
Amortization of
  Deferred Compensation............                                                       156
                                      ----------   --------    --------    --------    -------    --------    -------
BALANCE, DECEMBER 31, 1995.........   28,097,749    140,489     176,910     109,895      (222)     (10,739)     (312)
Net Income.........................                                          63,819
Cash Dividends --
  Common, $1.05 Per Share..........                                         (30,738)
  Preferred........................                                            (398)
Sale of Common Stock, Net..........    1,715,000      8,575      44,591
Redemption and Cancellation of
  Common Stock Warrants............                              (7,420)
Unrealized Holding Gains on
  Available-for-Sale Securities....                               5,735
Treasury Stock Acquired............                                                               (220,178)   (7,069)
Acquisition of Businesses..........                               1,648                             33,765     1,183
Employee Stock Options.............      292,421      1,462       2,981                                517        16
Dividend Reinvestment and Stock
  Purchase Plans...................       95,572        478       1,438                            189,419     5,925
Issuance of Common Shares as
  Executive Compensation...........       95,050        475       3,019                (3,494)
Amortization of
  Deferred Compensation............                                                       808
                                      ----------   --------    --------    --------    -------    --------    -------
BALANCE, DECEMBER 31, 1996.........   30,295,792   $151,479    $228,902    $142,578    $(2,908)     (7,216)   $ (257)
                                      ==========   ========    ========    ========    =======    ========    =======

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31
                                                           ------------------------------------
                                                             1996          1995          1994
                                                           ---------     ---------     --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income...............................................  $  63,819     $  52,522     $ 15,321
Adjustments to Reconcile Net Income to Net Cash Flows
  From Operating Activities:
  Depreciation, Depletion and Amortization...............     51,212        49,891       50,278
  Deferred Income Taxes..................................     16,443        15,975        7,302
  Deferred Purchased Gas Costs...........................     (8,109)       (1,458)       1,601
  Provision for Losses on Accounts Receivable............        307           949          627
  Loss (Gain) on Sale of Facilities......................        491            --       (1,458)
  Asset Write-off Associated with Merger.................         --            --        2,500
  Changes in Other Working Capital Items.................    (27,561)       19,297       16,523
  Changes in Deferred Revenues...........................    (13,883)      (21,267)      (1,602)
  Other, Net.............................................     (1,890)       13,671          120
                                                            --------      --------      -------
NET CASH FLOWS FROM OPERATING ACTIVITIES.................     80,829       129,580       91,212
                                                            --------      --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital Expenditures...................................   (119,987)      (79,313)     (70,511)
  Acquisitions...........................................   (154,007)      (31,945)     (31,231)
  Investments............................................     (2,142)       (6,598)      (3,906)
  Proceeds from Sale of Facilities.......................     11,922         2,706       22,305
  Collections (Payments) Under Basket Agreement..........          6         1,491         (306)
                                                            --------      --------      -------
NET CASH FLOWS USED IN INVESTING ACTIVITIES..............   (264,208)     (113,659)     (83,649)
                                                            --------      --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-Term Debt, Net...................................     41,300        28,000       13,000
  Long-Term Debt -- Issued...............................    125,000            --       83,100
                     -- Retired..........................    (18,170)      (21,322)     (79,078)
  Preferred Stock Redemption.............................       (572)       (1,143)      (1,643)
  Common Stock Issued....................................     61,668         8,379        8,093
  Redemption and Cancellation of Common Stock Warrants...     (7,420)           --           --
  Common Stock Issuance Costs............................     (2,143)           --           --
  Treasury Stock -- Issued...............................      5,941         2,635        1,077
                   -- Acquired...........................     (7,069)       (1,959)      (2,065)
  Cash Dividends -- Common...............................    (30,738)      (28,167)     (20,846)
                   -- Preferred..........................       (398)         (492)        (630)
  Minority Interests -- Contributions....................     13,586         2,906        1,163
                      -- Distributions...................     (2,182)       (2,765)      (2,183)
  Premium on Debt Re-acquisition and Issuance Costs......       (990)          (35)      (1,291)
                                                            --------      --------      -------
NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES.......    177,813       (13,963)      (1,303)
                                                            --------      --------      -------
  Net Increase (Decrease) in Cash and Cash Equivalents...     (5,566)        1,958        6,260
  Cash and Cash Equivalents at Beginning of Year.........     22,571        20,613       14,353
                                                            --------      --------      -------
  Cash and Cash Equivalents at End of Year...............  $  17,005     $  22,571     $ 20,613
                                                            ========      ========      =======

        The accompanying notes are an integral part of these statements.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) Nature of Operations

     K N Energy, Inc. ("K N") is an energy services provider and has operations in nine states in the Rocky Mountain and Mid-Continent regions. Natural gas services include gathering, processing, storing, transporting and marketing natural gas, providing retail natural gas distribution services, providing field services to natural gas producers and marketing natural gas liquids. A branded package of consumer services and customer billing and call center services are also offered. The Company's operations are divided between regulated and nonregulated sectors.

     (B) Basis of Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

     The consolidated financial statements include the accounts of K N and its majority-owned subsidiaries (the "Company"). Investments in jointly owned operations in which the Company has 20 to 50 percent ownership are accounted for under the equity method. All material intercompany items and transactions have been eliminated.

     (C) Accounting for Regulatory Activities

     The Company's regulated public utilities are accounted for in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation, which prescribes the circumstances in which the application of generally accepted accounting principles is affected by the economic effect of regulation.

     Regulatory assets and liabilities represent probable future revenues or expenses to the Company associated with certain charges and credits which will be recovered from or refunded to customers through the ratemaking process. The following regulatory assets and liabilities are reflected in the accompanying consolidated financial statements (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        REGULATORY ASSETS:
          Employee Benefit Costs.................................  $ 1,084     $   923
          Debt Refinancing Costs.................................    3,100       3,514
          Deferred Income Taxes..................................      706         755
          Purchased Gas Costs....................................   28,814      15,254
          Plant Acquisition Adjustments..........................      454         454
          Rate Regulation and Application Costs..................      830       1,401
                                                                   -------     -------
        Total Regulatory Assets..................................   34,988      22,301
                                                                   -------     -------
        REGULATORY LIABILITIES:
          Deferred Income Taxes..................................    4,218       4,621
          Purchased Gas Costs....................................    6,529      10,640
                                                                   -------     -------
        Total Regulatory Liabilities.............................   10,747      15,261
                                                                   -------     -------
        NET REGULATORY ASSETS....................................  $24,241     $ 7,040
                                                                   =======     =======

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As of December 31, 1996, $32.5 million of the Company's regulated assets and $9.9 million of the Company's regulated liabilities were being recovered from or refunded to customers through rates over periods ranging from one to 17 years.

     (D) Earnings Per Share

     Primary earnings per share are computed based on the monthly weighted average number of common shares outstanding during the periods and the assumed exercise of dilutive common stock equivalents (stock options and warrants) using the treasury stock method. The number of common shares used in computing earnings per share was 29,624,000 in 1996, 28,360,000 in 1995 and 28,044,000 in
1994.

     (E) Gas in Underground Storage

     K N's regulated retail distribution business and Northern Gas Company account for gas in underground storage using the last-in, first-out ("LIFO") method. K N Gas Supply Services, Inc., K N Marketing, Inc., and K N Natural Gas, Inc., wholly owned subsidiaries of K N, value gas in underground storage at average cost. AOG Gas Transmission Company, L.P., K N Marketing, L.P., Rocky Mountain Natural Gas Company and Westar Transmission Company, wholly owned subsidiaries of K N, use the first-in, first-out ("FIFO") method.

     The Company also maintains gas in its underground storage facilities on behalf of certain third parties. The Company receives a fee for its storage services but does not reflect the value of third party gas in the accompanying consolidated financial statements.

     (F) Prepaid Gas

     Prepaid gas represents payments made in lieu of taking delivery of (and purchasing) natural gas under the take-or-pay provisions of certain of the Company's gas purchase contracts, net of any subsequent recoupments in kind from producers. Funds paid by the Company for take-or-pay are fully recoupable from future production and are recorded as an asset (Prepaid Gas). When recoupment is made in kind in a subsequent contract year, natural gas purchase expense is recorded and the asset is reduced.

     (G) Property, Plant and Equipment

     Property, plant and equipment is stated at historical cost which, for constructed plant, includes indirect costs such as payroll taxes, fringe benefits, and administrative and general costs. Expenditures which increase capacities or extend useful lives are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred.

     Gains or losses are recognized upon retirement of non utility property, plant and equipment. The cost of depreciable utility property, plant and equipment retired, plus the cost of removal less salvage, is deducted from accumulated depreciation with no effect on current period earnings.

     (H) Depreciation, Depletion and Amortization

     Depreciation is computed based on the straight-line method over estimated useful lives ranging from 3 to 40 years for most property, plant and equipment.

     (I) Deferred Revenues

     In conjunction with the Federal Energy Regulatory Commission ("FERC") Order No. 636 ("Order 636") restructuring activities, the Company negotiated new gas sales agreements with its former wholesale customers. As a result, the Company is now responsible for performance under, or to otherwise dispose of,

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

certain pre-Order 636 gas purchase contracts. These gas sales agreements provide for such customers to pay fixed demand charges over the agreement term, and to purchase gas from a subsidiary of the Company at negotiated commodity rates. The demand portion of the gas sales agreements was recorded as deferred revenues in 1993. Commodity charges are recorded as deferred revenues as gas is delivered under these agreements. Gas purchase, gathering, transportation and contract administration costs are recorded as a reduction to the related revenues. In addition, margins on sales of excess gas supplies under the previously described contracts to affiliates at market clearing or contracted rates are recorded in deferred revenues. Subsequent margins earned on these sales by the affiliates are recognized as income when the gas is delivered. Company management believes that the revenues being collected and deferred under these agreements will be sufficient to offset future costs associated with the gas purchase contracts, and will not have a material adverse effect on the Company's financial position or results of operations.

     In January 1994, contract demand receivables with a face amount of $41 million were sold to a financial institution. No gain or loss was recorded on the sale.

     (J) Accounting Pronouncements Issued But Not Yet Effective

     Effective January 1, 1997, the Company will adopt the provisions of Statement of Position ("SOP") No. 96-1, Environmental Remediation Liabilities. This Statement provides authoritative guidance for recognition, measurement, display, and disclosure of environmental remediation liabilities in financial statements. The Company has recorded environmental remediation liabilities of $2.9 million at December 31, 1996. SOP 96-1 is not expected to have a material impact on the Company's financial position or results of operations upon adoption.

     (K) Reclassification of Prior Year Amounts

     Certain prior year amounts have been reclassified to conform with the 1996 presentation.

     (L) Cash Flow Information

     The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Changes in Other Working Capital Items Summary and Supplemental Disclosures of Cash Flow Information are as follows (in thousands):

                 CHANGES IN OTHER WORKING CAPITAL ITEMS SUMMARY
                          (NET OF ACQUISITION EFFECTS)

                                                                1996         1995        1994
                                                              --------     --------     -------
Accounts Receivable.........................................  $(82,903)    $(67,364)    $24,685
Contract Demand Receivables.................................        --           --      38,732
Materials and Supplies......................................     4,761        2,172      (1,083)
Gas in Underground Storage..................................   (29,977)      17,950     (10,842)
Other Current Assets........................................   (45,498)      16,981     (16,329)
Accounts Payable, Accrued Taxes and Other Current
  Liabilities...............................................   126,056       49,558     (18,640)
                                                              --------      -------     -------
                                                              $(27,561)    $ 19,297     $16,523
                                                              ========      =======     =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION CASH PAID
  DURING THE YEAR FOR:
Interest (Net of Amount Capitalized)........................  $ 31,748     $ 34,503     $28,721
                                                              ========      =======     =======
Income Taxes................................................  $ 14,156     $  9,774     $12,763
                                                              ========      =======     =======

2. AOG MERGER

     On July 13, 1994, pursuant to the Agreement of Merger dated March 24, 1994, American Oil & Gas Corporation ("AOG") was merged into the Company. As a result of the merger, each outstanding share of common stock of AOG was converted into
0.47 of a share of common stock of K N. In connection with the merger, all the outstanding shares of AOG common stock were converted into approximately 12.2 million shares of K N stock, and the authorized number of shares of K N common stock was increased to 50 million shares. The merger was accounted for as a pooling of interests. The Company recorded merger and restructuring costs totaling $25.9 million in 1994 relating to the merger and the formal restructuring plan of the Company's retail distribution operations. The restructuring plan was completed during 1995. Total cash expenditures related to these charges were $23.4 million.

3. MERGER AND ACQUISITIONS

     (A) Pony Express Pipeline

     In 1996, K N purchased a 900-mile crude oil pipeline owned by Amoco Pipeline Company for conversion to natural gas service. In May, one of K N's regulated interstate pipeline subsidiaries, K N Interstate Gas Transmission Co. ("KNI"), filed with the FERC requesting authority to purchase from K N the portion of the line, renamed the Pony Express Pipeline, from Lost Cabin, Wyoming in central Wyoming to Freeman, Missouri near Kansas City. KNI also requested authority to convert the pipeline to natural gas service, install compression and construct additional pipeline facilities. The pipeline is expected to begin limited operations late in the second quarter of 1997; the actual timing depends upon the date FERC approval is received.

     On November 27, 1996, KNI took assignment of two contracts to provide firm transportation capacity of 230 MMcf per day to the Kansas City metropolitan area part of which will be transported through the Pony Express Pipeline. KNI will also construct approximately 36 miles of lateral facilities to connect the new markets with the Pony Express Pipeline and a third-party pipeline. These facilities are expected to be in service by September 1997.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (B) Gas and Oil Properties

     On January 31, 1996, K N and Tom Brown, Inc. ("TBI") closed a transaction pursuant to which K N transferred its stock in K N Production Company ("KNPC"), a wholly owned subsidiary of K N, to TBI in exchange for common and convertible preferred stock of TBI. The transaction represents a non-monetary exchange (valued at $38.6 million) of oil and gas assets for accounting purposes. The common shares are considered available-for-sale securities and, as a result, unrealized holding gains totaling $5.7 million are included in additional paid-in capital in the consolidated Balance Sheet at December 31, 1996.

     In conjunction with this transaction, K N and TBI formed Wildhorse Energy Partners, LLC, owned 55 percent by K N and 45 percent by TBI, which performs certain gathering, processing, field, marketing and storage services in a defined area of mutual interest.

     (C) Gathering Assets

     In September 1996, Wildhorse Energy Partners, LLC executed a definitive agreement to purchase Williams Field Services' gathering and processing assets in western Colorado and eastern Utah. The assets acquired include 955 miles of gathering lines and related facilities and two natural gas processing plants.

     (D) Transmission and Storage Systems

     In February 1995, the Company acquired certain natural gas transmission pipeline and storage assets in Texas. The assets include two West Texas pipeline systems, comprised of 347 miles of pipeline and related facilities, which are connected to K N's core pipeline system. In addition, surface facilities, lease rights and approximately 10.3 Bcf of natural gas in storage in a leased, Gulf Coast storage field were acquired. K N also acquired the remaining 50 percent interest it did not previously own in a 90-mile joint venture pipeline near Midland, Texas. The total purchase price was $79 million. The Company utilized an operating lease and short-term debt financing arrangements to fund the acquisition.

     (E) TransColorado Project

     During 1996, an agreement was executed providing for the construction and operation of a new unregulated gas treating plant in southwestern Colorado owned by affiliates of K N and El Paso Natural Gas Company. The treating plant is connected to Phase I (New Mexico pre-build) of the TransColorado pipeline. On September 30, 1996, the FERC approved TransColorado Gas Transmission Company's application to construct Phase I of the project which consists of 22.5 miles of 24-inch pipeline and 2.5 miles of 16-inch lateral pipeline. Both the pipeline and plant, which have a combined capital cost of approximately $30 million and a design capacity to handle up to 120,000 MMBtu per day, were placed in service in December 1996.

     (F) Processing Assets

     On December 13, 1996, K N signed a letter of intent to purchase several Enron Corp. subsidiaries that own the Bushton natural gas processing facility located in Ellsworth County, Kansas, and other Hugoton Basin gathering assets located in Kansas and Oklahoma. The Bushton facility processes approximately 825 MMcf of natural gas and produces approximately 1.2 million gallons of natural gas liquids and approximately 1.7 MMcf of crude helium per day. The gathering assets gather approximately 475 MMcf per day of natural gas through approximately 2,200 miles of pipeline.

     The closing of the transaction is subject to execution of acceptable definitive agreements and receipt of appropriate regulatory approvals.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. REGULATORY MATTERS

     On February 16, 1996, the Wyoming Public Service Commission issued an order authorizing K N to implement a program to allow approximately 10,500 residential and commercial customers to choose their energy provider from a qualified list of suppliers. This new service commenced on June 1, 1996. K N continues to provide all other utility services and manages the gas supplies for customers in the program.

     KNI made a rate filing with the FERC in December 1993 which became effective July 1, 1994, subject to refund. The Stipulation and Agreement approved by the FERC in January 1995 provides for an $8.7 million annual increase in revenues. Revenues collected above the settlement rates were refunded to customers in early 1995.

     In January 1995, as a result of an agreement reached with its customers, the Company filed an application with the FERC to transfer three storage fields, including approximately 45 Bcf of cushion gas held by KNI, to a newly created affiliate, K N Natural Gas, Inc. ("KNNG"). On May 2, 1995, the FERC issued an order approving the storage reorganization filing. With the approval of this transfer, KNI owns only the Huntsman, Nebraska storage facilities, which remain as jurisdictional facilities and continue to provide storage services. Jurisdictional rates were restated to reflect this transfer. KNNG began selling gas at market rates from the three storage facilities which were transferred, effective June 1, 1995.

     In December 1994, KNI sought authority from the FERC to install pipeline and compressor facilities in the vicinity of Casper, Wyoming which would increase KNI's mainline capacity by 47.5 MMBtus per day. By an order dated January 18, 1996, the FERC granted the requested authority. KNI has constructed $8.7 million of facilities which increase westend system capacity by 35 MMBtus per day and is holding in abeyance construction of the rest of the authorized facilities pending action by the FERC on its Pony Express Pipeline application.

     K N's retail natural gas services business segment received rate increases from the Colorado Public Utilities Commission during 1994 as summarized below:

                                                                                   APPROVED
                                                                                  ANNUALIZED
                                                            EFFECTIVE DATE         REVENUE
        ENTITY REQUESTING INCREASE                           OF NEW RATES          INCREASE
        ------------------------------------------------  -------------------   --------------
                                                                     (IN MILLIONS)
        RMNGD*..........................................         $ 1.5              4-2-94
        RMNGD*..........................................           0.5              9-1-94

---------------
*Rocky Mountain Natural Gas Division of K N

5. LEGAL MATTERS

     The Company was named as one of four potentially responsible parties ("PRPs") at a U.S. Environmental Protection Agency ("EPA") Superfund site known as the Mystery Bridge Road/ U.S. Highway 20 site located near Casper, Wyoming (the "Brookhurst Subdivision") in 1989. A majority of the Company's groundwater, soil and free phase petroleum cleanup occurred between 1990 and 1996. The total remaining estimated cost is not expected to exceed $150,000.

     In 1994, a mercury sampling program was initiated on the Company's systems in central and western portions of Kansas. The Company is working with the Kansas Department of Health and Environment pursuant to a five-year assessment program; active remediation will begin in the summer of 1997. The costs are not expected to have any material adverse impact on the Company's financial position or results of

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operations. The cleanup program is not expected to interrupt or diminish the Company's operational ability to gather or transport natural gas.

     The Company performed environmental audits in Colorado, Kansas and Nebraska which revealed that certain grease and lubricating oils used at various pipeline and facilities locations contained polychlorinated biphenyls ("PCBs"). The Company is working with the appropriate regulatory agencies to manage the cleanup and remediation of the pipelines and facilities. The Company filed suit against Rockwell International Corporation ("Rockwell"), manufacturer of the PCB-containing grease used in certain of the Company's pipelines and facilities, and two other related defendants for expenses and losses incurred by the Company for cleanup or mitigation. The Company settled with Rockwell in March 1994. At PCB sites with approved workplans, the Company estimates that the future cost of remediation, which will occur over a period of years, will be approximately $1.3 million, a substantial portion of which is recoverable under the Rockwell settlement. Approximately $1.4 million for PCB remediation has been expended as of December 31, 1996. The total potential remediation and cleanup costs at currently identified locations is not expected to have a material adverse impact on the Company's financial position or results of operations. The cleanup programs are not expected to interrupt or diminish the Company's operational ability to gather or transport natural gas.

     Pursuant to certain acquisition agreements in 1989 and 1992, The Maple Gas Corporation and Cabot Corporation ("Cabot"), the Company's largest stockholder, indemnified the Company for certain environmental liabilities. Issues have arisen concerning Cabot's indemnification obligations; however, in conjunction with the AOG merger, the Company and Cabot entered into a standstill agreement pertaining to these and other matters, which will expire on March 31, 1997. The Company believes it will be able to reach agreement with Cabot, and is unable to estimate its potential exposure for such liabilities at this time, but does not expect them to have a material adverse impact on the Company's financial position or results of operations.

     The Company acquired a 32 MMBtu per day cryogenic NGLs processing plant and approximately 900 miles of gathering pipeline located in the Texas Panhandle from Parker & Parsley Gas Processing Co. and its affiliates in October 1995. In connection with that acquisition, and for a reduction in the purchase price, which included the estimated costs of remediation of $3.9 million, the Company agreed to accept all responsibility and liability for environmental matters associated with such properties. After consideration of reserves established, such costs are not expected to have a material adverse impact on the Company's financial position or results of operations. The cleanup program, which will occur over a number of years, is not expected to interrupt or diminish the Company's operational ability to gather, process or transport natural gas.

     On October 9, 1992, Jack J. Grynberg filed suit in the United States District Court for the District of Colorado against the Company, Rocky Mountain Natural Gas Company and GASCO, Inc. (the "K N Entities") alleging that the K N Entities as well as KNPC and K N Gas Gathering, Inc., have violated federal and state antitrust laws. In essence, Grynberg asserts that the defendant companies have engaged in an illegal exercise of monopoly power, have illegally denied him economically feasible access to essential facilities to transport and distribute gas produced from fewer than 20 wells located in northwest Colorado, and have illegally attempted to monopolize or to enhance or maintain an existing monopoly. Grynberg also asserts certain causes of action relating to a gas purchase contract. The Company's potential liability for monetary damages and the amount of such damages, if any, are subject to dispute between the parties; however, the Company believes it has a meritorious position in these matters and does not expect this lawsuit to have a material adverse effect on the Company's financial position or results of operations. In July 1996, the U. S. District Court, District of Colorado lifted its stay of this proceeding, and discovery is ongoing. This case is still pending, but no trial date has yet been set. On July 26, 1996, K N and Rocky Mountain Natural Gas Company ("RMNG") along with over 70 other natural gas pipeline companies, were served by

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Jack J. Grynberg, acting on behalf of the Government of the United States, with a Civil False Claims Act lawsuit alleging mismeasurement of the heating content and volume of natural gas resulting in underpayment of royalties to the federal government. The government, particularly officials from the Departments of Justice and Interior, reviewed the complaint and the evidence presented by Mr. Grynberg and declined to intervene in the action, allowing Mr. Grynberg to proceed on his own. No specific claims have been made against K N or RMNG, and no specific monetary damages have been claimed. No trial date has been set. The Company believes it has a meritorious position in this matter, and does not expect this lawsuit to have a material adverse effect on the Company's financial position or results of operations.

     The Company believes it has meritorious defenses to all lawsuits and legal proceedings in which it is a defendant and will vigorously defend against them. Based on its evaluation of the above matters, and after consideration of reserves established, the Company believes that the resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

6. PROPERTY, PLANT AND EQUIPMENT

     Investment in property, plant and equipment, at cost, and accumulated depreciation and amortization ("Accumulated D&A"), detailed by business segment, are as follows (in thousands):

                                                                 DECEMBER 31, 1996
                                                   ----------------------------------------------
                                                   PROPERTY, PLANT     ACCUMULATED
                                                    AND EQUIPMENT          D&A            NET
                                                   ---------------     -----------     ----------
    Gathering, Processing and Marketing
      Services...................................    $   683,569        $ 212,926      $  470,643
    Interstate Transportation and Storage
      Services...................................        454,427          156,358         298,069
    Retail Natural Gas Services..................        409,626          149,167         260,459
                                                      ----------         --------      ----------
                                                     $ 1,547,622        $ 518,451      $1,029,171
                                                      ==========         ========      ==========

                                                                  DECEMBER 31, 1995
                                                   -----------------------------------------------
                                                   PROPERTY, PLANT     ACCUMULATED
                                                    AND EQUIPMENT          D&A             NET
                                                   ---------------     -----------     -----------
    Gathering, Processing and Marketing
      Services...................................    $   663,754        $ 205,702         $458,052
    Interstate Transportation and Storage
      Services...................................        315,686          149,267          166,419
    Retail Natural Gas Services..................        369,576          134,844          234,732
                                                      ----------         --------       ----------
                                                     $ 1,349,016        $ 489,813         $859,203
                                                      ==========         ========       ==========

     Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. This statement imposes a stricter criterion for both nonregulated and regulated long-lived assets by requiring that such assets be probable of future recovery at each balance sheet date. Based on the current regulatory structure in which the Company operates, this conclusion may change in the future as competitive factors influence wholesale and retail pricing in the industry. Adoption of this standard had no impact on the Company's financial position or results of operations.

7. INCOME TAXES

     Deferred income tax assets and liabilities are recognized based on enacted tax laws for all temporary differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance for the amount of any tax benefit that is not expected to be realized.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Components of the income tax provision applicable to federal and state income taxes are as follows
(in thousands):

                                                         1996        1995        1994
                                                        -------     -------     -------
        TAXES CURRENTLY PAYABLE:
          Federal.....................................  $17,685     $11,069     $ 5,992
          State.......................................    1,769       2,006      (3,794)
                                                        -------     -------     -------
                  Total...............................   19,454      13,075       2,198
                                                        -------     -------     -------
        TAXES DEFERRED:
          Federal.....................................   15,601      15,672       4,081
          State.......................................      842         303       3,221
                                                        -------     -------     -------
                  Total...............................   16,443      15,975       7,302
                                                        -------     -------     -------
        TOTAL TAX PROVISION...........................  $35,897     $29,050     $ 9,500
                                                        =======     =======     =======
        EFFECTIVE TAX RATE............................    36.0%       35.6%       38.3%
                                                        =======     =======     =======

     The difference between the statutory federal income tax rate and the Company's effective income tax rate is summarized as follows:

                                                                 1996     1995     1994
                                                                 ----     ----     ----
        FEDERAL INCOME TAX RATE................................  35.0%    35.0%    35.0%
        INCREASE (DECREASE) AS A RESULT OF:
          State Income Tax, Net of Federal Benefit.............   1.7%     1.8%    (1.5%)
          Nonconventional Fuels Credit.........................    --     (1.0%)   (3.0%)
          Nondeductible Merger Costs...........................    --       --      7.8%
          Other................................................  (0.7%)   (0.2%)     --
                                                                 ----     ----     ----
        EFFECTIVE TAX RATE.....................................  36.0%    35.6%    38.3%
                                                                 ====     ====     ====

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company has recorded deferred regulatory assets of $0.7 million and $0.8 million, and deferred regulatory liabilities of $4.2 million and $4.6 million at December 31, 1996 and 1995, respectively, which are expected to result in cost-of-service adjustments. These amounts reflect the "gross of tax" presentation required under SFAS No. 109, Accounting for Income Taxes. The deferred tax assets and liabilities and deferred regulatory assets and liabilities for rate-regulated entities computed according to SFAS 109 result from the following (in thousands):

                                                                      DECEMBER 31
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        DEFERRED TAX ASSETS:
          Unbilled Revenue.....................................  $    925     $  2,113
          Vacation Accrual.....................................     1,599        1,577
          State Taxes..........................................     4,438        4,358
          Capitalized Overhead Adjustment......................     1,858        2,069
          Operating Reserves...................................     1,155          772
          Stock Investments....................................        --        1,425
          Deferred Revenues....................................        --        1,525
          Alternative Minimum Tax Credits......................    10,164       10,011
          Other................................................     4,339        5,327
                                                                 --------     --------
        TOTAL DEFERRED TAX ASSETS..............................    24,478       29,177
                                                                 --------     --------
        DEFERRED TAX LIABILITIES:
          Liberalized Depreciation.............................   131,192      129,048
          Rate Matters.........................................     6,757        4,574
          Prepaid Pension......................................     2,735        3,988
          Stock Investments....................................     3,457           --
          Other................................................     2,708        3,834
                                                                 --------     --------
        TOTAL DEFERRED TAX LIABILITIES.........................   146,849      141,444
                                                                 --------     --------
        NET DEFERRED TAX LIABILITIES...........................  $122,371     $112,267
                                                                 ========     ========
        DEFERRED ACCOUNTS FOR RATE REGULATED ENTITIES:
          Assets...............................................  $    706     $    755
                                                                 ========     ========
          Liabilities..........................................  $  4,218     $  4,621
                                                                 ========     ========

8. FINANCING

     (A) Notes Payable

     At December 31, 1996, K N had a revolving credit agreement with seven banks to borrow for general corporate purposes, including commercial paper support, up to a total of $200 million. On March 7, 1997, this agreement was amended to include a total of 11 banks and to increase the amount of the credit facility to $350 million. Borrowings are made at rates negotiated on the borrowing date and for a term of no more than 360 days. Under the credit agreement, K N agrees to pay a facility fee based on the total commitment, at rates which vary based on the financial rating of K N's long-term debt. Facility fees paid in both 1996 and 1995 were $0.2 million. The amended credit agreement expires March 7, 2002. At December 31, 1996, $40 million was outstanding under this credit agreement, compared with $10 million at December 31, 1995 under other agreements that were not renewed during 1996.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Commercial paper issued by K N represents unsecured short-term notes with maturities not to exceed 270 days from the date of issue. During 1996, all commercial paper was redeemed within 63 days, with interest rates ranging from
5.15 to 6.63 percent. Commercial paper outstanding at December 31, 1996 and 1995, respectively, were $89.3 and $78.0 million. The weighted average interest rates on short-term borrowings outstanding at December 31, 1996 and 1995, respectively, were 6.93 percent and 6.01 percent.

     Average short-term borrowings outstanding during 1996 and 1995 were $60.8 million and $47.8 million, respectively. During 1996 and 1995, the weighted average interest rates on short-term borrowings outstanding were 5.62 percent and 6.01 percent, respectively.

     (B) Long-Term Debt

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    DEBENTURES:
      6.5% Series, Due 2013........................................  $ 50,000     $ 50,000
      7.85% Series, Due 2022.......................................    27,545       28,434
      8.75% Series, Due 2024.......................................    75,000       75,000
      7.35% Series, Due 2026.......................................   125,000           --
    SINKING FUND DEBENTURES:
      9.95% Series, Due 2020.......................................    20,000       20,000
      9.625% Series, Due 2021......................................    45,000       45,000
      8.35% Series, Due 2022.......................................    35,000       35,000
    Unamortized Debt Discount......................................    (1,013)      (1,069)
    SENIOR NOTES:
      7.27%, Due 1997-2002.........................................    30,000       32,500
      11.846% (AOG), Due 1997-1999.................................    18,661       25,446
    Medium-Term Notes, 10.07% Average Rate, Due 1997-1999..........     8,000       12,500
    $25 Million Subordinated Revolving Credit Note (AOG) with Cabot
      Corporation, Interest at the London Interbank Offered Rate
      ("LIBOR") Plus 0.925% at December 31, 1996 and 1995, (6.425%
      and 6.8625%, Respectively), Due 1997.........................    10,916       11,142
    8.5% Note Payable of Red River Pipeline, L.P., Due 1997-1998...     6,538        9,808
    Current Maturities of Long-Term Debt...........................   (26,971)     (28,197)
                                                                     --------     --------
    Total Long-Term Debt...........................................  $423,676     $315,564
                                                                     ========     ========

     Maturities of long-term debt for the five years ending December 31, 2001, are as follows (in thousands):

                                       YEAR                          AMOUNT
                  -----------------------------------------------    -------
                  1997...........................................    $26,971
                  1998...........................................     19,055
                  1999...........................................     13,089
                  2000...........................................      5,000
                  2001...........................................      6,000

     On May 23, 1996, K N filed a universal shelf registration statement with the Securities and Exchange Commission ("SEC") for common stock and unsecured debt securities up to an aggregate initial offering of $300 million.

     On July 26, 1996, K N sold publicly $125 million of 30-year 7.35% debentures at an all-in cost to the Company of 7.40 percent. This debt was issued from the $200 million shelf registration filed with the SEC in

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 1993. Net proceeds from this financing were used to reduce short-term indebtedness and fund capital expenditures, including costs of acquiring the Pony Express Pipeline (See Note 3(A)).

     At December 31, 1996 and 1995, the carrying amount of the Company's long-term debt was $451.7 million and $344.8 million, respectively, and the estimated fair value was $471.6 million and $383.2 million, respectively. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues, or on the current rates offered to the Company for debt of the same remaining maturity.

     (C) Common Stock

     On August 6, 1996, K N sold publicly 1,715,000 million shares of its common stock at $32.25 per share, less offering expenses. The stock was sold from the $300 million shelf registration filed with the SEC in May 1996. K N applied approximately $7.4 million of the net proceeds from the offering to redeem and cancel outstanding warrants to purchase a total of 545,200 shares of K N's common stock. The balance of the net proceeds from the offering were used in the same manner as the net proceeds from the debt financing described above in Note 9(B).

     In connection with the sale of K N common stock described above, Cabot Corporation sold 1,850,000 shares of K N common stock. K N did not receive any of the proceeds from the sale of K N common stock by Cabot Corporation. After the sale, Cabot Corporation owned 2,990,186 shares, or 9.9 percent of the common stock of K N, including 642,232 shares of common stock underlying warrants expiring on September 30, 1999.

9. PREFERRED STOCK

                                                                            DECEMBER 31
                                                                         -----------------
                                                                          1996       1995
                                                                         ------     ------
                                                                          (IN THOUSANDS)
    Authorized -- Class A, 200,000 Shares; Class B, 2,000,000 Shares,
      All Without Par Value -- Redeemable Solely at Option of
      Company -- Class A, $5.00 Cumulative Series, 70,000 Shares.......  $7,000     $7,000
                                                                         ======     ======
    Subject to Mandatory Redemption at $100 Per Share -- Class B, $8.30
      Cumulative Series, 5,720 Shares at December 31, 1995.............  $    -     $  572
                                                                         ======     ======

     (A) Class A $5.00 Preferred Stock

     The Class A $5.00 Preferred Stock is redeemable, in whole or in part, at the option of the Company at any time on 30 days' notice at $105 per share plus accrued dividends. This series has no sinking fund requirements.

     (B) Class B $8.30 Preferred Stock

     The remaining 5,720 shares of K N Class B $8.30 Preferred Stock subject to mandatory redemption were redeemed by the Company in 1996. In each of the years 1995 and 1994, the Company redeemed 5,714 shares subject to mandatory redemption, and an additional 5,714 shares at $100 per share.

     (C) Rights of Preferred Shareholders

     All outstanding series of preferred stock have voting rights. If, for any class of preferred stock, the Company (i) is in arrears on dividends, (ii) has failed to pay or set aside any amounts required to be paid or set aside for all sinking funds, or (iii) is in default on any of its redemption obligations, then no dividends shall

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

be paid or declared on any junior stock nor shall any junior stock be purchased or redeemed by the Company. Also, if dividends on any class of preferred stock are sufficiently in arrears, the holders of that stock may elect one-third of the Company's Board of Directors.

     (D) Fair Value

     The Company redeemed all shares of preferred stock subject to mandatory redemption during 1996. The carrying amount and estimated fair value of the Company's outstanding preferred stock subject to mandatory redemption at December 31, 1995 was $0.6 million. The fair value of the Company's preferred stock was estimated based on an evaluation made by an independent security analyst.

10. RISK MANAGEMENT

     The Company uses two types of risk management instruments -- energy financial instruments and interest rate swaps -- which are discussed below. The Company is exposed to credit-related losses in the event of nonperformance by counterparties to these financial instruments, but does not expect any counterparties to fail to meet their obligations given their existing credit ratings.

     The fair value of these risk management instruments reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, thereby taking into account the current unrealized gains or losses on open contracts. Market quotes are available for substantially all instruments used by the Company.

     (A) Energy Financial Instruments

     The Company uses energy financial instruments to minimize its risk of price changes in the spot and fixed price natural gas and NGLs markets. Energy risk management products include commodity futures and options contracts, fixed price swaps and basis swaps. Pursuant to its Board of Directors' approved guidelines, the Company is to engage in these activities only as a hedging mechanism against pre-existing or anticipated physical gas and condensate sales, gas purchases, system use, and storage in order to protect profit margins, and is prohibited from engaging in speculative trading. The activities of the risk management group are monitored by the Company's Risk Management Committee which is charged with the review and enforcement of the Board of Directors' risk management guidelines. All energy futures, swaps and options are recorded at fair value. Gains and losses on hedging positions are deferred and recognized as gas purchases expenses in the periods the underlying physical transactions occur. All 1996 and 1995 transactions were recorded as hedges.

     As of December 31, 1996 the Company had deferred net gains of $1.8 million, representing the difference between the current market value and the original physical contracts' value, associated with hedging activities, of which $1.6 million of losses relate to commodity contracts and $3.4 million of gains relate to over-the-counter swaps and options. The deferrals will be offset by the corresponding underlying physical transactions and are reflected as net deferred charges in the accompanying consolidated financial statements. At December 31, 1996 the Company held notional long volumetric positions of 21.4 Bcf of gas, of which 1.7 were held in gas commodity positions and 19.7 were held in over-the-counter swaps and options. Of the 21.4 notional total, associated physical transactions of 17.2 Bcf are expected to occur in 1997 and 4.2 Bcf in 1998. A change of plus or minus 10 percent of the fair market prices of the above financial instruments would have the approximate effect of reducing or increasing the deferrals by $4.3 million, which would be offset by corresponding increases or decreases in the value of the underlying physical transactions.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (B) Interest Rate Swaps

     The Company has entered into various interest rate swap and cap agreements for the purpose of managing interest rate exposure. Settlement amounts payable or receivable under these agreements are recorded as interest expense or income in the accounting period they are incurred.

     In February 1993, AOG entered into a three-year interest rate swap agreement covering $25 million of notional principal whereby it pays LIBOR, which is reset every six months in arrears, in exchange for a fixed rate of 5.07 percent. This agreement terminated in March 1996. In September 1993, AOG entered into a second three-year interest rate swap agreement covering $10 million of notional principal at a LIBOR rate, which is reset every 12 months in arrears, in exchange for a fixed rate of 5.27 percent. In August 1994, the counterparty to this second agreement exercised its rights to extend this agreement by one additional year, with the agreement now terminating in September 1997.

     In 1994, the Company entered into four interest rate cap agreements which effectively cap the LIBOR rate to be paid by the Company under these swap agreements at 7.5 percent for the terms of the original swap agreements.

11. EMPLOYEE BENEFITS

     (A) Retirement Plans

     The Company has defined benefit pension plans covering substantially all full-time employees. These plans provide pension benefits that are based on the employees' compensation during the period of employment. These plans are tax qualified subject to the minimum funding requirements of the Employee Retirement Income Security Act. The Company's funding policy is to contribute annually the recommended contribution using the actuarial cost method and assumptions used for determining annual funding requirements. Plan assets consist primarily of pooled fixed income, equity, bond and money market funds.

     Net pension cost includes the following components (in thousands):

                                                            1996         1995        1994
                                                          --------     --------     -------
    Service Cost -- Benefits Earned During the Period...  $  3,289     $  3,332     $ 2,721
    Interest Cost on Projected Benefit Obligation.......     6,756        6,372       5,986
    Actual Return on Assets.............................   (18,243)     (17,569)        565
    Net Amortization and Deferral.......................     8,896        8,415      (9,166)
                                                          --------     --------     -------
    Net Periodic Pension Cost...........................  $    698     $    550     $   106
                                                          ========     ========     =======

     As a result of restructuring activities, curtailment gains of $.07 million are reflected in the net amortization and deferral component of net periodic pension cost for 1995.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1996 and 1995 (in thousands):

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Actuarial Present Value of Benefit Obligations:
      Vested Benefit Obligation....................................  $(84,861)    $(77,490)
                                                                     ========     ========
      Accumulated Benefit Obligation...............................  $(90,779)    $(82,937)
                                                                     ========     ========
      Projected Benefit Obligation.................................  $(97,182)    $(90,046)
    Plan Assets at Fair Value......................................   123,736      111,084
                                                                     --------     --------
    Plan Assets in Excess of Projected Benefit Obligation..........    26,554       21,038
    Unrecognized Net Gain..........................................   (16,023)      (9,678)
    Prior Service Cost Not Yet Recognized in Net Periodic Pension
      Costs........................................................       155          171
    Unrecognized Net Asset at January 1............................    (1,282)      (1,429)
                                                                     --------     --------
    Prepaid Pension Cost...........................................  $  9,404     $ 10,102
                                                                     ========     ========

     The rate of increase in future compensation and the expected long-term rate of return on assets were 3.5 and 8.5 percent, respectively, for both 1996 and 1995. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5 percent for both 1996 and 1995.

     In 1996, a maximum of 10 percent of eligible employee compensation was contributed to the Employees Retirement Fund Trust Profit Sharing Plan (the "Profit Sharing Plan"), a defined contribution plan. The Company's contribution was determined by comparing actual 1996 results to a predetermined graduated scale of annual operating income goals. Prior to 1996 the Company contributed the lesser of 10 percent of the Company's net income or 10 percent of eligible employee compensation to the Profit Sharing Plan. Contributions by the Company were $6.6 million, $5.6 million and $2.3 million for 1996, 1995 and 1994, respectively.

     (B) Other Postretirement Employee Benefits

     The Company has a defined benefit postretirement plan providing medical care benefits upon retirement for all eligible employees with at least five years of credited service as of January 1, 1993, and their eligible dependents. Retired employees are required to contribute monthly amounts which depend upon the retired employee's age, years of service upon retirement and date of retirement.

     This plan also provides life insurance benefits upon retirement for all employees with at least 10 years of credited service who are age 55 or older when they retire. The Company pays for a portion of the life insurance benefit; employees may, at their option, increase the benefit by making contributions from age 55 until age 65 or retirement, whichever is earlier. The Company funds the future expected postretirement benefit costs under the plan by making payments to Voluntary Employee Benefit Association trusts. The Company's funding policy is to contribute amounts within the deductible limits imposed on Internal Revenue Code Sec. 501(c)(9) trusts. Plan assets consist primarily of pooled fixed income funds.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Net postretirement benefit cost includes the following components (in thousands):

                                                                1996       1995       1994
                                                               ------     ------     ------
    Service Cost -- Benefits Earned During the Period........  $  324     $  378     $  321
    Interest Cost on APBO....................................   1,392      1,381      1,307
    Actual Return on Assets..................................    (114)      (156)         7
    Net Amortization and Deferral............................     894        884        805
                                                               ------     ------     ------
    Net Periodic Postretirement Benefit Cost.................  $2,496     $2,487     $2,440
                                                               ======     ======     ======

     The following table sets forth the plan's funded status and the amounts recognized in the Company's consolidated financial statements as follows (in thousands):

                                                                          DECEMBER 31
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Accumulated Postretirement Benefit Obligation:
      Retirees.....................................................  $(15,578)    $(13,138)
      Eligible Active Plan Participants............................    (1,549)      (3,524)
      Ineligible Active Plan Participants..........................    (2,294)      (2,751)
                                                                     --------     --------
    Total APBO.....................................................   (19,421)     (19,413)
    Plan Assets at Fair Value......................................     3,192        2,623
                                                                     --------     --------
    Accumulated Postretirement Benefit Obligation in Excess of Plan
      Assets.......................................................   (16,229)     (16,790)
    Unrecognized Net Gain..........................................    (1,179)        (649)
    Prior Service Cost Not Yet Recognized in Net Periodic
      Postretirement Benefit Cost..................................        --           --
    Unrecognized Transition Obligation.............................    14,865       15,794
                                                                     --------     --------
    Accrued Postretirement Benefit Cost............................  $ (2,543)    $ (1,645)
                                                                     ========     ========

     The weighted average discount rate used in determining the actuarial present value of the APBO was 7.5 percent for both 1996 and 1995. The assumed health care cost trend rate was seven percent for 1996 and beyond. A one-percentage-point increase in the assumed health care cost trend rate for each future year would have increased the aggregate of the service and interest cost components of the 1996 net periodic postretirement benefit cost by approximately $16,000 and would have increased the APBO as of December 31, 1996, by approximately $204,000.

     K N's retail distribution business in Kansas, Nebraska and Wyoming has received regulatory approval to include in the cost-of-service component of its rates the cost of postretirement benefits as measured by application of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. In addition, KNI has received approval from the FERC for similar regulatory treatment. At both December 31, 1996 and 1995, no SFAS 106 costs were deferred as regulatory assets.

     (C) Other Postemployment Benefits

     On January 1, 1994, the Company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits, which establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Implementation of SFAS 112 had no material effect on the Company's financial position or results of operations. SFAS 112 costs deferred as regulatory assets were $1.1 million and $0.9 million at December 31, 1996 and 1995, respectively.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. COMMON STOCK OPTION AND PURCHASE PLANS

     The Company has the following stock option plans: The 1982 Incentive Stock Option Plan ("the 1982 Plan"), the 1982 Stock Option Plan for Non-Employee Directors ("the 1982 Directors' Plan"), the 1986 Incentive Option Plan ("the 1986 Plan"), the 1988 Incentive Stock Option Plan ("the 1988 Plan"), the 1992 Stock Option Plan for Non-Employee Directors ("the 1992 Directors' Plan"), the 1994 K N Energy, Inc. Long-Term Incentive Plan ("the LTIP Plan") and the American Oil and Gas Corporation Stock Incentive Plan ("the AOG Plan"). The Company also has an employee stock purchase plan ("the ESP Plan").

     During 1993, AOG issued to its chief executive officer 50,000 shares of restricted AOG common stock (23,500 shares of K N common stock) which vest 50 percent per year. AOG also sold 150,000 shares of AOG common stock (70,500 shares of K N common stock) to its president and chief operating officer for $0.04 per share of AOG common stock ($0.0851 per share of K N common stock). One-half of these shares was fully vested and nonforfeitable upon issuance, and the remainder became fully vested upon consummation of the merger described in
Note 2. The market value of these AOG shares issued was approximately $2.3 million based on the average market price per share of AOG common stock on the date of issuance. The market value of the restricted shares was reflected as deferred compensation and was amortized over the vesting period.

     The Company accounts for its plans under Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees. The Company recorded compensation expense totaling $0.8 million, $0.2 million and $1.3 million for 1996, 1995 and 1994, respectively, relating to restricted stock grants awarded under the plans.

     Had compensation cost for these plans been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands except per share amounts):

                                                                    1996        1995
                                                                   -------     -------
        NET INCOME:
          As Reported............................................  $63,819     $52,522
                                                                   =======     =======
          Pro Forma..............................................  $62,497     $52,101
                                                                   =======     =======
        EARNINGS PER SHARE:
          As Reported............................................  $  2.14     $  1.83
                                                                   =======     =======
          Pro Forma..............................................  $  2.10     $  1.82
                                                                   =======     =======

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the pro forma amounts include $0.4 million and $0.3 million related to the purchase discount offered under the ESP Plan for 1996 and 1995, respectively.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company may sell up to 600,000 shares of stock to its eligible employees under the ESP Plan. Employees purchased 87,615 shares and 95,572 shares in 1996 and 1995, respectively, and have purchased 484,599 shares through December 31, 1996. Employees purchase shares through voluntary payroll deductions at a 15 percent discount from the market value of the common stock, as defined in the plan. The fair value per share of shares purchased in 1996 and 1995 was $6.45 and $5.35, respectively.

                                                              OPTION SHARES
                                                                 GRANTED
                                           SHARES SUBJECT        THROUGH                         EXPIRATION
                PLAN NAME                   TO THE PLAN     DECEMBER 31, 1996   VESTING PERIOD     PERIOD
-----------------------------------------  --------------   -----------------   --------------   ----------
1982 Plan................................       888,525           888,525           Immediate      10 years
1982 Directors' Plan.....................       124,393           124,393         Three years      10 years
1986 Plan................................       412,500           412,500           Immediate      10 years
1988 Plan................................       412,500           408,665           Immediate      10 years
1992 Directors' Plan.....................       350,000            83,250           Immediate      10 years
LTIP Plan................................     2,200,000         1,425,800           0-5 years    5-10 years
AOG Plan.................................       517,000           517,000         Three years      10 years

     Under all plans, except the LTIP Plan and the AOG Plan, options are granted at not less than 100 percent of the market value of the stock at the date of grant. Under the LTIP Plan options may be granted at less than 100 percent of the market value of the stock at the date of grant.

     At December 31, 1996, 135 employees, officers and directors of the Company held options under the plans. A summary of the status of the Company's stock option plans at December 31, 1996 and 1995, and changes during the years then ended is presented in the table and narrative below:

                                                              1996                   1995
                                                      --------------------   --------------------
                                                                  WTD AVG                WTD AVG
                                                                  EXERCISE               EXERCISE
                                                       SHARES      PRICE      SHARES      PRICE
                                                      ---------   --------   ---------   --------
    OUTSTANDING AT BEGINNING OF YEAR................  1,164,510    $21.25    1,214,024    $18.49
    Granted.........................................    925,126    $31.61      348,200    $25.87
    Exercised.......................................   (329,574)   $15.88     (373,423)   $16.54
    Forfeited.......................................    (33,575)   $23.69      (24,291)   $21.80
                                                      ---------    ------    ---------    ------
    OUTSTANDING AT END OF YEAR......................  1,726,487    $27.78    1,164,510    $21.25
                                                      =========    ======    =========    ======
    EXERCISABLE AT END OF YEAR......................    604,962    $24.52      584,902    $18.16
                                                      =========    ======    =========    ======
    WEIGHTED AVERAGE FAIR VALUE OF OPTIONS
      GRANTED.......................................  $    9.53              $    4.71
                                                      =========              =========

     200,626 of the 1,726,487 options outstanding December 31, 1996 have exercise prices between $0 and $16.79 with a weighted average exercise price of $7.70 and a weighted average remaining contractual life of 6.22 years. 104,076 of these options are exercisable; their weighted average exercise price is $14.85. 797,944 options have exercise prices between $21.68 and $31.75 with a weighted average exercise price of $25.36 and a weighted average remaining contractual life of 7.55 years. 424,644 of these options are exercisable; their weighted average exercise price is $24.87. The remaining 727,917 options have exercise prices between $32.13 and $38.50 with a weighted average exercise price of $35.96 and a weighted average remaining contractual life of 9.63 years. Of these options 76,242 are exercisable; their weighted average exercise price is $35.81.

     The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions: risk-free interest rates of 5.5 percent, expected weighted

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

average lives of 4 years and expected volatility of 20 percent for grants in both 1996 and 1995; and expected dividend yields of 2.5 and 3.5 percent for grants in 1996 and 1995, respectively.

     Option balances and option price ranges per share for 1994 under APB 25 were as follows: beginning balance of 983,628 shares at $8.96 to $28.99, options granted of 309,500 shares at $0.00 to $24.00, options exercised of 67,093 shares at $0.00 to $23.04 and options forfeited of 12,011 shares at $15.08 to $23.01.

13. COMMON STOCK WARRANTS

     At December 31, 1996 and 1995, warrants to purchase 642,232 and 1,187,432 shares of the Company's common stock were outstanding, respectively. The warrants are exercisable at $17.55 per warrant and expire on September 30, 1999. In August 1996, warrants for 545,200 shares were redeemed and cancelled at a total cost of $7.4 million.

14. COMMITMENTS AND CONTINGENT LIABILITIES

     (A) Leases

     On February 16, 1995, AOG Gas Transmission Company, L.P., a wholly owned subsidiary of K N, acquired natural gas transmission pipeline and storage assets in Texas. (See Note 3(D).) A portion of these assets has been funded through 10-year operating leases. These operating leases contain purchase options at the end of their lease terms. The Company also leases certain office space, properties and equipment under operating leases.

     Payments made under operating leases were $22.3 million in 1996, $16.2 million in 1995 and $9.6 million in 1994.

     Future minimum commitments under major operating leases are as follows (in thousands):

                                   YEAR ENDING
                                   DECEMBER 31                       AMOUNT
                --------------------------------------------------  --------
                1997..............................................  $ 17,126
                1998..............................................    13,400
                1999..............................................    12,707
                2000..............................................    12,042
                2001..............................................    11,103
                Thereafter........................................    98,594
                                                                    --------
                Total Commitments.................................  $164,972
                                                                    ========

     (B) Basket Agreement

     Under terms of an agreement (the "Basket Agreement") entered into with Cabot as part of AOG's acquisition of Cabot's natural gas pipeline business, AOG and Cabot equally share net payments made in settlement of certain liabilities related to operations of the acquired business prior to the acquisition date. At December 31, 1996 and 1995, the Company's estimated net liability was $5.5 million and $5.6 million, respectively. The Company had made net payments of $10.9 million as of December 31, 1996 and 1995. The difference between net payments made by the Company and its estimated liability is reflected in current assets and consists of (i) the present value of Cabot's share of net payments and (ii) future recoveries from customers. The Basket Agreement is expected to be settled in 1997.

                       K N ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (C) Guarantees of Unconsolidated Subsidiaries' Debt

     The Company executed guarantees of two unconsolidated subsidiaries' revolving credit agreements with Credit Lyonnais, effective July 19, 1996. One guarantee is for TransColorado Gas Transmission Company ("TransColorado") for a maximum of $7.5 million due by December 31, 1999 and another guarantee is for Coyote Gas Treating, LLC ("Coyote") for a maximum of $10 million due by December 31, 1999. As of December 31, 1996, $3.1 and $7.2 million, respectively, represent the guaranteed amounts by the Company borrowed against the TransColorado and Coyote agreements.

     (D) Capital Expenditure Budget

     The consolidated capital expenditure budget for 1997 is approximately $185 million, excluding acquisitions. Approximately $9.4 million had been committed for the purchase of plant and equipment at December 31, 1996.

15. MAJOR CUSTOMER

     Atmos Energy Corporation and affiliates comprised 10 percent of consolidated revenues in 1995 and 11 percent in 1994.

16. BUSINESS SEGMENT INFORMATION

     The Company is a natural gas energy products and services provider engaged in the following activities:

     - gathering, processing, marketing, storing and transporting natural gas; providing field services to natural gas producers; and marketing natural gas liquids (Gathering, Processing and Marketing Services);

     - interstate storing and transporting natural gas (Interstate Transportation and Storage Services);

     - providing retail natural gas sales and transportation services (Retail Natural Gas Services).

     The Company was involved in developing and producing natural gas and crude oil in 1995 and 1994 (Gas and Oil Production).

                          BUSINESS SEGMENT INFORMATION
                       (BEFORE INTERSEGMENT ELIMINATIONS)

                                                            1996           1995           1994
                                                         ----------     ----------     ----------
                                                                      (IN THOUSANDS)
OPERATING REVENUES:
Gathering, Processing and Marketing Services...........  $1,259,171     $  899,581     $  885,949
Interstate Transportation and Storage Services.........      71,769         64,405         60,562
Retail Natural Gas Services............................     225,432        232,317        225,960
Gas and Oil Production.................................          --         10,721         14,128
Intersegment Eliminations..............................    (113,198)       (95,626)       (95,322)
                                                            -------        -------        -------
                                                         $1,443,174     $1,111,398     $1,091,277
                                                            =======        =======        =======
OPERATING INCOME:
Gathering, Processing and Marketing Services...........  $   74,460     $   64,623     $   21,716
Interstate Transportation and Storage Services.........      29,460         17,933         16,503
Retail Natural Gas Services............................      30,881         32,995         13,752
Gas and Oil Production.................................          --           (189)         2,908
                                                            -------        -------        -------
OPERATING INCOME.......................................     134,801        115,362         54,879
Other Income and (Deductions)..........................     (35,085)       (33,790)       (30,058)
                                                            -------        -------        -------
INCOME BEFORE INCOME TAXES.............................  $   99,716     $   81,572     $   24,821
                                                            =======        =======        =======
IDENTIFIABLE ASSETS:
Gathering, Processing and Marketing Services...........  $  869,141     $  685,023     $  574,280
Interstate Transportation and Storage Services.........     315,503        178,882        216,753
Retail Natural Gas Services............................     419,415        328,166        304,065
Gas and Oil Production.................................          --         36,451         43,932
Corporate *............................................      25,661         28,935         33,354
                                                            -------        -------        -------
                                                         $1,629,720     $1,257,457     $1,172,384
                                                            =======        =======        =======
DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE:
Gathering, Processing and Marketing Services...........  $   31,654     $   26,510     $   26,933
Interstate Transportation and Storage Services.........       8,078          7,767          8,628
Retail Natural Gas Services............................      11,480         11,006         10,718
Gas and Oil Production.................................          --          4,608          3,999
                                                            -------        -------        -------
                                                         $   51,212     $   49,891     $   50,278
                                                            =======        =======        =======
CAPITAL EXPENDITURES AND ACQUISITIONS:
Gathering, Processing and Marketing Services...........  $   96,486     $   67,774     $   26,521
Interstate Transportation and Storage Services.........     157,510         11,200         16,424
Retail Natural Gas Services............................      28,770         30,080         23,673
Gas and Oil Production.................................          --          6,156         35,256
                                                            -------        -------        -------
                                                         $  282,766     $  115,210     $  101,874
                                                            =======        =======        =======

---------------
* Principally cash and investments

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                       K N ENERGY, INC. AND SUBSIDIARIES
                 QUARTERLY OPERATING RESULTS FOR 1996 AND 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                       1996
                                                  -----------------------------------------------
                                                   FIRST        SECOND       THIRD        FOURTH
                                                  --------     --------     --------     --------
Operating Revenues..............................  $385,851     $277,148     $304,317     $475,858
Operating Income................................    35,776       22,084       30,157       46,784
Net Income......................................    17,507        8,848       13,693       23,771
Preferred Dividends.............................       100           99           99          100
Earnings Available for Common Stock.............  $ 17,407     $  8,749     $ 13,594     $ 23,671
                                                  ========     ========     ========     ========
Number of Common Shares Used In Computing
  Earnings Per Share............................    28,945       29,181       30,046       30,875
                                                  ========     ========     ========     ========
Earnings Per Common Share.......................  $   0.60     $   0.30     $   0.46     $   0.78
                                                  ========     ========     ========     ========

                                                                       1995
                                                  -----------------------------------------------
                                                   FIRST        SECOND       THIRD        FOURTH
                                                  --------     --------     --------     --------
Operating Revenues..............................  $294,058     $238,105     $248,976     $330,259
Operating Income................................    31,781       19,266       25,973       38,342
Net Income......................................    14,518        6,922       11,829       19,253
Preferred Dividends.............................       123          123          123          123
Earnings Available for Common Stock.............  $ 14,395     $  6,799     $ 11,706     $ 19,130
                                                  ========     ========     ========     ========
Number of Common Shares Used In Computing
  Earnings Per Share............................    28,144       28,353       28,472       28,649
                                                  ========     ========     ========     ========
Earnings Per Common Share.......................  $   0.51     $   0.24     $   0.41     $   0.67
                                                  ========     ========     ========     ========

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDING SEPTEMBER 30, 1997 AND 1996
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                     NINE MONTHS       NINE MONTHS
                                                                       ENDING            ENDING
                                                                    SEPTEMBER 30,     SEPTEMBER 30,
                                                                        1997              1996
                                                                    -------------     -------------
REVENUES:
  Gas sales, transportation, storage and other operating
     revenues.....................................................   $ 2,063,058       $ 1,776,703
  Interest and other income.......................................         9,595             7,721
  Earnings of pipeline ventures...................................         9,965             9,899
                                                                     -----------       -----------
                                                                       2,082,618         1,794,323
                                                                     -----------       -----------
COSTS AND OTHER DEDUCTIONS:
  Cost of sales...................................................     1,684,980         1,338,188
  Selling, general and administrative and other operating
     expenses.....................................................        77,853            83,959
  Depreciation....................................................       110,924           131,676
  Taxes other than income taxes...................................        23,087            36,341
  Interest expense................................................       181,601            43,379
  Other...........................................................         1,005             1,439
                                                                     -----------       -----------
                                                                       2,079,450         1,634,982
                                                                     -----------       -----------
INCOME BEFORE INCOME TAXES........................................         3,168           159,341
PROVISIONS FOR AND CHARGE-IN-LIEU OF INCOME TAXES.................            87            59,276
                                                                     -----------       -----------
NET INCOME........................................................   $     3,081       $   100,065
                                                                     ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                       (THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                                                 1997              1996
                                                                                             -------------     ------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents................................................................   $     6,278      $     4,258
  Restricted deposits......................................................................        30,678           38,623
  Receivables
    Affiliated companies...................................................................       268,947          415,643
    Customers..............................................................................        14,592            9,363
    Other..................................................................................        17,858           26,324
  Interest-bearing receivables, net-affiliated companies...................................       147,519           25,361
  Gas transportation imbalances............................................................        44,438           56,106
  Materials and supplies...................................................................        11,320           11,718
  Net properties to be dividended, net of tax..............................................       303,451          308,804
  Gas stored underground...................................................................        73,312           39,343
  Prepayments..............................................................................         3,771           20,187
  Deferred income taxes....................................................................        46,878           77,277
                                                                                             ------------      ------------
        Total Current Assets...............................................................       969,042        1,033,007
                                                                                             ------------      ------------
PROPERTY, PLANT AND EQUIPMENT..............................................................     6,648,818        6,876,061
  Accumulated depreciation.................................................................    (1,617,826)      (1,785,257)
                                                                                             ------------      ------------
    Net Property, Plant and Equipment......................................................     5,030,992        5,090,804
                                                                                             ------------      ------------
LONG-TERM INTERCOMPANY RECEIVABLE..........................................................        31,390           33,197
GAS STORED UNDERGROUND -- NONCURRENT.......................................................       400,619          413,334
INVESTMENTS IN PIPELINE VENTURES...........................................................        53,498           53,141
DEFERRED CHARGES AND OTHER ASSETS..........................................................        24,972           28,879
                                                                                             ------------      ------------
TOTAL ASSETS...............................................................................   $ 6,510,513      $ 6,652,362
                                                                                             ============      ============
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Payables --
    Affiliated companies...................................................................   $     3,576      $     2,857
    Trade..................................................................................       194,818          301,569
    Contract impairment....................................................................           605            1,126
    Other..................................................................................        91,661          115,943
  Dividend payable, affiliates.............................................................       303,452          308,804
  Accrued interest payable, affiliates.....................................................        82,867               --
  Rate refund provision....................................................................        13,756           15,218
  Gas transportation imbalances............................................................        80,990           83,310
  Current portion of long-term ESOP debt...................................................        12,574           12,574
  Other....................................................................................       103,062          120,213
                                                                                             ------------      ------------
        Total Current Liabilities..........................................................       887,361          961,614
                                                                                             ------------      ------------
OTHER LIABILITIES AND DEFERRED CREDITS:
  Reserve for contract impairment..........................................................        13,773           43,775
  Intercompany liability...................................................................            --           32,696
  Interest-bearing notes, affiliated companies.............................................     1,600,000        1,600,000
  Long-term ESOP debt......................................................................     1,386,026        1,386,026
  Postretirement benefits other than pensions..............................................        90,889           89,780
  Other....................................................................................       133,684          157,400
                                                                                             ------------      ------------
        Total Other Liabilities and Deferred Credits.......................................     3,224,372        3,309,677
                                                                                             ------------      ------------
DEFERRED INCOME TAXES......................................................................     1,690,440        1,680,354
                                                                                             ------------      ------------
CONTINGENT LIABILITIES AND COMMITMENTS
MINORITY EQUITY IN SUBSIDIARIES AND PARTNERSHIPS...........................................         7,456            8,076
                                                                                             ------------      ------------
STOCKHOLDER'S EQUITY:
  Common Stock, $.01 par value, authorized 2,000,000 shares, outstanding 1,400,000.........            14               14
  Unearned ESOP shares.....................................................................    (1,359,002)      (1,393,849)
  Additional paid-in capital...............................................................     1,970,375        2,000,060
  Retained earnings........................................................................        89,497           86,416
                                                                                             ------------      ------------
        Total Stockholder's Equity.........................................................       700,884          692,641
                                                                                             ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.................................................   $ 6,510,513      $ 6,652,362
                                                                                             ============      ============

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDING SEPTEMBER 30, 1997 AND 1996
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                     NINE MONTHS       NINE MONTHS
                                                                        ENDED             ENDED
                                                                    SEPTEMBER 30,     SEPTEMBER 30,
                                                                        1997              1996
                                                                    -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income......................................................    $   3,081         $ 100,065
  Income adjustments --
     Depreciation.................................................      110,924           131,676
     Deferred income tax provision (benefit)......................       38,531             6,424
     Other noncash (credits) charges to income, net...............      (23,416)           43,831
     Distributions from (to) pipeline ventures, net of earnings...         (307)            1,851
     Compensation expense.........................................        1,148                --
Changes in operating assets and liabilities:
     Decrease in accounts receivable..............................       35,770            39,671
     Decrease in accounts receivable from affiliates..............      153,836            13,233
     (Increase) decrease in inventories...........................      (35,307)           19,757
     Decrease (increase) in prepaid and other assets..............        2,654           (42,176)
     Change in gas transportation imbalances, net.................        9,708            (8,845)
     (Decrease) increase in accounts payable and accrued
      liabilities.................................................     (165,633)           64,579
     Increase (decrease) in accounts payable to affiliates........          719              (256)
     Decrease in income taxes.....................................       (7,597)           (1,532)
  Other operating, net............................................        8,067             4,478
                                                                      ---------         ---------
     Net cash provided by operating activities....................      132,178           372,756
                                                                      ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................................      (56,578)         (102,031)
  Acquisition of cushion gas......................................           --           (90,409)
  Proceeds (costs) from disposal of property, plant and equipment,
     net..........................................................        8,738            (6,399)
  Other investing, net............................................       (5,565)           (2,953)
                                                                      ---------         ---------
     Net cash used by investing activities........................      (53,405)         (201,792)
                                                                      ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments debt.........................................           --            (7,500)
  Amounts paid to minority interest...............................       (1,941)               --
  Net change in interest-bearing receivables/payables with
     affiliated companies and intercompany liability..............      (74,812)         (162,920)
                                                                      ---------         ---------
     Net cash used by financing activities........................      (76,753)         (170,420)
                                                                      ---------         ---------
Increase (decrease) in cash and cash equivalents..................        2,020               544
                                                                      ---------         ---------
Cash and cash equivalents at beginning of period..................        4,258            10,414
                                                                      ---------         ---------
Cash and cash equivalents at end of period........................    $   6,278         $  10,958
                                                                      =========         =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                         UNEARNED       ADDITIONAL      RETAINED
                                             COMMON        ESOP           PAID-IN       EARNINGS
                                             STOCK        SHARES          CAPITAL       (DEFICIT)
                                             ------     -----------     -----------     ---------
Balance, December 31, 1994.................   $ --      $        --     $ 4,280,577     $  91,633
  Net income...............................     --               --              --       106,626
  Dividend of intercompany receivable to
     Parent (Note 3.c).....................     --               --        (922,470)     (228,328)
                                             ------     -----------     -----------     ---------
Balance, December 31, 1995.................     --               --       3,358,107       (30,069)
  Net income...............................     --               --              --       116,485
  Dividend of subsidiaries and properties
     (Note 2.c)............................     --               --        (672,407)           --
  Contribution of intercompany debt (Note
     2.b)..................................     --               --         914,703            --
  Non-cash dividend (Note 2.b).............     --               --      (1,600,000)           --
  Stock split (Note 2.b)...................     14               --             (14)           --
  Unearned ESOP shares (Note 9)............     --       (1,400,000)             --            --
  Dividends on unearned ESOP shares (Note
     2.a)..................................     --               --           3,348            --
  Release of ESOP shares, net of tax effect
     (Note 9)..............................     --            6,151          (3,677)           --
                                             ------     -----------     -----------     ---------
Balance, December 31, 1996.................     14       (1,393,849)      2,000,060        86,416
  Net income...............................     --               --              --         3,081
  Release of ESOP shares, net of tax
     effect................................     --           34,847         (31,275)           --
  Noncash dividend of properties...........     --               --          (3,764)           --
  Adjustment to dividend of subsidiaries
     and properties........................     --               --           5,354            --
                                             ------     -----------     -----------     ---------
Balance, September 30, 1997................   $ 14      $(1,359,002)    $ 1,970,375     $  89,497
                                             ======      ==========      ==========     =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  DESCRIPTION OF COMPANY

     The accompanying unaudited consolidated condensed financial statements have been prepared by MidCon Corp. pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The consolidated condensed financial statements should be read in conjunction with MidCon Corp.'s audited consolidated financial statements for the year ended December 31, 1996 ("1996 financial statements").

     In the opinion of MidCon Corp.'s management, the accompanying consolidated condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly MidCon Corp.'s consolidated financial position as of September 30, 1997, and the consolidated results of operations and consolidated cash flows for the nine months then ended. The results of operations and cash flows for the nine month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results of operations and cash flows to be expected for the full year.

     MidCon Corp. ("MidCon" and, together with its subsidiaries, "Company") is a wholly-owned subsidiary of Occidental Petroleum Corporation ("Occidental"). On December 18, 1997, Occidental announced that it had signed a definitive agreement to sell the Company for $3.49 billion in consideration, subject to certain supplemental adjustments. The transaction is expected to close in the first quarter 1998.

(2)  MIDCON RECAPITALIZATION

  (a) ESOP

     In November 1996, Occidental established the MidCon Corp. Employee Stock Ownership Plan ("ESOP") (see Note 9) for the benefit of the eligible employees of the Company.

     Also, in November 1996, Occidental sold $1.4 billion of Occidental's Cumulative MidCon-Indexed Convertible Preferred Stock ("CMIC Preferred Stock") to the MidCon Corp. ESOP Trust (the Trust). The CMIC Preferred Stock is convertible into Occidental common stock based on the value of the Company. The Trust paid for the CMIC Preferred Stock with $1.4 million cash and a $1.3986 billion 30-year promissory note ("ESOP note"), bearing interest at 7.9 percent per annum, guaranteed by MidCon.

     Principal and interest payments on the ESOP note are due on December 31 in annual installments of approximately $123 million, commencing December 31, 1997, and continuing through December 31, 2026, upon which date all principal and interest remaining unpaid shall be immediately due and payable. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that MidCon will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. Dividends of $3.3 million on unearned shares and a cash contribution of $9.2 million were used for debt service on the ESOP note in 1996.

     Results for the nine month period ended September 30, 1997 include interest expense of $82.9 million on the ESOP note and compensation expense of $1.1 million as discussed in Note 9.

  (b) Other Capital Transactions

     Concurrent with the establishment of the ESOP, several transactions were recorded. MidCon had a 1,400,000-for-one split of the outstanding shares of its common stock, while the par value of such stock was changed from $1.00 per share to $.01 per share. Occidental contributed to the capital of MidCon $741 million of promissory notes previously issued by MidCon and $154 million of non-interest bearing intercorporate advances made by Occidental to MidCon that were outstanding as of November 30, 1996. In addition,

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MidCon declared a dividend, payable in the form of a $1.6 billion note payable to Occidental. The principal amount of this note is due and payable on December 31, 2026 and bears interest at an annual rate of 7.9 percent payable monthly through December 31, 2001. Thereafter, the rate changes to the London Interbank Offered Rate ("LIBOR") plus 1.25 percent.

     Results for the nine month period ended September 30, 1997 include interest expense of $96.1 million on the $1.6 billion note.

  (c) Dividend of Subsidiaries and Properties

     During 1996, MidCon dividended all the outstanding shares of common stock of its subsidiaries, Occidental Energy Ventures Corp. and MC Panhandle, Inc., to Occidental. Properties from other Company subsidiaries comprising certain oil and gas properties and well compressor properties were dividended to Occidental effective on December 31, 1996. The net income from these operations was $7.8 million for the nine months ended September 30, 1996.

     Also, effective December 31, 1996, MidCon dividended 51 percent of its interest in an intrastate pipeline limited liability partnership to Occidental (see Note 2.d).

     A summary of the 1996 adjustments showing the effect of the above transactions on certain balance sheet accounts is presented below (in millions):

                                                                             INCREASE
                                                                            (DECREASE)
                                                                            ----------
        Property, Plant and Equipment.....................................   $ (1,339)
        Accumulated Depreciation..........................................   $   (345)
        Deferred Income Taxes.............................................   $   (322)
        Additional Paid-in Capital........................................   $   (672)

  (d) Lease of Intrastate Pipeline Assets

     In December 1996, MidCon merged its subsidiary MidCon Texas Pipeline Corp. ("MidCon Texas") into a limited partnership, which then owned its Texas intrastate pipeline and related facilities. On December 31, 1996, fifty-one percent of the Company's ownership in the partnership was dividended to a subsidiary of Occidental with a dividend of the remaining 49 percent to be paid on January 1, 1998. This 49 percent interest is reflected in the accompanying consolidated balance sheets as "Net properties to be dividended, net of tax." MidCon formed a new subsidiary, MidCon Texas Pipeline Operator, Inc. ("MTPO"), which assumed certain of the contracts and obligations of MidCon Texas before the merger. In addition, MTPO entered into an agreement with the limited partnership to lease the intrastate pipeline system owned by the limited partnership over a 30 year period commencing on January 1, 1997. The Company accounts for this lease as an operating lease. The initial annual lease fee is $30 million in 1997. The lease fee changes to $20 million for the years 1998 through 2001, $40 million for the years 2002 through 2005 and $30 million during the remaining lease term. Lease expense of $30 million will be recognized annually. The lease agreement requires MTPO to pay for taxes, insurance and maintenance expenses and contains restrictions concerning additions, dispositions and modifications to the leased property.

(3)  SIGNIFICANT ACCOUNTING POLICIES

     Reference is made to Note 3 in MidCon's 1996 financial statements for a summary of significant accounting policies.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (a) Cash and Cash Equivalents and Interest-Bearing Receivables/Payables, Net-Affiliated Companies

     Cash equivalents consist of interest bearing commercial paper and other bank deposits with initial maturities of three months or less. Cash equivalents totaled approximately $3.4 million and $1.5 million at September 30, 1997 and December 31, 1996, respectively.

     Occidental and its subsidiaries utilize a cash-management system designed to minimize cash balances and external borrowing. In November 1996, MidCon entered into a new intercompany cash management agreement with Occidental. This agreement, which was effective January 1, 1997, engages Occidental to continue to provide the Company with certain financing and cash management services. Amounts due from or to affiliates under this program are reflected as current assets and liabilities in the accompanying financial statements. Interest income and expense is allocated to the participating companies on the basis of the principal contributed or borrowed, respectively. Under the former cash management system, MidCon has periodically dividended, to its parent company, its interest bearing receivables from Occidental.

  (b) Accounting Changes

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company's adoption of SFAS No. 125, effective January 1, 1997, did not have an impact on the Company's financial position or results of operations.

     In October 1996, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 96-1, "Environmental Remediation Liabilities" ("SOP 96-1"), which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The Company's adoption of SOP 96-1, effective January 1, 1997, did not have an impact on the Company's financial position or results of operations.

     The FASB has issued SFAS No. 129, "Disclosure of Information about Capital Structure" to be effective for periods ending after December 15, 1997. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. The Company does not believe that the application of the new standard will have a material effect on the Company's financial position or results of operations.

     The FASB has issued SFAS No. 130, "Reporting Comprehensive Income" to be effective for periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company does not believe that the application of the new standard will have a material effect on the Company's financial position or results of operations.

     The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" to be effective for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company does not believe that the application of the new standard will have a material effect on the Company's financial position or results of operations.

  (c) Property, Plant and Equipment and Related Depreciation

     Reference is made to the 1996 financial statements and Note 3(f) thereto for a description of investments in property, plant and equipment.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (d) Restricted Deposits

     The Company engages in hedging to decrease or modify its exposure to natural gas price risk. In accordance with New York Mercantile Exchange rules, $30.7 million and $38.6 million of monies on deposit with brokers was restricted at September 30, 1997 and December 31, 1996, respectively, to meet trading requirements.

  (e) Supplemental Cash Flow Information

     Cash payments during the nine months ended September 30, 1997 and 1996 included income taxes of approximately $3.4 million and $4.0 million, respectively. Interest paid for the same periods, net of amounts capitalized, was $95.9 million and $0.

  (f) Hedging Activities

     The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to its business activities. Gains and losses on hedge contracts are deferred and recognized as an adjustment to sales revenue or purchase costs when the related transaction being hedged is finalized.

  (g) Liabilities

     "Accrued liabilities current" and "Other noncurrent liabilities" include reserves relating to a reorganization of the Company's operations initiated in 1995. The Company recorded a reserve of $37 million during the fourth quarter of 1995. The current and noncurrent portion of the reserve totaled approximately $7 million and $4 million, respectively at September 30, 1997 and $9 million and $12 million, respectively, at December 31, 1996.

(4)  LITIGATION

     There are various lawsuits and proceedings pending against the Company. It is impossible at this time to determine the ultimate legal liabilities that may arise therefrom. However, in management's opinion, after taking into account reserves, the pending lawsuits and proceedings and claims should not have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(5)  REGULATORY MATTERS

     On November 3, 1997, the FERC approved a settlement of the general rate case of the Natural Gas Pipeline Company of America ("Natural") filed on June 1, 1995, substantially consistent with what Natural proposed. This settlement of the rate case has had a favorable impact of approximately $9 million on operating margin for the nine months ended September 30, 1997.

     In January 1997, Amoco Production Company and Amoco Energy Trading Corporation ("Amoco") filed a complaint against Natural before the FERC contending that Natural had improperly provided its affiliate, MidCon Gas, transportation service on preferential terms, seeking termination of currently effective contracts and the imposition of civil penalties. A subsequent FERC staff audit made proposed findings that Natural has favored MidCon Gas, which Natural has challenged. In July, Amoco and Natural agreed to a settlement of this proceeding. Amoco has filed to withdraw its complaint subject to the FERC's procedures. Several intervenors have opposed the withdrawal of the complaint and Natural has filed an answer to that opposition. The matter is pending before the FERC.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)  CONTINGENT LIABILITIES AND COMMITMENTS

     The FERC has allowed certain rates for gas supply realignment ("GSR") costs to go into effect on December 1, 1997, subject to refund, to recover any shortfall in recoveries of GSR costs allocated to interruptible transportation (see Note 5 to the 1996 financial statements). However, the FERC rejected Natural's filing for rehearing that Natural be allowed to recoup a portion of any shortfall on title transfers and interruptible transportation to pooling points.

     The Company has certain other commitments and contingent liabilities under contracts, guarantees and joint ventures.

     In management's opinion, after taking into account reserves, none of such commitments and contingencies discussed above should have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(7)  INCOME TAXES

     The Company is included in Occidental's consolidated federal tax return and unitary state tax returns. The consolidated provisions for these income taxes are allocated to the Company on the basis of a tax sharing agreement with Occidental. Under the agreement, the amount of consolidated current and deferred tax provisions is determined as if the Company were a corporation that was not owned by Occidental and filed a separate consolidated income tax return. In addition, state income taxes are provided for all states in which the Company is included in a state return with Occidental, notwithstanding that the Company may not have been subject to tax in that jurisdiction but for its affiliation with Occidental.

     The provision for taxes based on income for the 1997 and 1996 interim periods was computed in accordance with Interpretation No. 18 of APB Opinion No. 28 on reporting taxes for interim periods and was based on projections of total year pretax income.

     Taxable gains were recorded by the Company resulting from dividends and asset transfers to Occidental during 1996 (see Note 2.c). Since the Company is included in the consolidated federal income tax return with Occidental, these taxable gains are deferred until the Company is transferred outside the consolidated group. Under the Company's tax sharing agreement, so long as the Company is part of the consolidated group, the tax payments associated with the gains will be reimbursed to the Company over the remaining tax lives of the transferred assets. An intercompany receivable from Occidental has been recorded on the consolidated balance sheet to reflect these reimbursements.

     Taxable gains were recorded by the Company resulting from asset transfers unrelated to the dividends and asset transfers to Occidental during 1996 (see
Note 2.c), and the tax associated therewith will not be reimbursed by Occidental under the Company's tax sharing agreement.

(8)  RETIREMENT AND POSTRETIREMENT BENEFITS

     Reference is made to Note 8 to MidCon's 1996 financial statements for a description of the retirement plans and Postretirement benefits.

(9)  RETIREMENT PLANS AND ESOP

     All employees are participants in a defined contribution retirement plan and are eligible to participate in a defined contribution savings plan. Effective January 1, 1997, the Company established the MidCon Corp. Retirement Plan ("MRA") and the MidCon Corp. Savings Plan ("MSA"). Related plan assets from Occidental Petroleum Corporation Retirement Plan and the Occidental Petroleum Corporation Savings Plan were transferred to the MRA and MSA, respectively. The plans provide for periodic contributions based on

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the salary and age level of employees and/or employee contributions. Beginning January 1, 1997, the Company's contribution under the MRA is being reduced over time pursuant to the terms of the plan.

     Effective November 20, 1996, Occidental established the ESOP for all eligible employees of the Company. Generally, the shares of the CMIC Preferred Stock held by the ESOP are released and allocated to participant accounts based on the proportion of the payment on the ESOP note for the respective period compared to the total remaining payments due on the note. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that MidCon will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" which requires that compensation expense be measured based on the fair value of shares committed to be released.

     The ESOP loan guarantee is recorded as an intercompany liability and the shares of CMIC Preferred Stock pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. The Company reports compensation expense equal to the estimated current market price of the shares. Dividends on allocated ESOP shares result in a reduction to additional paid-in capital. Dividends on ESOP shares have been used to satisfy debt service. ESOP compensation expense was $1.1 million and $0 for the nine months ended September 30, 1997 and 1996, respectively. The ESOP has 40,998 and 6,151 allocated shares and 1,359,002 and 1,393,849 unreleased shares outstanding at September 30, 1997 and December 31, 1996, respectively.

(10)  TRANSACTIONS WITH AFFILIATES

     Excess funds are invested with Occidental through its centralized cash-management system. All intercompany loans are evidenced by a cash management agreement. Interest earned or charged is calculated at prevailing market rates.

     Occidental provides and directly bills the Company for various services including information technology services, administrative services for payroll, and employee benefits for which the Company was allocated approximately $4.0 million and $3.8 million for the nine month periods ended September 30, 1997 and 1996, respectively. In addition, Occidental charges the Company for expense incurred on its behalf such as insurance. All these charges, which were part of the noninterest-bearing long-term intercompany liability at September 30, 1997 and December 31, 1996, approximate the amounts management believes would be incurred if the Company were to independently secure these services. The charges for these services are not reflected in the table on the following page.

     Effective January 1, 1997, MidCon entered into a 10-year service agreement with Occidental. This agreement provides for the continuation of various services performed on the Company's behalf by Occidental. The initial annual fee for these services will be $13 million through December 31, 2001, after which time the fee will be renegotiated. The services provided will include, among others, insurance administration, internal audit, legal and investor relations. In addition, the agreement provides for the allocation of certain out-of-pocket expenses incurred on the Company's behalf and for separate fees to be billed to the Company by Occidental for such services as tax, regulatory compliance, payroll and benefits and information technology. The fees charged are reflected for the nine months ended September 30, 1997, as "Charges for Occidental's general and administrative costs" indicated in the table below.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Principal transactions with affiliated companies, except as disclosed elsewhere in these financial statements, were as follows for the nine month periods indicated (in millions):

                                                                          SEPTEMBER 30,
                                                                        ------------------
                                                                         1997        1996
                                                                        -------     ------
    Affiliated company transactions:
      Transfer of trade receivables...................................  $ 258.9     $200.9
      Fees and expenses on trade receivables transferred..............  $   9.9     $  8.0
      Sales, transportation and storage of natural gas and other
         revenues.....................................................  $   1.4     $  2.1
      Purchases and transportation of natural gas.....................  $  24.5     $  0.3
      Charge for Occidental's general and administrative costs........  $   9.8     $ 13.7
      Net interest income (expense)...................................  $(164.8)    $(32.5)
    Pipeline venture transactions:
      Cash distributions..............................................  $   9.7     $ 11.8
      Transportation of natural gas charged to operation expense......  $   7.6     $  6.2

(11)  GAS STORED UNDERGROUND

     At September 30, 1997 and December 31, 1996, Natural's current top gas storage inventory, which is accounted for on the LIFO method, was $2.6 million and $5.0 million, respectively. Noncurrent top gas inventory is stated on the LIFO method. The current value of the noncurrent top gas inventory exceeded the LIFO valuation by $236.9 million and $413.7 million at September 30, 1997 and December 31, 1996, respectively. Noncurrent cushion gas inventory is stated at average cost.

(12)  PIPELINE VENTURES

     Investments in active companies in which the Company has a voting interest of not more than 50 percent are accounted for on the equity method. At September 30, 1997, the Company's equity investments consisted primarily of:

                                                                            OWNERSHIP
                                     INVESTEE                               INTEREST
        ------------------------------------------------------------------  ---------
        West Cameron Dehydration Company..................................      50%
        Stingray Pipeline Company.........................................      50%
        Gulf Processing...................................................      50%
        U-T Offshore System...............................................  33 1/3%
        Trailblazer Pipeline Company......................................  33 1/3%
        High Island Offshore System.......................................      20%
        Overthrust Pipeline Company.......................................      18%

     Summarized financial information of these ventures is set forth below (in millions):

                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                      -----------------
                                                                       1997       1996
                                                                      -------    ------
        Operating revenues..........................................  $ 100.0    $ 87.6
        Costs and expenses..........................................     64.4      48.7
                                                                      -------    ------
        Net income..................................................  $  35.6    $ 38.9
                                                                       ======     =====

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        Current assets.....................................     $  48.4           $ 79.2
        Noncurrent assets..................................     $ 280.1           $290.9
        Current liabilities................................     $  47.3           $ 69.1
        Noncurrent liabilities.............................     $ 132.3           $145.2
        Stockholders' equity...............................     $ 148.8           $155.8

     In accordance with project financing arrangements of certain of these ventures and under tariffs approved by the FERC, Natural is required to pay demand charges to certain of these ventures for contracted transportation services. The demand charges for the nine month periods ended September 30, 1997 and 1996 were approximately $7.5 million and $6.1 million, respectively.

(13)  YEAR 2000 COMPLIANCE

     The Company has completed an assessment of its information systems to determine what modifications, if any, are necessary for proper functioning of these systems in the year 2000. Cost related to maintenance or modification of these systems will be expensed as incurred. The Company does not anticipate the related costs to have a material impact on its results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Midcon Corp.:

     We have audited the accompanying consolidated balance sheets of MIDCON CORP. (a Delaware corporation and a wholly-owned subsidiary of Occidental Petroleum Corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MidCon Corp. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Chicago, Illinois
January 31, 1997

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                                  (THOUSANDS)

                                                            1996           1995           1994
                                                         ----------     ----------     ----------
REVENUES:
  Gas sales, transportation, storage and other
     operating revenues...............................   $2,574,211     $2,038,444     $2,109,834
  Interest and other income (Note 3.h)................        1,187         11,686         24,486
  Earnings of pipeline ventures (Note 16).............       12,716         18,155         13,100
                                                         ----------     ----------     ----------
                                                          2,588,114      2,068,285      2,147,420
                                                         ----------     ----------     ----------
COSTS AND OTHER DEDUCTIONS:
  Cost of sales.......................................    1,981,235      1,473,370      1,561,331
  Selling, general and administrative and other
     operating expenses (Note 3.n)....................      108,347        167,235        109,556
  Depreciation (Note 3.f).............................      177,511        193,112        191,672
  Taxes other than income taxes.......................       46,226         42,357         45,585
  Interest expense (Note 2.a).........................       79,626         23,286          8,101
  Other...............................................        2,000          1,646          1,802
                                                         ----------     ----------     ----------
                                                          2,394,945      1,901,006      1,918,047
                                                         ----------     ----------     ----------
INCOME BEFORE INCOME TAXES............................      193,169        167,279        229,373
PROVISIONS FOR AND CHARGE-IN-LIEU OF INCOME TAXES
  (Note 7)............................................       76,684         60,653         85,164
                                                         ----------     ----------     ----------
NET INCOME............................................   $  116,485     $  106,626     $  144,209
                                                          =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                AT DECEMBER 31,
                                  (THOUSANDS)

                                     ASSETS

                                                                                             1996            1995
                                                                                          -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents (Note 3.c)..................................................  $     4,258     $    10,414
  Restricted deposits (Note 3.g)........................................................       38,623          24,645
  Receivables
    Affiliated companies (Note 3.d).....................................................      415,643         222,979
    Customers...........................................................................        9,363           3,362
    Other...............................................................................       26,324          26,781
  Interest-bearing receivables, net -- affiliated companies (Note 3.c and 14)...........       25,361              --
  Gas transportation imbalances (Note 3.i)..............................................       56,106          77,131
  Materials and supplies (Note 3.e).....................................................       11,718          16,821
  Net properties to be dividended, net of tax (Note 2.d)................................      308,804              --
  Gas stored underground (Note 15)......................................................       39,343          66,732
  Prepayments...........................................................................       20,187          12,535
  Deferred income taxes (Note 7)........................................................       77,277         100,348
                                                                                          -----------     -----------
        Total Current Assets............................................................    1,033,007         561,748
                                                                                          -----------     -----------
PROPERTY, PLANT AND EQUIPMENT (Note 2.c and 3.f)........................................    6,876,061       8,069,359
  Accumulated depreciation (Note 2.c)...................................................   (1,785,257)     (2,005,399)
                                                                                          -----------     -----------
        Net Property, Plant and Equipment (Note 3.m)....................................    5,090,804       6,063,960
                                                                                          -----------     -----------
LONG-TERM INTERCOMPANY RECEIVABLE (Note 7)..............................................       33,197              --
GAS STORED UNDERGROUND -- NONCURRENT (Note 15)..........................................      413,334         378,508
INVESTMENTS IN PIPELINE VENTURES (Note 16)..............................................       53,141          54,184
DEFERRED CHARGES AND OTHER ASSETS.......................................................       28,879          37,094
                                                                                          -----------     -----------
        TOTAL ASSETS....................................................................  $ 6,652,362     $ 7,095,494
                                                                                           ==========      ==========

                                        LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Payables --
    Affiliated companies (Note 3.d).....................................................  $     2,857     $     6,886
    Trade...............................................................................      301,569         108,027
    Contract impairment (Note 3.h)......................................................        1,126          19,708
    Other...............................................................................      115,943         121,948
  Interest-bearing payables, net -- affiliated companies (Note 3.c and 14)..............           --          87,310
  Dividend payable, affiliates (Note 2.d)...............................................      308,804              --
  Rate refund provision (Note 5)........................................................       15,218           3,073
  Gas transportation imbalances (Note 3.i)..............................................       83,310          95,841
  Current portion of long-term ESOP debt (Note 2.a).....................................       12,574              --
  Other.................................................................................      120,213          70,827
                                                                                          -----------     -----------
        Total Current Liabilities.......................................................      961,614         513,620
                                                                                          -----------     -----------
OTHER LIABILITIES AND DEFERRED CREDITS:
  Reserve for contract impairment (Note 3.h)............................................       43,775          61,464
  Intercompany liability (Note 14)......................................................       32,696         134,316
  Interest-bearing notes, affiliated companies (Notes 2.b and 3.c)......................    1,600,000         740,583
  Long-term ESOP debt (Note 2.a)........................................................    1,386,026              --
  Postretirement benefits other than pensions (Note 8)..................................       89,780          97,200
  Other.................................................................................      157,400         227,634
                                                                                          -----------     -----------
        Total Other Liabilities and Deferred Credits....................................    3,309,677       1,261,197
                                                                                          -----------     -----------
DEFERRED INCOME TAXES (Note 2.c and 7)..................................................    1,680,354       1,987,290
                                                                                          -----------     -----------
CONTINGENT LIABILITIES AND COMMITMENTS (Notes 4, 5, 6 and 12)
MINORITY EQUITY IN SUBSIDIARIES AND PARTNERSHIPS (Note 1)...............................        8,076           5,349
                                                                                          -----------     -----------
STOCKHOLDER'S EQUITY:
  Common Stock, $.01 par value, authorized 2,000,000 shares, outstanding 1,400,000 shares in 1996; $1 par value, authorized 1,000 shares, outstanding 1 share in 1995
    (Note 2.b)..........................................................................           14              --
  Unearned ESOP shares (Note 9).........................................................   (1,393,849)             --
  Additional paid-in capital............................................................    2,000,060       3,358,107
  Retained earnings (deficit)...........................................................       86,416         (30,069)
                                                                                          -----------     -----------
        Total Stockholder's Equity......................................................      692,641       3,328,038
                                                                                          -----------     -----------
        TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY......................................  $ 6,652,362     $ 7,095,494
                                                                                           ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (THOUSANDS)

                                                            UNEARNED       ADDITIONAL     RETAINED
                                             COMMON           ESOP          PAID-IN       EARNINGS
                                             STOCK           SHARES         CAPITAL       (DEFICIT)
                                          ------------     -----------     ----------     ---------
BALANCE, DECEMBER 31, 1993............        $ --         $        --     $4,280,577     $ (52,576)
Net income............................          --                  --             --       144,209
                                              ----         -----------     ----------      --------
BALANCE, DECEMBER 31, 1994............          --                  --      4,280,577        91,633
Net income............................          --                  --             --       106,626
Dividend of intercompany receivable to
  Parent (Note 3.c)...................          --                  --       (922,470)     (228,328)
                                              ----         -----------     ----------      --------
BALANCE, DECEMBER 31, 1995............          --                  --      3,358,107       (30,069)
Net income............................          --                  --             --       116,485
Dividend of subsidiaries and
  properties (Note 2.c)...............          --                  --       (672,407)           --
Contribution of intercompany debt
  (Note 2.b)..........................          --                  --        914,703            --
Non-cash dividend (Note 2.b)..........          --                  --     (1,600,000)           --
Stock split (Note 2.b)                          14                  --            (14)           --
Unearned ESOP shares (Note 9).........          --          (1,400,000)            --            --
Dividends on unearned ESOP shares.....          --                  --          3,348            --
Release of ESOP shares, net of tax
  effect (Note 9).....................          --               6,151         (3,677)           --
                                              ----         -----------     ----------      --------
BALANCE, DECEMBER 31, 1996............        $ 14         $(1,393,849)    $2,000,060     $  86,416
                                              ====         ===========     ==========      ========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                  (THOUSANDS)

                                                                1996         1995         1994
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income...............................................   $ 116,485    $ 106,626    $ 144,209
  Income adjustments --
     Depreciation..........................................     177,511      193,112      191,672
     Deferred income tax benefit...........................      (1,909)     (65,710)        (372)
     Other noncash charges (credits) to income, net (Note
       3.h and 3.n)........................................      28,966       43,382      (15,030)
     Distributions from (to) pipeline ventures, net of
       earnings............................................       1,385       (3,439)       5,567
     Compensation expense (Note 9).........................         217           --           --
  Changes in operating assets and liabilities:
     Decrease in accounts receivable.......................       1,248        2,166       17,320
     Decrease (increase) in accounts receivable from
       affiliates..........................................    (190,120)      17,405       15,425
     Decrease in inventories...............................      32,492       16,448        9,193
     Decrease (increase) in prepaid and other assets.......     (26,384)      (7,959)      39,304
     Change in gas transportation imbalances, net..........       8,494       (4,513)      11,463
     Increase (decrease) in accounts payable and accrued
       liabilities (Note 5)................................     150,089     (160,088)      88,447
     Decrease in accounts payable to affiliates............      (4,029)        (752)     (23,882)
     Increase (decrease) in income taxes...................      (2,805)       4,319        2,979
  Other operating, net.....................................     (24,567)      26,308      (31,912)
                                                              ---------    ---------    ---------
          Net cash provided by operating activities........     267,073      167,305      454,383
                                                              ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................................    (146,883)    (150,229)     (92,656)
  Acquisition of cushion gas...............................     (91,212)          --           --
  Proceeds (costs) from disposal of property, plant and
     equipment, net........................................       4,111       (2,682)      (1,572)
  Other investing, net.....................................      (1,008)         267       (1,651)
                                                              ---------    ---------    ---------
          Net cash used by investing activities............    (234,992)    (152,644)     (95,879)
                                                              ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Retirement of debt.......................................      (7,500)        (500)        (500)
  Amounts paid to minority interest........................      (2,583)      (3,745)      (1,936)
  Net change in interest-bearing receivables/payables with
     affiliated companies and intercompany liability.......     (28,154)      (8,100)    (352,570)
                                                              ---------    ---------    ---------
          Net cash used in financing activities............     (38,237)     (12,345)    (355,006)
                                                              ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents...........      (6,156)       2,316        3,498
                                                              ---------    ---------    ---------
Cash and cash equivalents at beginning of year.............      10,414        8,098        4,600
                                                              ---------    ---------    ---------
Cash and cash equivalents at end of year...................   $   4,258    $  10,414    $   8,098
                                                              =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) DESCRIPTION OF COMPANY

     MidCon Corp. (Company) is a wholly-owned subsidiary of Occidental Petroleum Corporation (Occidental). The Company through its subsidiaries engages in interstate and intrastate natural gas transmission and marketing as well as electric power marketing. The Company's subsidiaries purchase, transport, store and process gas and sell gas to utilities, municipalities and industrial and commercial users. Another subsidiary purchases electricity from electric utilities and other electric power producers and marketers and resells electricity to wholesale customers.

     The principal subsidiaries of the Company are Natural Gas Pipeline Company of America (Natural), which operates a major interstate pipeline transmission system along with several storage facilities; MidCon Texas Pipeline Operator, Inc., (MTPO), which operates an intrastate pipeline system in Texas (see Note 2.c and 2.d); MidCon Gas Services Corp., which together with its subsidiaries, (MidCon Gas), engages in the purchase and sale of gas and arranges for the transportation and storage of natural gas; and MidCon Power Services Corp. (MidCon Power), which engages in the purchase and sale at wholesale of electric power and arranges for the transmission of such power. Other subsidiaries of the Company own interests in several gas pipeline joint ventures (see Note 16).

     Natural's interstate pipeline and storage operations are subject to extensive regulation by the Federal Energy Regulatory Commission (the "FERC"). The FERC regulates, among other things, rates and charges for storage and transportation of gas in interstate commerce, the construction and operation of interstate pipeline facilities and the accounts and records of interstate pipelines. Certain of MidCon Texas Pipeline Corp.'s (MidCon Texas) and MTPO's rates and other aspects of its business are subject to regulation by the Texas Railroad Commission.

(2) MIDCON RECAPITALIZATION

  (a) ESOP

     In November 1996, Occidental established the MidCon Corp. Employee Stock Ownership Plan (ESOP) (see Note 9) for the benefit of the employees of the Company and its subsidiaries.

     Also, in November 1996, Occidental sold $1.4 billion of Occidental's Cumulative MidCon-Indexed Convertible Preferred Stock (CMIC Preferred Stock) to the MidCon Corp. ESOP Trust (the Trust). The CMIC Preferred Stock is convertible into Occidental common stock based on the value of the Company. The Trust paid for the CMIC Preferred Stock with a $1.4 billion 30-year promissory note (ESOP note), bearing interest at 7.9 percent per annum, guaranteed by the Company.

     Principal and interest payments on the ESOP note are due on December 31 in annual installments of approximately $123 million, commencing December 31, 1997, and continuing up to and excluding December 31, 2026, upon which date all principal and interest remaining unpaid shall be immediately due and payable. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that the Company will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. Dividends of $3.3 million on unearned shares and cash payments of $9.2 million were used for debt service on the ESOP note in 1996.

     Future earnings will be reduced by interest expense on the $1.4 billion ESOP note and compensation expense as discussed in Note 9.

 (b) Other Capital Transactions

     Concurrent with the establishment of the ESOP, several transactions were recorded. The Company had a 1,400,000-for-one split of the outstanding shares of its common stock while the par value of such stock was

                         MIDCON CORP. AND SUBSIDIARIES
changed from $1.00 per share to $.01 per share. Occidental contributed to the capital of the Company $741 million of promissory notes previously issued by the Company and $154 million of non-interest bearing intercorporate advances made by Occidental to the Company that were outstanding as of November 30, 1996. In addition, the Company declared a dividend, payable in the form of a $1.6 billion note payable to Occidental. The principal amount of this note is due and payable on December 31, 2026 and bears interest at an annual rate of 7.9 percent payable monthly through December 31, 2001. Thereafter, the rate changes to the London Interbank Offered Rate (LIBOR) plus 1.25 percent.

     Future earnings will be reduced by interest expense on the $1.6 billion note payable.

  (c) Dividend of Subsidiaries and Properties

     During 1996, the Company dividended all the outstanding shares of common stock of its subsidiaries, Occidental Energy Ventures Corp. (OEVC) and MC Panhandle, Inc., to Occidental. Properties from other Company subsidiaries comprising certain oil and gas properties and well compressor properties were dividended to Occidental effective on December 31, 1996. The net income from these operations was $15 million, $9 million and $10 million for the twelve months ended December 31, 1996, 1995 and 1994, respectively.

     Also, effective December 31, 1996, the Company dividended 51 percent of its interest in an intrastate pipeline limited liability partnership to Occidental (see Note 2.d).

     A summary of the 1996 adjustments showing the effect of the above transactions on certain balance sheet accounts is presented below (in millions):

                                                                             INCREASE
                                                                            (DECREASE)
                                                                            ----------
        Property, Plant and Equipment.....................................   $  (1,339)
        Accumulated Depreciation..........................................   $    (345)
        Deferred Income Taxes.............................................   $    (322)
        Additional Paid-in Capital........................................   $    (672)

  (d) Lease of Intrastate Pipeline Assets

     In December 1996, the Company merged its subsidiary MidCon Texas into a limited partnership which then owned its Texas intrastate pipeline and related facilities. On December 31, 1996, fifty-one percent of the Company's ownership in the partnership was dividended to a subsidiary of Occidental with a dividend of the remaining 49 percent to be paid on January 1, 1998. This 49 percent interest is reflected in the accompanying consolidated balance sheets as "Net properties to be dividended, net of tax." The Company formed a new subsidiary, MTPO, which assumed certain of the contracts and obligations of MidCon Texas before the merger. In addition, MTPO entered into an agreement with the limited partnership to lease the intrastate pipeline system owned by the limited partnership over a 30 year period commencing on January 1, 1997. The Company accounts for this lease as an operating lease. The initial annual lease fee is $30 million in 1997. The lease fee changes to $20 million for the years 1998 through 2001, $40 million for the years 2002 through 2005 and $30 million during the remaining lease term. Lease expense of $30 million will be recognized annually. The lease agreement requires MTPO to pay for taxes, insurance and maintenance expense and contains restrictions concerning additions, dispositions and modifications to the leased property. The annual lease fee approximates MidCon Texas' 1996 depreciation expense and any difference is not expected to have a material impact on future years' net income.

                         MIDCON CORP. AND SUBSIDIARIES

(3) SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The consolidated balance sheet at December 31, 1996, reflects the transactions discussed in Note 2. The consolidated income statement presented for 1996 includes the results of operations for the assets dividended for the entire twelve months with the exception of OEVC, which is included for nine months. All material intercompany transactions have been eliminated. The equity method of accounting is used for investments in pipeline ventures in which 50 percent or less of the voting interest is owned. The Company's financial statements reflect adjustments needed to present transactions with Occidental on a stand-alone basis.

     Certain reclassifications have been made to the prior years' financial statements to conform to the 1996 presentation.

  (b) Accounting Changes

     The Company's adoption of Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", effective January 1, 1996, which assumed that the Company will continue to operate, maintain and, where appropriate, expand its business, did not have an impact on the Company's consolidated financial position or results of operations. The provisions require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, then a loss will be recognized in the income statement using a fair-value based model.

  (c) Cash and Cash Equivalents and Interest-Bearing Receivables/Payables, Net -- Affiliated Companies

     Cash equivalents consist of interest bearing commercial paper and other bank deposits with initial maturities of three months or less. Cash equivalents totaled approximately $1.5 million and $1.7 million at December 31, 1996 and 1995, respectively.

     Occidental and its subsidiaries utilize a cash-management system designed to minimize cash balances and external borrowing. Amounts due from or to affiliates under this program are reflected as current assets and liabilities in the accompanying financial statements. Interest income and expense is allocated to the participating companies on the basis of the principal contributed or borrowed, respectively. The Company has periodically dividended, to its parent company, its interest bearing receivables from Occidental under the former cash management system.

     In November 1996, the Company entered into a new intercompany cash management agreement with Occidental. This agreement, which is effective January 1, 1997, engages Occidental to continue to provide the Company with certain financing and cash management services.

     During 1995, the Company declared a dividend to Occidental of an intercompany receivable due from a then wholly-owned subsidiary. The balance of the intercompany receivable, which prior to the dividend was eliminated in the Company's, consolidation, is shown on the December 31, 1995 consolidated balance sheet as a noncurrent interest-bearing payable to affiliated companies representing an amount due Occidental (see Note 2.b).

  (d) Receivables/Payables with Affiliated Companies

     Receivable and payable balances with affiliates arise from transactions between the Company's subsidiaries and Occidental's other subsidiaries. These transactions occur in the normal course of business at prices which approximate market.

                         MIDCON CORP. AND SUBSIDIARIES

     The Company transfers to an Occidental special purpose affiliate certain trade receivables under a revolving sales program with limited recourse, in connection with the ultimate sale for cash of such receivables. The Company retains the collection responsibility with respect to the receivables sold. An interest in new receivables is transferred monthly, representing the net difference between newly created receivables and collections made from customers. Fees and expenses related to the sales of receivables under this program are included in Selling, general and administrative and other operating expenses.

  (e) Inventories

     Inventories are stated at the lower of cost or market. Inventories of natural gas are determined using the average-cost method by MidCon Gas and the last-in, first-out (LIFO) method by Natural (see Note 15). The cost of materials and supplies inventories is determined using the average-cost method.

  (f) Property, Plant and Equipment and Related Depreciation

     Property additions and major renewals and improvements are capitalized at cost. Interest costs incurred in connection with capital expenditures are capitalized and amortized over the lives of the related assets. Depreciation of natural gas transmission facilities is provided using primarily the straight-line method.

     Prior to the dividend of its oil and gas properties to Occidental, the Company accounted for these properties using the successful-efforts method. Costs of acquiring nonproducing acreage, costs of drilling successful explorations wells and development costs were capitalized (see Note 2.c). Depreciation of oil and gas producing properties was determined by the units-of-production method and was based on estimated recoverable reserves.

     Effective January 1, 1996, MidCon Texas revised the estimated average useful lives used to compute depreciation to a remaining useful life of 38 years. This revision was made to more properly reflect the current economic lives of the assets based on anticipated industry conditions. The aggregate effect of this change was an increase in net income for the year ended December 31, 1996 of $14.9 million.

     Property, plant and equipment includes purchase price adjustments related to the acquisition of the Company by Occidental in 1986. For Natural's rate making purposes, recovery is limited to the original cost of property, plant and equipment which includes an allowance for funds used during construction. The allocated purchase price, less subsequent accumulated depreciation, exceeded the amount subject to recovery through the rate-regulatory process by $4.1 billion and $4.2 billion at December 31, 1996 and 1995, respectively. This excess amount as of December 31, 1996 is being depreciated over a remaining period of 37 years.

  (g) Restricted Deposits

     The Company engages in hedging to decrease its exposure to natural gas price risk. In accordance with New York Mercantile Exchange rules, $38.6 million and $24.6 million of monies on deposit with brokers was restricted at December 31, 1996 and 1995, respectively, to meet trading requirements (see Notes 3.1 and 11).

  (h) Reserve for Contract Impairment

     The contract impairment reserve recognizes the disadvantageous aspects of certain gas-purchase and sales contracts resulting from economic and regulatory conditions. Nearly all of these contracts or the disadvantageous aspects of these contracts have now been resolved.

     The contract impairment reserve includes reserves for the cost of the resolution of these gas purchase and sales contracts, including "take-or-pay" obligations. The noncurrent portion of the reserve was reduced by $52 million and $66 million in 1996 and 1995, respectively, with no impact on net income, primarily to reflect the settlement of an impaired contract, partial payment thereon and the payment of above market costs.

                         MIDCON CORP. AND SUBSIDIARIES

     The noncurrent portion of the reserve was reduced by $20 million in 1994 to reflect a decrease in the net exposure under disadvantageous gas purchase contracts, the elimination of certain potential claims, the successful resolution of litigation, settlements or other changes in the expected outcome of matters covered by the reserve.

  (i) Gas Transportation Imbalances

     Gas transportation imbalances receivable and payable reflect gas volumes owed to Natural, MTPO and MidCon Gas or to their customers. For MTPO and MidCon Gas, imbalances are valued primarily at the weighted average cost of purchased gas.

     Natural's current imbalances are being settled on a monthly basis through established cashout procedures. These imbalances are valued at the applicable percentage of an average monthly index price determined in the month the imbalance occurred. The remaining imbalances not under the cashout procedure are valued primarily at the current market price.

  (j) Supplemental Cash Flow Information

     Cash payments during the years 1996, 1995 and 1994 included income taxes of approximately $5.0 million, $6.4 million and $4.7 million, respectively. Interest paid for the same period, net of amounts capitalized, was $74.3 million, $.3 million and $2.9 million.

  (k) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of off- and on-balance sheet financial instruments. The Company has no material off-balance sheet financial instruments. All balances reflected in the consolidated balance sheets for financial instruments approximate market value.

  (l) Hedging Activities

     The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to its business activities. Gains and losses on hedge contracts are deferred and recognized as an adjustment to sales revenue or purchase costs when the related transaction being hedged is finalized (see Note 11).

  (m) Risks and Uncertainties

     The process of preparing consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the Company's financial position and results of operations.

     Included in the accompanying balance sheet is net property, plant and equipment at a carrying value of $5.1 billion as of December 31, 1996. These carrying values are based on the Company's plans and intentions to continue to operate, maintain and, where it is economically desirable, to expand its businesses. If future economic conditions result in changes in management's plans or intentions, the carrying values of the affected assets will be reviewed again and any appropriate adjustments made.

                         MIDCON CORP. AND SUBSIDIARIES

  (n) Liabilities

     Accrued liabilities current and other noncurrent liabilities include reserves relating to a reorganization of the Company's operations initiated in 1995 which were initially recorded as selling, general and administrative and other operating expenses for $37 million during the fourth quarter of 1995. The current and noncurrent portion of the reserve totaled approximately $9 million and $12 million, respectively, at December 31, 1996 and $16 million and $21 million, respectively, at December 31, 1995.

(4) LITIGATION

     There are various lawsuits and proceedings pending against the Company and its subsidiaries. It is impossible at this time to determine the ultimate legal liabilities that may arise therefrom. However, in management's opinion, after taking into account reserves, the pending lawsuits and proceedings and claims should not have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(5) REGULATORY MATTERS

     On December 1, 1992, Natural filed with the FERC for a general rate increase to recover higher operating costs. The FERC permitted Natural to put the new rates into effect on June 1, 1993, subject to refund. In November 1994, Natural filed a proposed settlement of the rate case with the FERC. The settlement was approved by the FERC in January 1995. This settlement resulted in refunds being made to customers of approximately $128 million in 1995.

     On June 1, 1995, Natural filed a general rate case with the FERC to establish new rates as well as new or revised services. The FERC permitted Natural to place new rates and services into effect, subject to refund, on December 1, 1995. This date corresponded to the effective date of new transportation and storage agreements between Natural and its principal local distribution customers. Major issues in the rate case include throughput levels used in the design of rates, discounting adjustments, levels of depreciation rates and return on investment, and the level and design of fuel rates. In May 1996, Natural filed with the FERC an offer of settlement to resolve the remaining issues in this proceeding. Natural is currently negotiating with intervenors to reach accommodations to allow the settlement to be certified as unopposed.

     In 1994, a federal appellate court remanded to the FERC two orders determining that Great Lakes Gas Transmission Limited Partnership ("Great Lakes") should implement incremental rates rather than rolled in rates to recover the costs of certain expansions to its pipeline system. Under those orders, the customers of Great Lakes for which the expansion facilities had been built paid an incremental rate to cover the cost of the facilities while rates to other shippers, such as Natural, were unaffected. In June 1995, the FERC issued an order reversing its prior incremental rate decisions with retroactive effect to November 1991. As a result of the 1995 order, Natural has paid Great Lakes an additional $13.5 million for the period from November 1, 1991 through November 1, 1995, the date Natural's contract with Great Lakes terminated. Natural's request for rehearing of the FERC's June 1995 order was denied and Natural has sought judicial review of this FERC decision. Natural has also filed a mechanism for recovery of the additional amounts paid to Great Lakes as a result of the June 1995 order. The FERC issued an order that would permit Natural to recover from its customers any allocated and approved costs from Great Lakes for post-December 1, 1993 service. In January 1997, the FERC approved a settlement filed by Natural that resolves all issues related to Natural's recovery from customers of a portion of the additional payment made to Great Lakes.

     In January 1997, Amoco Production Company and Amoco Energy Trading Corporation ("Amoco") filed a complaint against Natural before the FERC contending that Natural had improperly provided its affiliate, MidCon Gas Services Corp. ("MidCon Gas"), transportation service on preferential terms. Amoco has requested, among other things, that the FERC require Natural to terminate the transportation services it

                         MIDCON CORP. AND SUBSIDIARIES
provides to MidCon Gas. Natural believes it has treated all shippers, including Amoco, fairly and it will vigorously defend its actions.

(6) CONTINGENT LIABILITIES AND COMMITMENTS

     Natural has been a party to a number of contracts that required Natural to purchase natural gas at prices in excess of the prevailing market price. As a result of a FERC order (Order 636) prohibiting interstate pipelines from using their gas transportation and storage facilities to market gas to sales customers, Natural no longer had a sales market for the gas it is required to purchase under these contracts. Order 636 went into effect on Natural's system on December 1, 1993. Natural has agreed to pay substantial transition costs to reform these contracts with gas suppliers. Settlement agreements reached by Natural and its former sales customers, under which Natural is recovering from those customers over a four year period beginning December 1, 1993, a significant amount of the gas supply realignment (GSR) costs it incurs, have been approved by the FERC. The FERC has also permitted Natural to implement a tariff mechanism to recover additional portions of its GSR costs in rates charged to transportation customers that were not party to the settlements. In July 1996, a Federal appellate court remanded Order 636 to the FERC for further explanation of aspects of its decision regarding recovery of GSR costs by interstate pipelines.

     The Company has certain other commitments and contingent liabilities under contracts, guarantees and joint ventures.

     In management's opinion, after taking into account reserves, none of such commitments and contingencies discussed above should have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(7) INCOME TAXES

     The Company and its subsidiaries are included in Occidental's consolidated federal tax return and unitary state tax returns. The consolidated provisions for these income taxes are allocated to the Company on the basis of a tax sharing agreement with Occidental. Under the agreement, the amount of consolidated current and deferred tax provisions is determined as if the Company were a corporation that was not owned by Occidental and filed a separate consolidated income tax return. In addition, state income taxes are provided in all states in which the Company is included in a state return with Occidental, notwithstanding that the Company may not have been subject to tax in that jurisdiction but for its affiliation with Occidental.

     Taxable gains were recorded by the Company resulting from dividends and asset transfers to Occidental during 1996 (see Note 2.c). Since the Company is included in the consolidated federal income tax return with Occidental, these taxable gains are deferred until the Company is transferred outside the consolidated group. Under the Company's tax sharing agreement, the tax payments associated with the gains will be reimbursed to the Company over the remaining tax lives of the transferred assets. A long-term intercompany receivable from Occidental has been recorded on the consolidated balance sheet to reflect these reimbursements.

                         MIDCON CORP. AND SUBSIDIARIES

     The provisions (credits) for income taxes for the years ended December 31 were as follows (in millions):

                                                          ALLOCATED
                                                         CONSOLIDATED
                                                            TAXES           STATE       TOTAL
                                                         ------------       -----       ------
    1996
      Current...........................................    $ 68.0          $10.6       $ 78.6
      Deferred..........................................      (2.0)            .1         (1.9)
                                                            ------          -----        -----
                                                            $ 66.0          $10.7       $ 76.7
                                                            ======          =====        =====
    1995
      Current...........................................    $115.6          $10.8       $126.4
      Deferred..........................................     (60.4)          (5.3)       (65.7)
                                                            ------          -----        -----
                                                            $ 55.2          $ 5.5       $ 60.7
                                                            ======          =====        =====
    1994
      Current...........................................    $ 79.0          $ 6.5       $ 85.5
      Deferred..........................................       1.0           (1.4)         (.4)
                                                            ------          -----        -----
                                                            $ 80.0          $ 5.1       $ 85.1
                                                            ======          =====        =====

     The following is a reconciliation, stated as a percentage of pretax income, of the U.S. statutory federal income tax rate to the Company's effective allocated consolidated tax rate on income:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                            1996          1995          1994
                                                            ----          ----          ----
    U.S. federal statutory tax rate.......................    35%           35%           35%
    State taxes, net of federal benefit...................     5             3             2
    Income tax reserve no longer required.................    --            (2)           --
                                                             ---           ---           ---
    Allocated consolidated tax rate.......................    40%           36%           37%
                                                             ===           ===           ===

     Tax effects of temporary differences at December 31, 1996 and 1995 were as follows (in millions):

                                                       1996                             1995
                                            --------------------------       --------------------------
                                            DEFERRED        DEFERRED         DEFERRED        DEFERRED
         ITEMS RESULTING IN TEMPORARY         TAX              TAX             TAX              TAX
                  DIFFERENCES                ASSETS        LIABILITIES        ASSETS        LIABILITIES
    --------------------------------------- --------       -----------       --------       -----------
    Property, plant and equipment, net.....   $ --           $ 1,866           $ --           $ 2,182
    Contract impairment reserves...........     49                --             74                --
    Postretirement benefit accruals........     47                --             47                --
    State income taxes.....................     91                28             99                23
    Regulatory liabilities.................     39                --             32                --
    Investment in partnerships.............      8                23              9                25
    All other..............................    107                27             92                10
                                              ----            ------           ----            ------
              Total deferred taxes.........   $341           $ 1,944           $353           $ 2,240
                                              ====            ======           ====            ======

(8) RETIREMENT AND POSTRETIREMENT BENEFITS

     The Company's retirement and postretirement defined benefit plans are accrued based on various assumptions and discount rates, as described below. The actuarial assumptions used could change in the near term as a result of changes in expected future trends and other factors which, depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.

                         MIDCON CORP. AND SUBSIDIARIES

     Pension costs for the Company's defined benefit pension plan, determined by independent actuarial valuations, are funded by payments to trust funds, which are administered by independent trustees. The components of the net pension cost for 1996, 1995 and 1994 were as follows (in millions):

                                                              FOR THE YEARS ENDED DECEMBER
                                                                           31,
                                                              -----------------------------
                                                              1996        1995        1994
                                                              -----       -----       -----
    Service cost -- benefits earned during the period.......  $ 1.4       $ 1.4       $ 1.4
    Interest cost on projected benefit obligation...........    0.7         0.5         0.5
    Actual return on plan assets............................   (0.7)       (0.7)       (0.1)
    Net amortization and deferral...........................     --         0.1        (0.4)
                                                              -----       -----       -----
    Net pension cost........................................  $ 1.4       $ 1.3       $ 1.4
                                                              =====       =====       =====

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995 (in millions):

                                                                    BALANCE AT DECEMBER 31,
                                                                -------------------------------
                                                                    1996              1995
                                                                -------------     -------------
                                                                 ACCUMULATED       ACCUMULATED
                                                                  BENEFITS          BENEFITS
                                                                EXCEED ASSETS     EXCEED ASSETS
                                                                -------------     -------------
    Present value of the estimated pension benefits to be
      paid in the future:
      Total projected benefit obligations....................       $10.6             $ 8.8
      Estimated fair value of plan assets....................         9.4               7.7
                                                                    -----             -----
      Projected benefit obligations in excess of plan
         assets..............................................       $ 1.2             $ 1.1
                                                                    =====             =====
      Projected benefit obligations in excess of plan
         assets..............................................       $ 1.2             $ 1.1
      Unrecognized prior service benefit.....................         0.1               0.2
      Unrecognized net loss..................................        (0.7)             (0.5)
                                                                    -----             -----
      Pension liability......................................       $ 0.6             $ 0.8
                                                                    =====             =====

     The discount rate used in determining the actuarial present value of the projected benefit obligations was 7.5 percent in 1996 and 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 5.5 percent in 1996 and 1995. The expected long-term rate of return on assets was 8 percent in 1996 and 1995.

     The Company provides medical, dental and life insurance for certain active, retired and disabled employees and their eligible dependents. Beginning in 1993, participants pay for all medical cost increases in excess of increases in the Consumer Price Index (CPI). The benefits generally are funded by the Company as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period. The total benefits costs were approximately $14.6 million, $15.5 million and $16.3 million in 1996, 1995 and 1994, respectively. The 1996, 1995 and 1994 costs included $5.7 million, $6.6 million and $7.5 million, respectively, for postretirement costs, as discussed below.

     The postretirement benefit obligation at December 31, 1996 and 1995 was determined by application of the terms of medical, dental, and life insurance plans, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and health-care cost trend rates projected at a CPI increase of 3.0 percent and 4.0 percent in 1996 and 1995, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent as of December 31, 1996 and 1995. The Company's funding policy generally is to pay claims as they come due with the exception

                         MIDCON CORP. AND SUBSIDIARIES
of Natural which began funding for its obligation effective June 1, 1993. A FERC policy statement allows collection of these costs currently in rates as the appropriate funds are placed in an irrevocable trust. The trust was established during 1993 and assets are invested in a variety of instruments, such as bonds, money market accounts and equity investments.

     The following table sets forth the postretirement plan's status, reconciled with the amounts included in the consolidated balance sheets at December 31, 1996 and 1995 (in millions):

                                                                      BALANCE AT DECEMBER
                                                                              31,
                                                                      --------------------
                                                                      1996           1995
                                                                      -----         ------
    Accumulated postretirement benefit obligation
      Retirees......................................................  $63.4         $ 75.7
      Fully eligible actives........................................   14.3            8.1
      Other actives.................................................   12.4           17.2
                                                                      -----         ------
    Total accumulated postretirement benefit obligation.............   90.1          101.0
    Plan assets at fair value.......................................   34.2           26.4
                                                                      -----         ------
    Unfunded status.................................................   55.9           74.6
    Unrecognized net gain...........................................   37.9           26.4
                                                                      -----         ------
    Accrued postretirement benefit cost.............................  $93.8         $101.0
                                                                      =====         ======

     The benefit obligation decreased due primarily to the effect of the decrease in the CPI discussed above, as well as favorable retiree claims experience.

     Net periodic postretirement benefit cost for 1996, 1995 and 1994 included the following components (in millions):

                                                              FOR THE YEARS ENDED DECEMBER
                                                                           31,
                                                              -----------------------------
                                                              1996        1995        1994
                                                              -----       -----       -----
    Service cost -- benefits attributed to service during
      the period............................................  $ 1.1       $ 1.1       $ 1.0
    Interest cost on accumulated postretirement benefit
      obligation............................................    7.2         7.2         7.7
    Actual return on plan assets............................   (1.3)       (0.7)       (0.6)
    Net amortization and deferral...........................   (1.1)       (1.0)       (0.6)
    Other...................................................   (0.2)         --          --
                                                              -----       -----       -----
    Net periodic postretirement benefit cost................  $ 5.7       $ 6.6       $ 7.5
                                                              =====       =====       =====

(9) RETIREMENT PLANS AND ESOP

     All employees are participants in defined contribution retirement and savings plans. The plans provide for periodic contributions based on the salary and age level of employees and/or employee contributions. The Company's expense under the provisions of the plans was $12.5 million, $13.2 million and $12 million for 1996, 1995 and 1994, respectively. Beginning January 1, 1997, the Company's contribution under the salaried retirement plan, totaling $7.6 million, $7.7 million and $7.4 million for 1996, 1995 and 1994, respectively, will be reduced over time pursuant to the terms of the plan.

     Effective November 20, 1996, Occidental established the ESOP for all eligible employees of the Company. Generally, the shares of the CMIC Preferred Stock held by the ESOP are released and allocated to participant accounts based on the proportion of the payment on the note for the respective period compared to the total remaining payments due on the note. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that the Company will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. The Company accounts for its ESOP in accordance

                         MIDCON CORP. AND SUBSIDIARIES
with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" which requires that compensation expense be measured based on the fair value of shares committed to be released.

     The ESOP loan guarantee is recorded as a long-term intercompany liability and the shares of CMIC Preferred Stock pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the estimated current market price of the shares. Dividends on allocated ESOP shares result in a reduction to additional paid-in capital. Dividends on unallocated ESOP shares will be used to satisfy debt service. ESOP compensation expense was $217,000 for 1996. The ESOP has 6,151 allocated shares and 1,393,849 unreleased shares outstanding at December 31, 1996.

(10) STOCK BASED COMPENSATION PLANS

     Certain Company executives participate in various Occidental incentive stock plans. These plans include options with vesting terms of 3 years and maximum terms of 10 years and one month. Under these plans, 168,000 and 143,332 options were granted for the years ended December 31, 1996 and 1995, respectively. In addition, 4,589 and 10,909 of Occidental's $.20 par value restricted stock were granted during the years ended December 31, 1996 and 1995, respectively. These grants vest after 4 years (5 years for awards issued prior to December 1995) or earlier under certain conditions.

     The Company accounts for these plans under Accounting Principles Board Opinion No. 25. The difference in compensation expense for these plans determined in accordance with SFAS No. 123, "Accounting for Stock Based Compensation" is not significant.

(11) HEDGING ACTIVITIES

     The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to two major categories of business: purchases for and sales from storage and fixed-price sales and purchase contracts.

STORAGE

     Storage activities consist of purchasing and injecting natural gas into storage during low-price, low-demand periods (typically the months of April through October) and withdrawing that gas for sale during high-price, high-demand periods (typically the period from November through March). These periods may vary depending primarily on weather conditions and competing fuel prices in the market areas. The Company uses derivatives (mainly futures contracts) to hedge the sales and purchase prices related to its storage program. The hedging contracts used have terms of less than 18 months. Gains and losses on these hedging contracts are deferred and recognized in income when the transactions being hedged are finalized. A small number of options were sold against inventory capacity or physical inventory with results included in periodic income.

FIXED-PRICE SALES AND PURCHASES

     Fixed-price gas sales and purchase contracts vary by agreement. Hedges are placed nearly simultaneously with the consummation of many of the sales-purchase agreements. All agreements are for less than 18 months.

     Gains and losses on these hedging contracts are deferred and recognized in income when the transactions being hedged are finalized. New York Mercantile Exchange (NYMEX), Kansas City Board of Trade (KCBT), (collectively, the Exchanges) and over-the-counter (OTC) hedge instruments are utilized.

                         MIDCON CORP. AND SUBSIDIARIES

     All hedging activity is matched to physical natural gas buying and selling activity and is done with natural gas futures or derivative instruments. There is essentially no discrepancy with regard to timing, i.e., hedges are placed for the same month in which the price risk for the underlying physical movement is anticipated to occur, based on analysis of sales and purchase contracts and historical data. Hedges are removed upon consummation of the underlying physical activity. All deferred gains or losses are then recognized. Because the commodity covered by the Exchanges' natural gas futures contracts is substantially the same commodity that the Company buys and sells in the physical market, no special correlation studies, other than monitoring the degree of convergence between the futures and the cash markets, are deemed necessary. Geographic basis risk (the difference in value of gas at the Exchanges' delivery points versus the points of the Company's transaction) is monitored and where appropriate, hedged using OTC instruments. Exchange-traded futures and options are valued using settlement prices published by the Exchanges. OTC options are valued using a standard option pricing model that requires published exchange prices, market volatility per broker quotes, and the time value of money. Swaps are valued by comparing current broker quotes for price or basis with the corresponding price or basis in the related swap agreement and then discounting the result to present value.

     Although futures and options traded on the Exchanges are included in the table below, they are not financial instruments as defined in GAAP, since physical delivery of natural gas may be, and occasionally is, made pursuant to these contracts. However, they are a major part of the Company's commodity risk management program.

     The following table summarizes the types of hedges used and the related financial information as of December 31, 1996 and 1995:

                                                                          OVER-THE-
                                                      EXCHANGES (a)      COUNTER(b)           TOTAL
                                                      -------------     -------------     -------------
      NOTIONAL VOLUMES IN BCF          HEDGES OF      1996     1995     1996     1995     1996     1995
------------------------------------  ------------    ----     ----     ----     ----     ----     ----
Price Hedge:
  Futures...........................  Purchases        32       62       --       --       32       62
  Swaps.............................  Purchases        --       --       --        8       --        8
                                      Sales            --       --        1       --        1       --
  Options...........................  Purchases        --       --        2       --        2       --
Basis Hedge:
  Basis Swaps(c)....................  Purchases        --       --       33        9       33        9
                                      Sales            --       --       34        7       34        7

                                                                  OVER-THE-
                                                    EXCHANGES      COUNTER     BOOK VALUE    FAIR VALUE
                                                   -----------   -----------   -----------   -----------
               DOLLARS IN MILLIONS                 1996   1995   1996   1995   1996   1995   1996   1995
-------------------------------------------------  ----   ----   ----   ----   ----   ----   ----   ----
Deferred net gains (losses):
  Firm commitment/forecast transactions..........  $(3)   $14    $ --   $ --
Assets:
  Basis swaps....................................                              $ --   $--    $ 1    $--
Liabilities:
  Price swaps....................................                              $ --   $ 2    $--    $ 6
  Basis swaps....................................                              $ --   $ 1    $--    $ 2

---------------
(a) Not financial instruments as defined in GAAP, but included as they are a major part of the program.

(b) Excluding the nine-year swap agreement, the average weighted term is less than twelve months. Ninety percent of the notional volumes are hedged with counterparties with a BBB or better credit rating.

(c) Basis swaps are utilized to hedge the geographic price differentials due primarily to transportation cost and local supply-demand factors.

                         MIDCON CORP. AND SUBSIDIARIES

(12) LEASES

     Rent expense under primarily operating leases was $14.6 million in 1996 and $13.9 million in 1995 and 1994.

     At December 31, 1996, future minimum rental commitments under noncancellable operating leases, including the MTPO lease agreement (see Note 2.d), were as follows (in millions):

                                   CALENDAR YEAR
            -----------------------------------------------------------
               1997....................................................  $   42.1
               1998....................................................      32.5
               1999....................................................      33.7
               2000....................................................      33.8
               2001....................................................      32.8
               Remaining years.........................................     854.0
                                                                         --------
                      Total............................................  $1,028.9
                                                                         ========

(13) MAJOR CUSTOMERS

     Revenues realized from major customers, which are defined as those providing in excess of ten percent of total operating revenues, were as follows for the years ended December 31, (in millions):

                                                                1996       1995       1994
                                                               ------     ------     ------
    Northern Illinois Gas Company............................  $114.5     $267.0     $332.3
    The Peoples Gas Light and Coke Company...................  $114.3     $214.7     $285.7

(14) TRANSACTIONS WITH AFFILIATES

     Excess funds are invested with Occidental through its centralized cash-management system. All intercompany loans are evidenced by a cash management agreement. Interest earned or charged is calculated at prevailing market rates.

     Occidental provides and directly bills the Company's subsidiaries for various services including information technology services, administrative services for payroll, and employee benefits for which the Company was allocated for 1996 and 1995 approximately $5.2 million and $5.4 million, respectively. In addition, Occidental charges the Company for expense incurred on its behalf such as insurance. All these charges, which were part of the noninterest-bearing long-term intercompany liability at December 31, 1996 and 1995, approximate the amounts management believes would be incurred if the Company were to independently secure these services. The charges for these services are not reflected in the table on the following page.

     On November 20, 1996, the Company entered into a 10 year service agreement with Occidental. This agreement, which is effective January 1, 1997, provides for the continuation of various services performed on the Company's behalf by Occidental. The initial annual fee for these current services will be $13 million through December 31, 2001, after which time the fee will be renegotiated. The services provided will include, among others, insurance, internal audit, legal and investor relations. In addition, the agreement provides for the allocation of certain out-of-pocket expenses incurred on the Company's behalf and for separate fees to be billed to the Company by Occidental for such services as tax, regulatory compliance, payroll and benefits and information technology. The fees charged will generally replace the "Charges for Occidental's general and administrative costs" indicated in the table below.

                         MIDCON CORP. AND SUBSIDIARIES

     Principal transactions with affiliated companies, except as disclosed elsewhere in these financial statements were as follows (in millions):

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                           --------------------------------
                                                            1996         1995         1994
                                                           ------       ------       ------
    Affiliated company transactions:
      Transfer of trade receivables....................    $410.6       $219.8       $226.4
      Fees and expenses on trade receivables
         transferred...................................    $ 10.4       $  8.4       $  8.4
      Sales, transportation and storage of natural gas
         and other revenues............................    $  3.7       $  2.8       $   --
      Purchases and transportation of natural gas......    $  2.1       $  0.9       $  1.8
      Charge for Occidental's general and
         administrative costs..........................    $ 18.3       $ 21.1       $ 19.0
              Net interest income (expense)............    $(66.1)      $(11.6)      $  8.6
    Pipeline venture transactions:
      Cash distributions...............................    $ 14.1       $ 16.8       $ 18.7
      Transportation of natural gas charged to
         operation expense.............................    $  8.3       $  9.8       $ 20.2

(15) GAS STORED UNDERGROUND

     At December 31, 1996 and 1995, Natural's current gas storage inventory which is accounted for on the LIFO method was $5 million and $1.8 million, respectively. The remaining current gas storage inventory is accounted for under the average cost method. Noncurrent gas inventory is stated primarily at the allocated purchase cost.

     During 1994, inventory quantities were reduced at Natural resulting in a liquidation of LIFO inventory quantities carried at lower costs that prevailed in prior years. The effect of this liquidation was to reduce cost of sales by $13.6 million.

(16) PIPELINE VENTURES

     Investments in active companies in which the Company has a voting interest of not more than 50 percent are accounted for on the equity method. At December 31, 1996, the Company's equity investments consisted primarily of:

                                  INVESTEE                                 OWNERSHIP INTEREST
    ---------------------------------------------------------------------  ------------------
    West Cameron Dehydration Company.....................................          50%
    Stingray Pipeline Company............................................          50%
    Gulf Processing......................................................          50%
    U-T Offshore System..................................................      33 1/3%
    Trailblazer Pipeline Company.........................................      33 1/3%
    High Island Offshore System..........................................          20%
    Overthrust Pipeline Company..........................................          18%

     Summarized financial information of these ventures is set forth below (in millions):

                                                               FOR THE YEARS ENDED DECEMBER
                                                                           31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
    Operating revenues.......................................  $116.3     $138.1     $121.9
    Costs and expenses.......................................    65.9       72.2       83.0
                                                               ------     ------     ------
              Net income.....................................  $ 50.4     $ 65.9     $ 38.9
                                                               ======     ======     ======

                         MIDCON CORP. AND SUBSIDIARIES

                                                                   BALANCE AT DECEMBER 31,
                                                                   -----------------------
                                                                    1996             1995
                                                                   ------           ------
    Current assets...............................................  $ 79.2           $ 95.3
    Noncurrent assets............................................  $290.9           $314.8
    Current liabilities..........................................  $ 69.1           $ 77.9
    Noncurrent liabilities.......................................  $145.2           $175.4
    Shareholders' equity.........................................  $155.8           $156.8

     In accordance with project financing arrangements of certain of these ventures and under tariffs approved by the FERC, Natural is required to pay demand charges to certain of these ventures for contracted transportation services. The demand charges for the years 1996, 1995 and 1994 were approximately $10.7 million, $9.2 million, and $20.7 million, respectively.

(17) CONCENTRATION OF CREDIT RISK

     The Company and its subsidiaries sell and transport natural gas in interstate and intrastate commerce primarily in the central and Gulf regions of the United States, respectively. Although affected by the economic climate for natural gas, the end-use market of these companies' customers is diversified among residential, commercial and industrial users. These companies mitigate credit risk by requiring collateral or financial guarantees and letters of credit from customers with specific credit concerns.

PROSPECTUS

                                 $4,000,000,000

                                K N Energy, Inc.
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                TRUST DEBENTURES
                                DEBT SECURITIES
                                  COMMON STOCK

                             K N Capital Trust III
                              PREFERRED SECURITIES
                       Guaranteed as set forth herein by

                                K N Energy, Inc.
                            ------------------------

     K N Energy, Inc. ("K N", "K N Energy" or the "Company") may offer and sell from time to time, together or separately: (i) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of common stock, par value $5.00 per share ("Common Stock"), of the Company; (ii) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts; (iii) its debentures (the "Trust Debentures") to be purchased with the proceeds from the sale of preferred securities representing undivided beneficial ownership interests in the assets of K N Capital Trust III ("Preferred Securities"), a statutory business trust created under the laws of the State of Delaware (the "Trust"); (iv) in addition to the Trust Debentures, its debentures, notes and other debt securities in one or more series, which may be either senior debt securities or subordinated debt securities ("Debt Securities"); and (v) Common Stock. In addition the Trust may offer its Preferred Securities. The aggregate initial offering price of all of the Securities (as defined below) which may be sold pursuant to this Prospectus will not exceed $4,000,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement"). The Stock Purchase Contracts, Stock Purchase Units, Trust Debentures, Debt Securities, Common Stock and Preferred Securities are collectively called the "Securities."

                                                        (continued on next page)
                            ------------------------

     The Securities may be sold directly by the Company, or in the case of the Preferred Securities, the Trust, to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or, in the case of the Preferred Securities, the Trust, or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. See "Use of Proceeds."
                            ------------------------

     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "KNE." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Prospectus Supplement will state whether any Securities offered thereby will be listed on any national securities exchange. If such Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for any such Securities.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------
January 30, 1998

(continued from previous page)

     Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an applicable Prospectus Supplement, including, where applicable, (i) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof, (ii) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof, (iii) in the case of Trust Debentures or Debt Securities, the specific designation, aggregate principal amount, authorized denominations, ranking as senior or subordinated, maturity, interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, applicable Extension Period (as defined below) or interest deferral terms, if any, place or places where principal, premium, if any, and interest, if any, will be payable, any terms for mandatory or optional redemption, any sinking fund provisions, terms for any conversion or exchange into other securities, initial offering or purchase price, methods of distribution and any other special terms, and (iv) in the case of Preferred Securities, the specific title, aggregate amount, stated liquidation preference, number of securities, the rate of payment of periodic cash distributions ("distributions" or "Distributions") or method of calculating such rate, applicable Extension Period or distribution deferral terms, if any, place or places where distributions will be payable, any terms of redemption, initial offering or purchase price, methods of distribution and any other special terms. If so specified in the applicable Prospectus Supplement, the Securities offered thereby may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

     Unless otherwise set forth in the applicable Prospectus Supplement, the Trust Debentures will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer payments of interest on the Trust Debentures by extending the interest payment period thereon at any applicable time or from time to time for such number of consecutive interest payment periods (which shall not extend beyond the stated maturity (the "Stated Maturity") of the Trust Debentures) with respect to each deferral period as may be specified in such Prospectus Supplement (each, an "Extension Period"). See "Description of the Trust Debentures -- Option to Extend Interest Payment Period."

     The Company will be the owner of the common securities (the "Common Securities," and, together with the Preferred Securities, the "Trust Securities") of the Trust. The payment of distributions with respect to the Preferred Securities and payments on liquidation or redemption with respect to the Preferred Securities, in each case out of funds held by the Trust, will be irrevocably guaranteed by the Company to the extent described herein (the "Guarantee"). Certain payments in respect of the Common Securities may also be guaranteed by the Company. See "Description of the Guarantee." Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the Company under the Guarantee will be senior unsecured obligations of the Company and will rank pari passu with all of the Company's other senior unsecured obligations. Concurrently with the issuance by the Trust of the Preferred Securities, the Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in the Trust Debentures, which will have terms corresponding to the terms of the Preferred Securities. The Trust

(continued from previous page)
Debentures will be the sole assets of the Trust, and payments under the Trust Debentures and those made by the Company in respect of fees and expenses incurred by the Trust will be the only revenue of the Trust. Upon the occurrence of certain events as are described herein and in the accompanying Prospectus Supplement, the Company may redeem the Trust Debentures and cause the redemption of the Trust Securities. In addition, if provided in the applicable Prospectus Supplement, the Company may dissolve the Trust at any time and, after satisfaction of the liabilities to creditors of the Trust as provided by applicable law, cause the Trust Debentures to be distributed to the holders of the Trust Securities in liquidation of their interest in the Trust.

     Taken together, the Company's obligations under the Trust Debentures, the Debenture Indenture (as defined herein), the Declaration (as defined herein) and the Guarantee, in the aggregate, have the effect of providing a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. See "Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee."

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The Website can be accessed at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

     This Prospectus constitutes a part of three Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Trust with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets the Trust Debentures and the issuance of the Trust Securities. See "The Trust," "Description of the Trust Debentures," "Description of the Preferred Securities" and "Description of the Guarantee."

     The Trust is currently not subject to the information reporting requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-6446) pursuant to the Exchange Act are incorporated by reference and made a part hereof:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Amendment No. 1 thereto;

          (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997;

          (c) the Company's Current Reports on Form 8-K dated January 28 and 29 and October 27, 1997 and January 5 and 16, 1998; and

          (d) the description of the Preferred Share Purchase Rights and the Common Stock contained in the Company's Registration Statements on Form 8-A.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to the office of the Vice President and Treasurer, K N Energy, Inc., 370 Van Gordon Street, P.O. Box 281304, Lakewood, Colorado 80228-8304, telephone number
(303) 989-1740.

                                K N ENERGY, INC.

     K N Energy is an integrated energy services provider whose operations include the gathering, processing, transportation and storage of natural gas and the marketing of natural gas and natural gas liquids. The Company also markets innovative products and services, such as the Simple Choice(sm) menu of products and call center services designed for residential consumers, utilities, and small businesses through its 50% owned en-able(sm), LLC affiliate.

     K N was incorporated under the laws of the State of Kansas in 1927. The address of its principal executive offices is 370 Van Gordon Street, P. O. Box 281304, Lakewood, Colorado 80228-8304 and its telephone number is (303) 989-1740.

     Additional information concerning the Company and its subsidiaries is included in the Company reports and other documents incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                   THE TRUST

     The Trust is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust, dated as of January 15, 1998, and entered into by the Company, as sponsor (the "Sponsor") and the trustee named herein and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on January 15, 1998. The declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration"), substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part, as of the date the Preferred Securities of such Trust are initially issued. The Declaration will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. K N Energy will directly or indirectly acquire all of the Common Securities, which will have an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Preferred Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Common Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payments of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Trust Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

     The Trust's business and affairs will be conducted by the K N Trustees (as defined below) and the administrators ("Administrators"), as set forth in the Declaration. Pursuant to the Declaration, the number of K N Trustees will initially be two. One trustee will be a financial institution that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). The other trustee (the "Institutional Trustee" and, together with the Delaware Trustee, the "K N Trustees") will be a financial institution that is unaffiliated with K N Energy and will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. Initially, Wilmington Trust Company, a Delaware banking corporation, will be both the Delaware Trustee and the Institutional Trustee until removed or replaced by the holder of the Common Securities (or in certain circumstances the holders of a majority in liquidation amount of the Preferred Securities). Wilmington Trust Company will act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Debenture Indenture (as defined herein). The Administrators will be three individuals who are employees or officers of or affiliated with K N Energy and will act as administrators with respect to the Trust. The Administrators will be selected by the holders of a majority in liquidation amount of the Common Securities. The Administrators will have only those ministerial duties set forth in the Declaration with respect to accomplishing the purposes of the Trust and are not intended to be trustees or fiduciaries with respect to the Trust or the holders of Preferred Securities.

     The Institutional Trustee will hold title to the Trust Debentures for the benefit of the holders of the Trust Securities, and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Debenture Indenture as the holder of the Trust Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Trust Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. K N Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Administrator and to increase or decrease the number of Administrators. Holders of the Common Securities will have the right to replace the Institutional Trustee (or, upon the occurrence and continuance of an event of default under the Declaration, the holders of a majority in liquidation amount of the Preferred Securities), provided that the successor Institutional Trustee shall be a corporation with trust powers organized under the laws of the United States or any State thereof with a combined capital and surplus of at least $50 million. Pursuant to the Debenture Indenture, K N Energy, as borrower, will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Trust Debentures -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration and the Delaware Business Trust Act (the "Trust Act"). The principal place of business of the Trust is c/o K N Energy, Inc., 370 Van Gordon Street, P.O. Box 281304, Lakewood, Colorado 80228-8304, and its telephone number is
(303) 989-1740.

                                USE OF PROCEEDS

     Except as may otherwise be described in the Prospectus Supplement relating to an offering of Securities, the net proceeds from the sale of the Securities (including Trust Debentures issued to the Trust in connection with the investment by the Trust of all of the proceeds from the sale of the Preferred Securities) offered pursuant to this Prospectus and such Prospectus Supplement (the "Offered Securities") will be used by the Company to refinance indebtedness incurred in connection with the acquisition of MidCon Corp. from Occidental Petroleum Corporation. The remainder of the net proceeds will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of Securities by the Company to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown.

                                     YEARS ENDED DECEMBER 31,
      NINE MONTHS            ----------------------------------------
ENDED SEPTEMBER 30, 1997     1996     1995     1994     1993     1992
------------------------     ----     ----     ----     ----     ----
          2.40               3.21     3.07     1.69     2.41     2.61

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of net income, taxes and fixed charges. Fixed charges are interest, amortization of debt discount, premium and expense, preferred stock dividends of a subsidiary, and the estimated interest portion of rental charges. The allowance for borrowed funds used during construction recognized for gas utility operations has been added to fixed charges and is included in earnings.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration authorizes the Administrators of the Trust to issue on behalf of the Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act or the Trust Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of the Trust for specific terms, including
(i) the specific designation of the Preferred Securities, (ii) the number of Preferred Securities, (iii) the annual distribution rate (or method of calculation thereof) for Preferred Securities, the date or dates upon which such distributions shall be payable and the record date or dates for the payment of such distributions, (iv) whether distributions of Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions of Preferred Securities shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of the Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust, (vi) the obligation or right, if any, of the Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, as a condition to specified actions or amendments to the Declaration, (viii) the terms and conditions, if any, upon which Preferred Securities issued by the Trust may be converted into Common Stock of the Company, including the conversion price per share and the circumstances, if any, under which such conversion right will expire, (ix) the terms and conditions, if any, upon which the Trust Debentures may be distributed to holders of Trust Securities, (x) if applicable, any securities exchange upon which the Preferred Securities shall be listed, and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by the Trust consistent with the Declaration or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company as and to the extent set forth below under "Description of the Guarantee." Certain United States federal income tax considerations applicable to the offering of the Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of the Preferred Securities, the Trust will issue Common Securities. The Declaration authorizes the Administrators of the Trust to issue on behalf of the Trust the Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by the Trust will be substantially identical to the terms of the Preferred Securities issued by the Trust and the Common Securities will rank pari passu, and payments will be made thereon on a pro rata basis with the Preferred Securities except that if an event of default under the Declaration (a "Declaration Event of Default") occurs and is continuing, the rights of the holders of the Common Securities to payments in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the Preferred Securities. A Declaration Event of Default will occur upon a Debenture Indenture Event of Default (as defined below). Except in certain limited circumstances, the Common Securities issued by the Trust will also carry the right to vote and to appoint, remove or replace any of the K N Trustees of the Trust. All of the Common Securities of the Trust will be directly or indirectly owned by the Company.

                      DESCRIPTION OF THE TRUST DEBENTURES

     The Trust Debentures are to be issued under an indenture, as supplemented or amended from time to time (as so supplemented or amended, the "Debenture Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Debenture Trustee"). This summary of certain terms and provisions of the Trust Debentures and the Debenture Indenture is not necessarily complete, and reference is hereby made to the copy of the form of the Debenture Indenture which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the

Debenture Indenture are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

     The Company's Debt Securities are separately described in this Prospectus under the caption "Description of the Debt Securities."

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, the Trust Debentures will be issued as unsecured debt under the Debenture Indenture and will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. Except as otherwise provided in the applicable Prospectus Supplement, the Debenture Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Debenture Indenture, any other indenture that the Company may enter into in the future or otherwise.

     The Trust Debentures will be issuable in one series pursuant to an indenture supplemental to the Debenture Indenture or a resolution of the Company's Board of Directors or a committee thereof.

     The obligations of K N Energy under the Trust Debentures are senior to its 8.56% Series B Junior Subordinated Deferrable Interest Trust Debentures due April 15, 2027 (the "1997 Subordinated Trust Debentures"), which were issued in October 1997 in the aggregate principal amount of $103,100,000. The obligations of K N Energy under the Guarantee are senior to its guarantee (the "1997 Guarantee") in relation to the 8.56% Series B Capital Trust Pass-through Securities of K N Capital Trust I (the "1997 Capital Securities"), which were issued in October 1997 in the aggregate liquidation amount of $100,000,000.

     The Trust Debentures may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of the Trust upon the occurrence of certain events described herein or in the Prospectus Supplement relating to the Trust Securities. Only one series of Trust Debentures will be issued to the Trust or a K N Trustee of such Trust in connection with the issuance of Trust Securities by the Trust.

     The applicable Prospectus Supplement will describe the following terms of the Trust Debentures: (i) the title of the Trust Debentures; (ii) any limit upon the aggregate principal amount of the Trust Debentures; (iii) the date on which the principal of the Trust Debentures is payable or the method of determination thereof; or the right, if any, of the Company to defer payment of principal;
(iv) the rate, if any, at which the Trust Debentures shall bear interest (including reset rates, if any, and the method by which any such rate will be determined), the Interest Payment Dates on which any such interest shall be payable, the right, if any, of the Company to defer or extend an Interest Payment Date and the Regular Record Date for any interest payable on any Interest Payment Date or the method by which any of the foregoing shall be determined; (v) the place where the principal of and premium, if any, and interest, if any, on the Trust Debentures will be payable and where, subject to the terms of the Debenture Indenture as described below under "-- Denominations, Registration and Transfer," the Trust Debentures may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Trust Debentures and the Debenture Indenture may be made ("Place of Payment"); (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Trust Debentures may be redeemed, in whole or in part, at the option of the Company or a holder thereof; (vii) the obligation or the right, if any, of the Company or a holder thereof to redeem, purchase or repay the Trust Debentures and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Trust Debentures shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;
(viii) the denominations in which any Trust Debentures shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (ix) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Trust Debentures shall be payable, or in which the Trust Debentures shall be denominated; (x) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Debenture Indenture with respect to the Trust Debentures; (xi) if other than the principal amount thereof, the portion of the principal amount of Trust Debentures that shall be payable upon declaration of acceleration of the maturity thereof;

(xii) any additions or changes to the Debenture Indenture with respect to a series of Trust Debentures as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (xiii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Trust Debentures and the manner in which such amounts will be determined;
(xiv) the terms and conditions relating to the issuance of a temporary Global Security representing all of the Trust Debentures of such series and exchange of such temporary Global Security for definitive Trust Debentures of such series;
(xv) whether the Trust Debentures of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary for such Global Securities; (xvi) the appointment of any trustee, registrar, paying agent or agents; (xvii) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange Trust Debentures into Preferred Securities or other securities; (xviii) the relative degree, if any, to which such Trust Debentures of the series shall be senior to or be subordinated to other series of such Trust Debentures or other indebtedness of the Company in right of payment, whether such other series of Trust Debentures or other indebtedness are outstanding or not; and (xix) any other terms of the Trust Debentures not inconsistent with the provisions of the Debenture Indenture. (Section 2.1) Unless otherwise indicated in the applicable Prospectus Supplement, the Trust Debentures will not be subject to any sinking fund.

     Trust Debentures may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain material United States federal income tax consequences and special considerations applicable to any such Trust Debentures will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Trust Debentures is payable in one or more foreign currencies or currency units or if any Trust Debentures are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Trust Debentures is payable in one or more foreign currencies or currency units, the restrictions, elections, certain material United States federal income tax considerations, specific terms and other information with respect to such issue of Trust Debentures and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of Trust Debentures, certain material United States federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Trust Debentures will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. (Section 2.3) Trust Debentures will be exchangeable for other Trust Debentures of the same issue, of any authorized denominations of a like aggregate principal amount, the same original issue date ("Original Issue Date"), the same Stated Maturity and bearing the same interest rate. (Section 2.5)

     Trust Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Trust Debentures and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Debenture Indenture. The Company will appoint the Debenture Trustee as Securities Registrar under the Debenture Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and the identity of the person making the request. (Section 2.5) If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to the Trust Debentures, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for the Trust Debentures. The Company may at any time designate additional transfer agents with respect to the Trust Debentures.

     In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange of the Trust Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Trust Debentures, and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Trust Debentures so selected for redemption, except, in the case of any Trust Debentures being redeemed in part, any portion thereof not to be redeemed. (Section 2.5)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     If provided in the applicable Prospectus Supplement, the Company shall have the right, at any time and from time to time during the term of the Trust Debentures, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement, subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of the final installment of principal of the Trust Debentures. Certain material United States federal income tax consequences and special considerations applicable to the Trust Debentures will be described in the applicable Prospectus Supplement.

CERTAIN COVENANTS

     The Debenture Indenture contains certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of the Trust Debentures. If and to the extent indicated in the applicable Prospectus Supplement, these covenants may be removed or additional covenants added with respect to the Trust Debentures. (Article 9)

DEBENTURE INDENTURE EVENTS OF DEFAULT

     The Debenture Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes a "Debenture Indenture Event of Default" with respect to the Trust Debentures: (i) failure for 30 days to pay interest on the Trust Debentures, including any compound interest, in respect thereof or, any additional interest, if any, when due; provided that a valid extension of an interest payment period will not constitute a default in the payment of interest for this purpose; (ii) failure to pay principal of or premium, if any, on the Trust Debentures when due whether at maturity, upon redemption, by declaration or otherwise; (iii) failure to observe or perform any other covenant contained in the Debenture Indenture for 90 days after notice to K N Energy by the Debenture Trustee or by the holders of not less than 25% in aggregate outstanding principal amount of the Trust Debentures; (iv) the dissolution, winding up or termination of the Trust, except in connection with the distribution of Trust Debentures to the holders of Preferred Securities in liquidation of the Trust upon the redemption of all outstanding Preferred Securities or in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (v) certain events in bankruptcy, insolvency or reorganization of K N Energy. (Section 4.1)

     If any Debenture Indenture Event of Default shall occur and be continuing, the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Trust Debentures may declare the principal of and interest on the Trust Debentures due and payable immediately; provided, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Trust Debentures may, under certain circumstances, rescind and annul such acceleration if all Debenture Indenture Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Debenture Indenture. (Section 4.2)

     A default under any other indebtedness of K N Energy would not constitute a Debenture Indenture Event of Default under the Trust Debentures.

     Subject to the provisions of the Debenture Indenture relating to the duties of the Debenture Trustee in case a Debenture Indenture Event of Default occurs and is continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture at the request or direction of any holders of Trust Debentures, unless such holders shall have offered to the Debenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Debenture Trustee, the holders of a

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

majority in aggregate principal amount of the outstanding Trust Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee. (Section 4.12)

     No holder of any Trust Debentures will have any right to institute any proceeding with respect to the Debenture Indenture or for any remedy thereunder, unless such holder shall have previously given to the Debenture Trustee written notice of a continuing Debenture Indenture Event of Default and, if the Institutional Trustee is not the sole holder of Trust Debentures, unless the holders of at least 25% in aggregate principal amount of the outstanding Trust Debentures shall also have made written request, and offered reasonable indemnity, to the Debenture Trustee to institute such proceeding as Debenture Trustee, and the Debenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Trust Debentures a direction inconsistent with such request. (Section 4.7) However, such limitations do not apply to a suit instituted by a holder of a Trust Debenture for enforcement of payment of the principal of or interest on such Trust Debenture on or after the respective due dates expressed in such Trust Debenture.

     The Debenture Indenture contains provisions permitting the holders of a majority in aggregate principal amount of the Trust Debentures, on behalf of all of the holders of the Trust Debentures, to waive any past default in the performance of any of the covenants contained in the Debenture Indenture, except a default in the payment of principal or interest on any of the Trust Debentures. (Section 4.13)

MODIFICATIONS AND AMENDMENTS OF THE DEBENTURE INDENTURE

     The Debenture Indenture contains provisions permitting K N Energy and the Debenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Trust Debentures, to modify the Debenture Indenture or the rights of the holders of Trust Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Trust Debenture affected thereby, (i) extend the Stated Maturity of the Trust Debentures or reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon, or reduce any premium payable upon the redemption thereof, or (ii) reduce the percentage in aggregate principal amount of outstanding Trust Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 8.2)

     In addition, K N Energy and the Debenture Trustee may execute, without the consent of any holder of Trust Debentures, any supplemental indenture (i) to cure any ambiguities, (ii) to comply with the Trust Indenture Act and (iii) for certain other customary purposes. (Section 8.1)

SATISFACTION AND DISCHARGE; DEFEASANCE

     Unless otherwise specified in the applicable Prospectus Supplement, when, among other things, all Trust Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the Trust Debentures are payable sufficient to pay and discharge the entire indebtedness on the Trust Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Debenture Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Debenture Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Debenture Indenture. (Section 3.1)

     Unless otherwise specified in the applicable Prospectus Supplement, the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to any series of Trust Debentures (except for the obligations to register the transfer or exchange of such Trust Debentures, to replace mutilated, destroyed, lost or stolen Trust Debentures, to maintain an office or agency in respect of the Trust Debentures, to compensate and indemnify the Debenture Trustee ("defeasance")) or (b) to be released from its obligations with respect to certain covenants, ("covenant defeasance"), upon the deposit with the Debenture Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Debenture Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay principal of, interest on and any other amounts payable in respect of the outstanding Trust Debentures. (Sections 3.3, 3.4 and 3.5) Such a trust may be established only if, among other things, the Company has delivered to the Debenture Trustee an opinion of counsel (as specified in the Debenture Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Trust Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. (Section 3.6)

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Debenture Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Debenture Indenture at the request of any holder of Trust Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 5.1)

     The Debenture Indenture also contains limitations on the right of the Debenture Trustee, as a creditor of K N Energy, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (Section 5.6) In addition, the Debenture Trustee may be deemed to have a conflicting interest and may be required to resign as Debenture Trustee if at the time of a default under the Debenture Indenture it is a creditor of K N Energy. (Section 5.9) K N Energy may from time to time maintain deposit accounts and conduct its banking transactions with the Debenture Trustee in the ordinary course of business.

     Wilmington Trust Company is also the trustee under the indenture relating to the 1997 Subordinated Trust Debentures. Pursuant to the Trust Indenture Act, should a default occur with respect to either the 1997 Subordinated Trust Debentures or the Trust Debentures, then Wilmington Trust Company would be required to resign as trustee under one of the indentures within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

GOVERNING LAW

     The Debenture Indenture and the Trust Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.13)

MISCELLANEOUS

     K N Energy will have the right at all times to assign any of its respective rights or obligations under the Debenture Indenture to a direct or indirect wholly-owned subsidiary of K N Energy; provided, that, in the event of any such assignment, K N Energy will remain liable for all of their respective obligations. Subject to the foregoing, the Debenture Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Debenture Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 1.10)

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee, which will be executed and delivered by K N Energy for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified under the Trust Indenture Act. Wilmington Trust Company, as the Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the Guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Guarantee are referred to in this Prospectus, such defined terms are incorporated herein by reference.

GENERAL

     Pursuant to and to the extent set forth in the Guarantee, unless otherwise specified in the applicable Prospectus Supplement, K N Energy will agree to pay in full to the holders of the Preferred Securities (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set off or counterclaim that the Trust may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accumulated and unpaid distributions that are required to be paid on the Preferred Securities to the extent the Trust has funds available therefor, (ii) the Redemption Price, plus accumulated and unpaid distributions, with respect to any Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Trust Debentures to the holders of Trust Securities or the redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities upon the liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against K N Energy to enforce the obligations of K N Energy under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If K N Energy were to default on its obligation to pay amounts payable on the Trust Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, a holder of the Preferred Securities would be required to rely on the enforcement (1) by the Institutional Trustee of its rights, as registered holder of the Trust Debentures, against K N Energy pursuant to the terms of the Trust Debentures or (2) by such holder of Preferred Securities of its right against K N Energy to enforce payment on the Trust Debentures. See "Description of the Trust Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, if any, agrees to the provisions of the Guarantee, including the subordination provisions thereof, if any, and the Debenture Indenture.

     The Guarantee will not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of the Trust, except to the extent the Trust shall have funds available therefor. If K N Energy does not make interest payments on the Trust Debentures, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of the Trust Debentures." Unless otherwise set forth in the applicable Prospectus Supplement, the Guarantee, when taken together with K N Energy's obligations under the Trust Debentures, the Debenture Indenture and the Declaration, including its obligations under the Debenture Indenture to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities) will provide a full and unconditional guarantee on a senior unsecured basis by K N Energy of payments due on the Preferred Securities.

     K N Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Declaration Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF K N ENERGY

     The Guarantee contains certain covenants regarding among other matters, reports to Holders of the Preferred Securities and the Guarantee Trustee, and, upon the occurrence of certain events, restrictions on the payment of dividends, interest on debt securities and guarantee payments on other Company guarantees. If and to the extent indicated in the applicable Prospectus Supplement, these covenants may be removed or additional covenants added with respect to the Guarantee.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required) the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in the applicable Prospectus Supplement. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of K N Energy and shall inure to the benefit of the holders of the Preferred Securities then outstanding. Except in certain circumstances, K N Energy may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least a majority in liquidation amount of the Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate as to each holder of Preferred Securities upon
(i) full payment of the Redemption Price and accumulated and unpaid distributions with respect to all Preferred Securities, (ii) upon distribution of the Trust Debentures held by the Trust to the holders of the Preferred Securities or (iii) upon liquidation of the Trust and will terminate completely upon full payment of the amounts payable in accordance with the Declaration.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of K N Energy to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of Preferred Securities relating to the Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Securities. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities relating to such Guarantee may institute a legal proceeding directly against K N Energy to enforce the Guarantee Trustee's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if K N Energy has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against K N Energy for enforcement of the Guarantee for such payment. K N Energy waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against K N Energy.

STATUS OF THE GUARANTEE

     Unless otherwise set forth in the applicable Prospectus Supplement, the Guarantee will constitute an unsecured obligation of K N Energy and will rank pari passu in right of payment to all other senior unsecured obligations of K N Energy. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the Trust by acceptance thereof agrees to the other terms of the Guarantee relating thereto.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent man would exercise in the conduct of his own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     Wilmington Trust Company is also the trustee under the 1997 Guarantee. Pursuant to the Trust Indenture Act, should a default occur with respect to either the 1997 Guarantee or the Guarantee, then Wilmington Trust Company would be required to resign as trustee under one of the guarantees within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated.

GOVERNING LAW

     The Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                     THE TRUST DEBENTURES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial ownership interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Trust Debentures.

     As long as payments of interest and other payments are made when due on the Trust Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Trust Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Trust Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Debenture Indenture, K N Energy, as borrower, shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the K N Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by K N Energy as and to the extent set forth under "Description of the Guarantee." If K N Energy does not make interest payments on the Trust Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a full guarantee on a senior basis with respect to the Preferred Securities issued by the Trust from the time of its issuance but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that K N Energy has made a payment of interest or principal on the Trust Debentures held by the Trust as its sole asset. The Guarantee, when taken together with K N Energy's obligations under the Trust Debentures, the Debenture Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee on a senior basis of amounts payable on the Preferred Securities.

     Notwithstanding anything to the contrary in the Debenture Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

     If the Guarantee Trustee fails to enforce the Guarantee, a holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

     The Trust's Preferred Securities evidence undivided beneficial ownership interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in Trust Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Trust Debenture is that a holder of a Trust Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Trust Debentures held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the Trust Debentures, the holders of Preferred Securities of the Trust will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Institutional Trustee as holder of the Trust Debentures would be entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt ("Senior Debt Securities"), under an Indenture dated as of November 20, 1993 (the "Senior Debt Indenture"), between the Company and First Trust National Association, as successor trustee, and, in the case of Debt Securities that will be subordinated debt ("Subordinated Debt Securities"), under a Subordinated Indenture dated as of May 15, 1996 (the "Subordinated Debt Indenture"), between the Company and First Trust National Association, as trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as the "Debt Indenture" and collectively as the "Debt Indentures." First Trust National Association (and any successor thereto as trustee under the Debt Indentures) is hereinafter referred to as the "Debt Trustee." The Debt Indentures are incorporated by reference in the Registration Statement. The following summaries of certain provisions of the Debt Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Debt Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Debt Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Debt Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Debt Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination and conversion.

     The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described therein.

     The Company's Trust Debentures are separately described in this Prospectus under the caption "Description of the Trust Debentures."

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. The Debt Indentures do not limit the amount of Debt

Securities, debentures, notes or other types of indebtedness that may be issued by the Company or any of its subsidiaries nor do they restrict transactions between the Company and its affiliates or the payment of dividends or other distributions by the Company to its stockholders. The rights of the Company's creditors, including holders of Debt Securities, will be limited to the assets of the Company and will not be an obligation of any of its Subsidiaries. In addition, other than as may be set forth in any Prospectus Supplement, the Debt Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as either Senior Debt Securities or Subordinated Debt Securities; (iii) whether the Offered Debt Securities that constitute Subordinated Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) any limit on the aggregate principal amount of the Offered Debt Securities; (v) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be in permanent global form; (vi) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (vii) the date or dates on which the Offered Debt Securities will mature; (viii) the rate or rates per annum (or the method by which such will be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (ix) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Offered Debt Security on an Interest Payment Date will be paid; (x) any mandatory or optional sinking fund or analogous provisions; (xi) each office or agency where, subject to the terms of the Debt Indentures as described below under "Payment and Paying Agents", the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Debt Indentures as described below under "-- Form, Exchange, Registration and Transfer", the Offered Debt Securities may be presented for registration of transfer or exchange; (xii) the right of the Company to redeem the Offered Debt Securities at its option and the period or periods, if any, within which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption; (xiii) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000;
(xiv) the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the Offered Debt Securities is payable; (xv) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities;
(xvi) information with respect to book-entry procedures, if any; (xvii) any applicable United States federal income tax consequences; and (xviii) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Debt Indentures. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original

Issue Discount Securities, and special United States tax considerations and other terms and restrictions applicable to any Debt Securities which are issued in bearer form, offered exclusively to United States Aliens or denominated in other than United States dollars, will be set forth in a Prospectus Supplement relating thereto.

     Form, Exchange, Registration and Transfer. Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201) The Debt Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form. (Section 201)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Debt Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Debt Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Debt Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Debt Trustee will serve initially as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the date of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

     Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, in the manner indicated in such Prospectus Supplement. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section
1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307, 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Debt Trustee, at its corporate trust office in Chicago, Illinois, will act as Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

     Global Debt Securities. Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole by the depository for such global Debt Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more global Debt Securities will be described in the Prospectus Supplement relating to such series.

     Events of Default. Any one of the following events constitutes an Event of Default under each Debt Indenture with respect to Debt Securities of any series:
(a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in such Debt Indenture (other than a covenant included in such Debt Indenture solely for the benefit of series of any Debt Securities other than that series), continued for 90 days after written notice as provided in such Debt Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Debt Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the applicable Debt Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Debt Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     Each Debt Indenture provides that, subject to the duty of the Debt Trustee during default to act with the required standard of care, the Debt Trustee is under no obligation to exercise any of its rights or powers under such Debt Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Debt Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Debt Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee, or exercising any trust or power conferred on the Debt Trustee, with respect to the Debt Securities of that series; provided, however, that the Debt Trustee is not obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Debt Trustee in personal liability. (Section 512)

     The Company is required to furnish to the Debt Trustee annually a statement as to the performance by the Company of its obligations under each Debt Indenture and as to any default in such performance. (Section 1007)

     Defeasance. If so specified with respect to any particular series of Debt Securities issued under an Debt Indenture, the Company may discharge its indebtedness and its obligations or certain of its obligations under such Debt Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Debt Trustee. (Sections 1301-1303)

     Defeasance and Discharge. Each Debt Indenture provides that, if so specified with respect to the Debt Securities of any series issued under such Debt Indenture (other than convertible Subordinated Debt Securities), the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Debt Indenture and the Debt Securities of such series.

(Sections 1302, 1304) Such a trust may only be established if, among other things, the Company has delivered to the Debt Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of such Debt Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

     Covenant Defeasance. Each Debt Indenture also provides that, if so specified with respect to the Debt Securities of any series issued thereunder, the Company may omit to comply with certain restrictive covenants, including (in the case of the Senior Debt Indenture) the covenant described under "Limitation on Liens" below, but excluding (in the case of the Subordinated Debt Indenture) any applicable obligation of the Company respecting the conversion of Debt Securities of such series into Common Stock, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Debt Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Debt Indenture and the Debt Securities of such series. The obligations of the Company under such Debt Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, the Company has delivered to the Debt Trustee an Opinion of Counsel to the effect that the Holders of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to United States federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304)

     Although the amount of money and U.S. Government Obligations on deposit with the Debt Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event the Company exercises its option to omit compliance with the covenants defeased with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the applicable Debt Indenture.

     Federal Income Tax Consequences Relating to Defeasance. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of Debt Securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities.

     Meetings, Modification and Waiver. Modifications and amendments of either Debt Indenture may be made by the Company and the Debt Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) change the Redemption Date with respect to any Debt Security, (c) reduce the principal amount of, or premium or interest on, any Debt Security, (d) change any obligation of the Company to pay additional amounts, (e) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (g) change the redemption right of any Holder, (h) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or any conversion right with respect thereto, (i) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of such Debt Indenture or for waiver of compliance with certain provisions of such Debt Indenture or for waiver of certain defaults, (j) reduce the requirements contained in such Debt Indenture for quorum or voting, (k) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Debt Indenture,
(l) adversely affect the right to convert Subordinated Debt Securities, if applicable, or (m) modify any of the above provisions. (Section 902)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "-- Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Debt Indenture under which such series has been issued. (Section 1008) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive any past default under the applicable Debt Indenture with respect to any Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of such Debt Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     Each Debt Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the Holders for quorum purposes, (i) the principal amount of an Original Issue Discount Security that is deemed to be Outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

     Each Debt Indenture contains provisions for convening meetings of the Holders of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "-- Notices" below. (Section
1402) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Outstanding Securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the Holders of such specified percentage in aggregate principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of any series duly held in accordance with the applicable Debt Indenture will be binding on all Holders of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Securities of a series. (Section
1404)

     Consolidation, Merger and Sale of Assets. The Company, without the consent of the Holders of any of the outstanding Debt Securities under either Debt Indenture, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Securities and under such Debt Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

     Notices. Except as otherwise provided in the Debt Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Bearer Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

     Title. Title to any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Debt Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

     Replacement of Securities and Coupons. Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Debt Trustee. Debt Securities or coupons that became destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Debt Trustee of the Debt Security and coupons or evidence of destruction, loss or theft thereof satisfactory to the Company and the Debt Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Debt Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

     Governing Law. The Debt Indentures, the Debt Securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

     Regarding the Trustee. First Trust National Association, the Debt Trustee under each Debt Indenture, is also trustee under another indenture under which several issues of the Company's debt securities are outstanding.

     Each Debt Indenture contains certain limitations on the right of the Debt Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Debt Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Debt Indentures), it must eliminate such conflict or resign. (Section 608)

     Pursuant to the Trust Indenture Act, should a default occur with respect to either the Senior Debt Securities or the Subordinated Debt Securities, First Trust National Association would be required to resign as Debt Trustee under one of the Debt Indentures within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of Subordinated Debt Securities that may be issued.

     Certain Definitions. For purposes of the following discussion, the following definitions are applicable (Section 101 of the Senior Debt Indenture):

     "Net Tangible Assets" means the total amount of assets appearing on a consolidated balance sheet of the Company and its Subsidiaries less, without duplication: (a) all current liabilities (excluding any thereof which are extendible or renewable by their terms or replaceable or refundable pursuant to enforceable commitments at the option of the obligor thereon without requiring the consent of the obligee to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term debt and preferred stock); (b) all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes arising from accelerated depreciation or otherwise; (c) all goodwill, trademarks, trade names, patents and unamortized debt discount and expense and other like intangible assets carried as an asset and (d) all appropriate adjustments on account of minority interests of other Persons holding common stock in any Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any natural gas pipeline, natural gas distribution system, natural gas gathering system or natural gas storage facility located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the business conducted by the Company and its consolidated Subsidiaries taken as a whole.

     "Principal Subsidiary" means any Subsidiary which owns a Principal
Property.

     "Subsidiary" means a corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     Limitation on Liens. The Company covenants in the Senior Debt Indenture that it will not, nor will it permit any Subsidiary to, issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any Principal Property of the Company or any Principal Subsidiary or upon any shares of stock or indebtedness of any Principal Subsidiary (whether such Principal Property, shares or indebtedness was owned on the date of the Senior Debt Indenture or thereafter acquired) without in any such case effectively providing that the Senior Debt Securities shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to: (a) mortgages on any property acquired, constructed or improved by the Company or any Principal Subsidiary after the date of the Senior Debt Indenture which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, provided that in the case of such construction or improvement the mortgages shall not apply to any property theretofore owned by the Company or any Subsidiary other than theretofore unimproved real property; (b) existing mortgages on property acquired (including mortgages on any property acquired from a Person which is consolidated with or merged with or into the Company or a Subsidiary) or mortgages outstanding at the time any corporation becomes a Subsidiary; (c) mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type; (d) mortgages in favor of the Company or any Principal Subsidiary; or (e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in any of the foregoing clauses (a)-(d). (Section 1006 of the Senior Debt Indenture)

     Notwithstanding the foregoing, the Company and any Subsidiary may, without securing the Senior Debt Securities, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing

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

restrictions) in an aggregate amount which, together with all other such Debt, does not exceed 10% of the Net Tangible Assets, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction prepared by the Company in accordance with generally accepted accounting principles. (Section 1006 of the Senior Debt Indenture)

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at Stated Maturity or a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in capital stock of the Company. (Sections 1601, 1604 and 1605 of the Subordinated Debt Indenture)

     "Senior Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as Indebtedness (as defined below) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws and (e) trade accounts payable. "Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as, with respect to any Person, (a) (i) the principal of and premium and interest, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred,
(ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other business, properties or other assets and (iii) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect,
(b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person and (c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

     If (i) without the consent of the Company a court shall enter (A) an order for relief with respect to the Company under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging the Company a bankrupt or insolvent, or (C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Debt Trustee or any Holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of Subordinated Debt Securities, together with the holders of any other obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of or any premium or interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations. (Section 1601 of the Subordinated Debt Indenture)

     The Prospectus Supplement respecting any series of Subordinated Debt Securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

     By reason of such subordination, in the event of the insolvency of the Company, Holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than Holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

     Conversion. The Subordinated Debt Indenture may provide for a right of conversion of Subordinated Debt Securities into Common Stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture) The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Debt Securities.

     The Holder of any convertible Subordinated Debt Securities will have the right exercisable at any time set forth in the Prospectus Supplement, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment. (Section 1502 of the Subordinated Debt Indenture) The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1504 of the Subordinated Debt Indenture) Certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of Common Stock which would be taxable pursuant to Treasury Regulations issued under section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution would be the fair market value of the Common Stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the Interest Payment Date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. (Sections 1504 and 1502 of the Subordinated Debt Indenture)

     In the case of any consolidation or merger of the Company (with certain exceptions) or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person, each Holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the Holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the Holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1505 of the Subordinated Debt Indenture)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     K N is currently authorized by its Restated Articles of Incorporation, as amended (the "K N Charter") to issue 50,000,000 shares of Common Stock, of which 32,024,557 were outstanding on December 31, 1997; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock"), of which 70,000 shares were outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), none of which were outstanding on such date.

     The Board of Directors of K N is authorized by the K N Charter to provide, without further stockholder action, for the issuance of one or more series of Class A Preferred Stock and Class B Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including voting power, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions and, in the case of the Class B Preferred Stock, the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of K N. Class A Preferred Stock and Class B Preferred Stock will rank prior to the Common Stock with respect to both dividends and distribution of assets on liquidation, dissolution or winding up of K N.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock of each series shall be entitled to receive in full out of the assets of K N the sum of $100 per share of Class A Preferred Stock, plus any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class A Preferred Stock. K N may, at the option of the Board of Directors, redeem the whole or any part of the Class A Preferred Stock, or of any series thereof at any time or from time to time within the period during which such stock is, according to the K N Charter, or the resolutions of the Board of Directors providing for the issue thereof, redeemable, by paying the redemption price thereof, including any arrearages in dividends thereon to the date fixed for redemption. The Class A $5.00 Cumulative Preferred Stock is redeemable, in whole or in part, at the option of K N at any time, or from time to time, at the price of $105 per share plus accrued and unpaid dividends. This series has no sinking fund requirements. Holders of shares of Class A $5.00 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $5.00 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Class B Preferred Stock or the Common Stock.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class B Preferred Stock of each series shall be entitled to receive, subject to the prior rights of the holders of shares of Class A Preferred Stock, the full preferential amount fixed by the K N Charter, or by the resolutions of the Board of Directors providing for the issue thereof, including any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class B Preferred Stock. Dividends may not be declared or paid or set apart for payment on any series of Class B Preferred Stock, unless there shall be no arrearages in dividends on any series of Class A Preferred Stock entitled to cumulative dividends for any past dividend period and dividends in full for the current dividend period have been paid or declared or set aside for payment on all Class A Preferred Stock.

     In addition, the holders of the Class A Preferred Stock then outstanding have the right to vote separately as a class with respect to (i) certain amendments to the K N Charter or the By-Laws of K N which adversely affect the voting powers, rights or preferences of the holders of shares of Class A Preferred Stock, (ii) the creation of any class of stock or any security convertible into or exchangeable for or evidencing the right to purchase any stock ranking prior to or on a parity with, either as to dividends or upon liquidation, the Class A Preferred Stock, or (iii) certain mergers or consolidations of K N with or into any other corporation. For such actions to be taken by K N, including increasing the authorized amount of any class of stock ranking prior to the Class A Preferred Stock, the affirmative vote of the holders of at least 50% of the shares of the Class A Preferred Stock then outstanding would be required. The affirmative vote of at least 50% of the shares of any series of Class A Preferred Stock then outstanding is required for K N to amend the K N Charter or resolutions of the Board of Directors of K N providing for the issue of such series of Class A Preferred Stock so as to affect adversely the powers, preferences or rights of holders of Class A Preferred Stock of such series. The holders of Class B Preferred Stock then outstanding also have the right to a separate vote regarding (a) the events described in the first sentence of this paragraph with regard to such Class B Preferred Stock, requiring the affirmative vote of at least 50% of the shares of Class B Preferred Stock then outstanding, and (b) amendments to the K N Charter, or to resolutions of K N's Board of Directors providing for the issue of any series of Class B Preferred Stock so as to affect adversely the powers, preferences or rights of the holders of such series, requiring the affirmative vote of at least 50% of the shares of such series then outstanding.

     If dividends are in arrears on the shares of any series of Class A Preferred Stock to which the following provisions are made applicable pursuant to the K N Charter or resolutions of K N's Board of Directors providing for the issue of any such series (i) in an aggregate amount equal to three but less than six full quarterly dividends, then the holders of the shares of all such series of Class A Preferred Stock have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-third of K N's Board of Directors or (ii) in an aggregate amount equal to six full quarterly dividends, then such holders have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-half of K N's Board of Directors plus one additional director, in each case until all arrearages in dividends and dividends in full for the current quarterly period have been paid on or declared and set aside for payment on the shares of such series. These provisions are applicable to the Class A $5.00 Cumulative Preferred Stock. The holders of any outstanding Class B Preferred Stock would have the right to elect directors of K N similar to the Class A $5.00 Cumulative Preferred Stock in the event of nondeclaration of dividends, for the periods described above, on the Class B Preferred Stock if the holders of the Class A $5.00 Cumulative Preferred Stock are not then entitled to elect directors as described above.

     All outstanding shares of Common Stock are, and any shares of Common Stock newly issued under any Prospectus Supplement will be, validly issued, fully paid and nonassessable. Holders of K N Common Stock and Class A $5.00 Cumulative Preferred Stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Common Stock, Class A Preferred Stock and Class B Preferred Stock have no preemptive rights to subscribe for or purchase any additional securities issued by K N. Subject to the preferential rights of the holders of the Class A Preferred Stock and Class B Preferred Stock, the holders of Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of K N upon liquidation, dissolution or winding up. Shares of Common Stock have no cumulative voting rights or redemption, sinking fund or conversion privileges.

ANTI-TAKEOVER MATTERS

     Charter and Bylaws. Certain provisions of the K N Charter and the By-Laws of K N could have the effect of preventing a change in control of K N in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of K N into three classes of as nearly an equal number as possible, having staggered terms of three years each; (b) the removal of directors only for cause or by unanimous vote of the remaining members of the Board of Directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of nine and a maximum of 15, with the exact number to be determined by the Board of Directors; (e) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provisions under (a), (b) and (d) above to two-thirds of the outstanding voting securities of K N; (f) the requirement that certain business combinations or transactions involving K N and any beneficial owner of more than 5% of the outstanding voting securities of K N be approved by holders of at least twothirds of the outstanding voting securities of K N, including those held by such beneficial owner, unless the business combination or transaction is (I) approved by the Board of Directors before such beneficial owner became a holder of more than 5% of K N's outstanding voting securities or (II) approved by sufficient members of the Board of Directors to constitute a majority of the members of the full Board of Directors in office prior to the time such beneficial owner became a holder of more than 5% of K N's voting securities, or
(III) with an entity
of which a majority of the outstanding shares of voting securities is owned by K N and its subsidiaries; (g) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provision under
(f) above to two-thirds or more of the then outstanding shares of voting securities of K N; (h) the requirement that certain business combinations or transactions involving K N and any beneficial owner of 10% or more of the outstanding voting securities of K N be approved by holders of at least 80% of the outstanding voting securities of K N, including those held by such beneficial owner, unless (I) the business combination or transaction is approved by three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities or (II) certain conditions relating generally to the fairness of the price to be received by stockholders of K N in such business combination or transaction are satisfied; (i) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provision under (h) above to 80% or more of the outstanding voting securities of K N unless approved by an affirmative vote of three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities; (j) certain procedural requirements for stockholder nominations to the Board of Directors; and (k) the requirement that special meetings of stockholders may only be called by stockholders owning 51% or more of the outstanding voting securities of K N, by a majority of the Board of Directors, the Chairman of the Board of Directors or the President of K N.

     Shareholder Rights Plan. On August 17, 1995, the Board of Directors of K N declared a dividend of one preferred share purchase right (a "Right") with respect to each outstanding share of Common Stock held of record on September 15, 1995 or issued thereafter and prior to the date the Rights become exercisable. Until the Rights become exercisable, they will be evidenced by certificates for shares of Common Stock and will automatically trade with the Common Stock. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradable. The full terms of the Rights are set forth in the Rights Agreement, dated as of August 21, 1995 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent. A copy of the Rights Agreement is filed as an exhibit to the Registration Statement.

     Each Right entitles the holder thereof to purchase from the Company one one-thousandth of a share of Class B Junior Participating Series Preferred Stock, without par value (the "Preferred Shares"), for a price of $80 per one onethousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The Rights become exercisable upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding voting shares of the Company or (ii) ten business days following the commencement or announcement of an intention to commence a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding voting shares of the Company. The Rights will expire on the later of September 15, 2005 or the third anniversary of the date on which the Rights became exercisable (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

     If a person or group were to acquire 20% or more of the voting shares of the Company, each Right then outstanding (other than Rights beneficially owned by the acquiring person, which would become null and void) would become a right to buy that number of shares of Common Stock (or, under certain circumstances, the equivalent number of one onethousandths of a Preferred Share) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right. If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding voting shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding voting shares of the Company, the Board of Directors may, at its option, issue shares of

Common Stock (or Preferred Shares) in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group, which would become null and void) at an exchange ratio of one share of Common Stock (or one one-thousandth of a Preferred Share) for each Right, subject to adjustment. In addition, the Company is entitled to redeem all of the outstanding Rights at a price of $0.01 per Right at any time prior to the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding voting shares of the Company.

     Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

KANSAS BUSINESS COMBINATION ACT

     K N is subject to Sections 17-12,100 et seq. of the Kansas Statutes Annotated (the "K.S.A."), which imposes a three-year moratorium on business combinations between a Kansas corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation has approved either the business combination or the transaction by which the interested stockholder became such; (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock that was outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by management, directors and certain employees stock plans); or (c) on or after the date an interested stockholder becomes such, the business combination is approved by (i) the Board of Directors and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

KANSAS CONTROL SHARE ACQUISITIONS ACT

     K N is also subject to Sections 17-1286 et seq. of the K.S.A. (the "Kansas Control Share Acquisitions Act"), which applies to public corporations incorporated in Kansas that have certain other connections with the state. The Kansas Control Share Acquisitions Act relates principally to the acquisition of "control shares" in such a corporation. Under the Kansas Control Share Acquisitions Act, a control share acquisition is one that, except for the operation of the Act, would raise the acquiring person's voting power in the election of directors of the subject corporation to or above any of three thresholds: one-fifth or more but less than one-third of all voting power; one-third or more but less than a majority of all voting power; and at least a majority of all voting power. Whenever a control share acquisition occurs, the acquiring person has no voting rights with respect to those shares unless both a majority of all outstanding shares and a majority of all such shares excluding all "interested shares" (in general, shares beneficially controlled by the acquiring person or any officer or inside director of the subject corporation) approve the acquisition. If the control shares are accorded voting rights, then dissenters' rights are available under the Kansas Control Share Acquisitions Act to stockholders who did not vote in favor of the control share acquisition and who comply with certain prescribed procedures. If the stockholders vote not to accord voting rights to the control shares, however, then the issuing corporation has a 60-day option to redeem all such shares at market value.

OTHER MATTERS

     The Bank of New York serves as registrar and transfer agent for the Common Stock and for the Class A $5.00 Cumulative Preferred Stock.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock

Purchase Contracts. The Stock Purchase Contracts may be issued separately or as Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units. Certain material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will be discussed in the Prospectus Supplement relating thereto.

                              BOOK-ENTRY ISSUANCE

     Unless otherwise specified in the applicable Prospectus Supplement, The Depositary Trust Company ("DTC") will act as depositary for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

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

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of Securities issued in the form of Global Securities. If less than all of a series of such Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Institutional Trustee, either Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as depositary with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor depositary is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company or, in the case of Preferred Securities, by the Trust to purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Preferred Securities, the Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

     The Company or the Trust, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company or the Trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or the Trust, as applicable, will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company or the Trust, as applicable, and the sale thereof may be made by the Company or the Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or the Trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Trust and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     If so indicated in the applicable Prospectus Supplement, the Company or the Trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or the Trust at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or the Trust, as applicable.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or the Trust, as applicable, to indemnification by the Company or the Trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Preferred Securities will be passed upon on behalf of K N Energy and the Trust by Richards, Layton & Finger P.A., special Delaware counsel to K N Energy and the Trust. The validity of the Trust Debentures, the Guarantee, the Debt Securities and Stock Purchase Contracts and certain matters relating thereto will be passed upon for K N Energy and the Trust by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. The validity of the Common Stock and the Stock Purchase Units will be passed upon by Martha B. Wyrsch, General Counsel of the Company. As of January 29, 1998, Ms. Wyrsch owned 2,553 shares of Common Stock and held options to purchase an additional 32,299 shares of Common Stock. The validity of the Offered Securities will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of K N Energy, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to its Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of MidCon Corp. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to the Current Report on Form 8-K filed with the Commission on January 16, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.